             AS SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION

                                ON APRIL 3, 2000


                                                      REGISTRATION NO. 333-32494

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO


                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                FLONETWORK INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          ONTARIO, CANADA                           573407                             94-322947
    (STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
 OF INCORPORATION OF ORGANIZATION)           CLASSIFICATION CODE)                IDENTIFICATION NUMBER)

                              260 KING STREET EAST
                            TORONTO, ONTARIO, CANADA
                                    M5A 1K3
                                 (416) 369-1100
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                  REGINA BRADY
                              FLONETWORK US, INC.
                             391 EAST PUTNAM AVENUE
                        COS COB, CONNECTICUT 06807-2501
                                 (203) 552-6841
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

JOHN A. BURGESS, ESQ.    CHRISTOPHER A. HEWAT, ESQ.      KEVIN J. LAVIN, ESQ.          JOHN STEVENS, ESQ.
  HALE AND DORR LLP     BLAKE, CASSELS & GRAYDON LLP      BROBECK, PHLEGER &      OSLER, HOSKIN & HARCOURT LLP
   60 STATE STREET      BOX 25, COMMERCE COURT WEST          HARRISON LLP            1 FIRST CANADIAN PLACE
BOSTON, MASSACHUSETTS         TORONTO, ONTARIO         701 PENNSYLVANIA AVE., NW        TORONTO, ONTARIO
        02109                  CANADA M5L 1A9                  SUITE 220                 CANADA M5X 1B8
   (617) 526-6000              (416) 863-2400            WASHINGTON, DC 20004            (416) 862-6666
                                                            (202) 220-6000

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED APRIL 3, 2000


PROSPECTUS

                                3,750,000 SHARES

                               [FLONETWORK LOGO]

                                 COMMON SHARES

     This is an initial public offering of our common shares. We expect that the public offering price of our common shares will be between $10.00 and $12.00 per share.

     We have applied to have our common shares approved for quotation and trading on the Nasdaq National Market under the symbol "FNWK."

     OUR BUSINESS INVOLVES SIGNIFICANT RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           -------------------------

                                                              PER SHARE       TOTAL
Public offering price.......................................  $            $
Underwriting discounts and commissions......................  $            $
Proceeds, before expenses, to FloNetwork....................  $            $

     The underwriters may also purchase up to an additional 562,500 of common shares from us to cover over-allotments.

     The underwriters expect to deliver the shares against payment in New York,
New York on                , 2000.

                           -------------------------

SG COWEN
                          PRUDENTIAL VOLPE TECHNOLOGY
                        A UNIT OF PRUDENTIAL SECURITIES

                                                         WILLIAM BLAIR & COMPANY

             , 2000

Description of inside front cover:

Centered at the top of the page is the heading "flonetwork," with the letters "flo" in orange and the remaining letters in black. Under this heading is the phrase "the future of direct marketing" in gray.

In the center of the page are four computer screen shots. Beneath the screen shots is a stick figure sitting at a desk working at a computer. Below the stick figure is the text "The clients identified in the screenshots above represent our four largest clients based on number of e-mails deployed for the five months ended December 31, 1999. Each accounted for between 2% and 17% of our total revenue for the five months ended December 31, 1999." Coming from the rear of the computer is a blue line with the words "Permission-based e-mail communications" in white. Above the blue line are three images of envelopes. Above the three envelopes are the words "Promotions & Discounts," "Newsletters" and "Product Releases." Below the blue line are also three images of envelopes. Below the three envelopes are the words "Advertising & Marketing," "Alerts & Reminders" and "Market Research."

Description of two-page graphical foldout:

This two-page layout has a heading flush right in gray, reading "the future of direct marketing." Beneath this heading is an orange line that runs horizontally across the page. Beneath this line is the heading "flonetwork." This heading is flush left, with the letters "flo" in orange and the remaining letters in black.

Underneath these headings is a large box containing seven smaller boxes in a horizontal line. Above these boxes is the heading "FloNetwork Technology & Services" in orange. Each box contains an image and has text at the bottom. The first box features a stick figure examining a poster of a rocket. The text at the bottom of this box reads "(1) DESIGN." The second box features a stick figure applying a blow torch to the base of a rocket. The text at the bottom reads "(2) BUILD." The third box features a stick figure holding a remote control and has a rocket taking off in the background. The text at the bottom reads "TEST (3)." The fourth box features a stick figure standing behind a podium and waving. The text at the bottom reads "(4) DEPLOY." The fifth box depicts a stick figure looking at a radar screen. The text at the bottom reads "(5) TRACK." The sixth box features a stick figure reading a data printout. The text at the bottom reads "(6) REPORT." The seventh box features three stick figures sitting at a table observing a fourth stick figure giving a presentation. The text at the bottom reads "(7) ANALYZE." Underneath these boxes is a series of connected images. From left to right, the images are as follows. The first image consists of two screen monitors featuring stick figures. The first television monitor reads "E-marketing Services Consulting." The second reads "Client Services & Support." The monitors are connected to an image of a stick figure wearing a hat and carrying a pitchfork. Under this image is the text "FloServer Farms." Connected to this image is an image of a stick figure manipulating the controls of a machine. Under this image is the text "Database Warehouse & Network." Connected to this image is an image of a flying stick figure carrying an envelope. Above this image is the text "High Speed Internet Connection." Originating from the large box are four images. The first image is connected by an orange line to the right hand side of the large box. This image consists of three computer screen shots tiled diagonally and a vertical list reading "Trackable Behaviors," "View Message," "Click-Through," "Request Info," "Buy Product," "Pass-Along" and "Unsubscribe." Above this image is the heading "Tracking & Reporting."

The second image is connected by an orange line to the lower right hand corner of the large box. This image is of an envelope. Next to the image is the text "Secure, Reliable, High-Volume E-mail Messaging."

The third image is connected by an orange line to the base of the large box. This image is an orange cloud with the text "Internet" inside the cloud in black.

The fourth image is connected to the third image by an orange line and sits to the left of the third image. This image consists of a stick figure sitting at a desk working on a computer. Above the image is the text "Direct Client Access to FloNetwork Technology & Services through the Internet."

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................     1
Risk Factors........................     6
Use of Proceeds.....................    19
Dividend Policy.....................    19
Presentation of Financial
  Information.......................    19
Exchange Rate Information...........    20
Forward-Looking Statements; Market
  Data..............................    20
Capitalization......................    21
Dilution............................    23
Selected Consolidated Financial
  Data..............................    24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................    26
Business............................    35


                                      PAGE
                                      ----
Management..........................    51
Principal Shareholders..............    60
Related Transactions................    63
Description of Share Capital........    65
Shares Eligible for Future Sale.....    68
Income Tax Consequences.............    70
Underwriting........................    75
Legal Matters.......................    77
Experts.............................    77
Where You Can Find More
  Information.......................    77
Index to Consolidated Financial
  Statements........................   F-1


                            ------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON SHARES.

                            ------------------------

     Until              , 2000, which is 25 days after the date of this
prospectus, all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                            ------------------------

     flonetwork(TM) is our trademark. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                               PROSPECTUS SUMMARY

     The following is a summary of key aspects of this offering. You should carefully read the more detailed information contained elsewhere in this prospectus, including the consolidated financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading "Risk Factors."

                                FLONETWORK INC.

     We provide Internet direct marketing and communications services. Our technology infrastructure, software and services enable businesses to market to and communicate with their customers through personalized and targeted e-mail messaging campaigns. Our clients access our technology and services, and retain control of their e-mail campaigns, through the Internet. Our technology platform is comprised of specialized hardware and software applications which we host for clients who wish to outsource any or all aspects of e-mail messaging. We also provide our clients with a full range of Internet direct marketing and communications services, or e-marketing services, on an outsourced basis to assist our clients in the development, execution and assessment of their e-mail campaigns.

     Currently, we manage all aspects of permission-based e-mail messaging campaigns, including designing the campaigns, building and managing e-mail address lists, testing and deploying the campaigns and tracking, reporting and analyzing the results. Permission-based e-mail involves sending e-mails to individuals who have given their prior consent by subscribing to receive e-mails on specific topics. Our objective is to broaden our e-mail messaging services and to develop other hosted direct marketing applications and services over the Internet.


     According to Forrester Research, total Internet marketing and advertising expenditures in the United States will increase from $2.8 billion in 1999 to $22.2 billion in 2004. We believe that a growing portion of these total expenditures will be devoted to e-mail marketing because of the perceived cost savings of e-mail marketing relative to traditional marketing methods and the perceived effectiveness of e-mail marketing relative to other forms of Internet marketing and Internet banner advertising. According to Forrester Research, the market for e-mail marketing services will grow from $156.4 million in 1999 to $4.8 billion in 2004. We believe that, as businesses rely more on e-mail messaging to communicate with and market to existing and potential customers, the costs and resources required to implement e-mail communication systems in-house will lead many companies to seek an outsourced solution to their e-mail messaging needs.


     We have provided e-mail messaging services to over 100 clients since May 1998 when we began offering these services. To date, we have targeted clients in the electronic publishing, or e-publishing, and electronic business, or e-business, market segments because of their e-mail volume potential, the range of e-mail services they require and their desire to outsource their e-mail messaging needs. Our five largest clients based on volume of e-mails deployed in the five months ended December 31, 1999 were CNET, barnesandnoble.com, Continental Airlines, LowestFare.com and iPrint.com.

     Our e-mail messaging services provide our clients with the following benefits:

     Lower Cost of Ownership and Quicker Time to Market. By outsourcing their e-mail messaging functions to us, our clients eliminate the need to lease, buy and continually upgrade bandwidth, hardware and software, and recruit and retain systems engineers and skilled personnel to run and monitor their e-mail messaging systems and campaigns. This also reduces the time it takes our clients to begin their e-mail campaign deployment.

     Reliable and Scalable High Volume Deployment. We have developed a network of specialized servers and software, which have been engineered to handle high volumes of personalized and trackable e-mail messages. This network has been designed to be reliable and secure and easily-scaled to handle large volumes of e-mail messages.

     Web-based Client Control. Our clients have access to our technology infrastructure, software and services through the Internet, seven days a week, 24 hours a day, giving them control over their e-mail messaging campaigns by enabling them to organize their campaigns, compose messages, personalize messages, choose the time and pace of delivery, perform test campaigns and evaluate reports while the campaign is being executed.

     Personalization and Targeting. Our services enable our clients to personalize messages to the needs and interests of particular recipients. Our tracking capabilities enable us to collect data on customer behavior and response rates and create a database of customer value information. This assists our clients in more effectively targeting their audiences and evaluating the effectiveness of their campaigns.

     Instantaneous Reporting. Our continuously updated Internet-based reports enable our clients to quickly evaluate the effectiveness of a campaign and to make immediate adjustments to the campaign during execution. These reports provide transactional and response statistics which allow our clients to identify their most active customers and prospects.


     We were incorporated in Toronto, Ontario in August 1993 under the name Media Synergy Inc. and in November 1999 changed our name to FloNetwork Inc. Our initial business involved the development, sale and licensing of multimedia consumer software products. In 1998, we began developing and selling e-mail messaging software applications and services. In January 1999, we discontinued the development, sale and licensing of our multimedia consumer software products and adopted a business strategy to offer e-mail messaging services over a hosted technology platform. Our decision to shift our business focus to e-mail messaging services was based on the size of the potential market for e-mail messaging services, as well as our belief that we could more quickly and easily scale our business in the e-mail messaging services market as compared to the multimedia consumer software products market. Since we shifted our focus to the e-mail messaging services business, our percentage of revenue derived from e-mail messaging has increased from 42.1% of our total revenue for the five month period ended December 31, 1998, to 99.8% for the five month period ended December 31, 1999.



     We operate in a highly competitive market. We have recently adopted our new business model and have a limited operating history based on that model. We have a history of losses including losses of approximately $2.1 million for the year ended July 31, 1999 and $2.1 million for the five month period ended December 31, 1999, and, as of December 31, 1999, had an accumulated deficit of approximately $6.0 million. During the five months ended December 31, 1999, our two largest customers accounted for 27.3% of our revenue. Our executive officers and directors and their respective affiliates will own approximately 52.5% of our common shares after this offering.


     Our executive offices are located at 260 King Street East, Toronto, Ontario, Canada, M5A 1K3, and our telephone number at that location is (416) 369-1100. Our web site address is www.flonetwork.com. Information contained on our web site is not a part of this prospectus.

                                  THE OFFERING

Common shares offered by
FloNetwork.........................    3,750,000 shares

Common shares to be outstanding
after this offering................    16,648,977 shares

Use of proceeds....................    For general corporate purposes, including
                                       sales and marketing expansion, research
                                       and development activities, capital
                                       expenditures and working capital and
                                       possible acquisitions. See "Use of
                                       Proceeds."

Ownership of common shares by our
executive officers and directors
  and their respective affiliates
  after this offering..............    52.5%

Proposed Nasdaq National Market
symbol.............................    FNWK

     The number of common shares to be outstanding after this offering is based on the number of common shares outstanding as of December 31, 1999, which was 12,898,977, after giving effect to:

     - the conversion upon the consummation of this offering of our outstanding class A preferred shares, class B preferred shares, class C preferred shares and class D preferred shares into an aggregate of 5,011,134 common shares (assuming an initial public offering price of $11.00 per share);

     - the issuance of 800,000 common shares concurrent with the consummation of this offering upon the exercise of warrants outstanding as of December 31, 1999, at a weighted-average exercise price of approximately $0.85 per share;

     - the issuance of 874,870 common shares concurrent with the consummation of this offering upon the exercise of an option pursuant to an Option Agreement held by CNET, Inc. dated September 15, 1999 at a price of approximately $6.23 per share (assuming an initial public offering price of $11.00 per share); and

     - a 1-for-5 reverse split of our common shares to be effected prior to the consummation of this offering.

     The number of common shares to be outstanding after this offering does not include 1,723,302 common shares issuable upon the exercise of options outstanding as of December 31, 1999 at a weighted-average exercise price of approximately $1.54 per share, and an additional 1,427,336 common shares available for issuance under our share incentive plan and employee share purchase plan.
                            ------------------------

                   ASSUMPTIONS THAT APPLY TO THIS PROSPECTUS

     This offering is for 3,750,000 shares. The underwriters have a 30-day option to purchase up to 562,500 additional shares from us to cover over-allotments. Some of the disclosures in this prospectus would be different if the underwriters exercise their over-allotment option.

     Except as otherwise noted, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.
                            ------------------------

     All references in this prospectus to "we," "us," "ours" and "FloNetwork" are intended to include FloNetwork Inc., FloNetwork US, Inc., our wholly-owned subsidiary, and their predecessor businesses and entities.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following tables summarize our consolidated financial data. For a more detailed explanation of our financial condition and operating results, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the more detailed consolidated financial statements and notes included elsewhere in this prospectus.

                                                                            FIVE MONTHS ENDED
                                              YEAR ENDED JULY 31,              DECEMBER 31,
                                          ----------------------------   ------------------------
                                           1997     1998       1999         1998          1999
                                          ------   ------   ----------   -----------   ----------
                                                                         (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenue:
  E-mail service revenue................  $   --   $   14   $      431     $   93      $    1,194
  License and software revenue(1).......   1,155      734          346        129               2
                                          ------   ------   ----------     ------      ----------
                                           1,155      748          777        222           1,196
E-mail service cost of revenues.........      --       --          331         82             741
  Total operating expenses..............   1,306    1,527        2,597        857           2,629
Net loss attributable to common
  shareholders..........................  $ (174)  $ (811)  $   (2,429)    $ (768)     $   (2,384)
                                          ======   ======   ==========     ======      ==========
Net loss per common share:
  Basic and diluted.....................  $(0.05)  $(0.22)  $    (0.66)    $(0.21)     $    (0.58)
                                          ======   ======   ==========     ======      ==========
  Weighted average shares outstanding...   3,672    3,672        3,672      3,672           4,079
                                          ------   ------   ----------     ------      ----------

Pro forma net loss per common share:
  Basic and diluted.....................                    $    (0.65)                $    (0.25)
                                                            ==========                 ==========
  Weighted average shares outstanding...                         7,533                      8,543
                                                            ----------                 ----------

---------------
(1) Costs related to the sale and licensing of our discontinued multimedia consumer software products are operational in nature and were included in sales and marketing expenses during the periods we generated revenue from this business. These costs consisted primarily of nominal expenditures related to the printing, shipping and distribution of our multimedia consumer software products.

     The following table is a summary of our balance sheet at December 31, 1999:

     - on an actual basis after giving effect to a 1-for-5 reverse split of our common shares to be effected prior to the consummation of this offering;

     - on a pro forma basis to give effect to (1) the conversion upon the consummation of this offering of our outstanding class A, B, C and D preferred shares into an aggregate of 5,011,134 common shares (assuming an initial public offering price of $11.00 per share), (2) the issuance of 800,000 common shares concurrent with the consummation of this offering upon the exercise of warrants outstanding as of December 31, 1999 at a weighted average exercise price of approximately $0.85 per share and the receipt of net proceeds of $678,670 from the sale thereof, and (3) the issuance of 874,870 common shares concurrent with the consummation of this offering upon the exercise of an option pursuant to an Option Agreement held by CNET dated September 15, 1999 at a price of approximately $6.23 per share and the receipt of net proceeds of approximately $5.4 million from the sale thereof (assuming an initial public offering price of $11.00 per share); and

     - on a pro forma basis to give effect to the sale of 3,750,000 common shares in this offering at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds from the sale.

                                                                 DECEMBER 31, 1999
                                                        -----------------------------------
                                                                                 PRO FORMA
                                                        ACTUAL     PRO FORMA    AS ADJUSTED
                                                        -------    ---------    -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.............................  $13,538     $19,669       $57,032
Working capital.......................................   12,507      18,638        56,345
Total assets..........................................   17,005      23,136        60,154
Redeemable convertible class A preferred shares.......    1,369          --            --
Total shareholders' equity............................   13,507      21,007        58,370

                                  RISK FACTORS

     You should consider carefully the following risks before you decide to buy our common shares. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer and the trading price of our common shares could decline, and you could lose all or part of the money you paid to buy our common shares.

                       RISKS ASSOCIATED WITH OUR BUSINESS

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE BEEN OPERATING UNDER OUR NEW BUSINESS MODEL SINCE JANUARY 1999.


     Our operating history as an Internet direct marketing and communications services provider is limited. From our inception in August 1993 through January 1999, our activities consisted primarily of the development, sale and licensing of multimedia consumer software products. However, in 1998, we identified the e-mail messaging opportunity and began developing e-mail messaging software applications and services. In November 1998, we completed the development of version 1.0 of this software, and, in January 1999, adopted a business strategy to offer this software application on a hosted basis. During the five month period ended December 31, 1998, we derived 42% of our revenue from the e-mail messaging software applications and services. We have since focused our efforts on implementing and developing the technology to execute our current business strategy, and have discontinued the development, sale and licensing of our multimedia consumer software products. Our decision to shift our business focus to e-mail messaging services was based on the size of the potential market for e-mail messaging services, as well as our belief that we could more quickly and easily scale our business in the e-mail messaging services market as compared to the multimedia consumer software products market. Because our operating history in this area is limited, our business is difficult to evaluate. You must consider the challenges, risks and difficulties frequently encountered by companies using new and unproven business models in new and rapidly evolving markets. We cannot be certain that our business will be successful or that we will successfully address these and other challenges, risks and uncertainties.


WE HAVE A HISTORY OF LOSSES, WE EXPECT CONTINUING LOSSES AND WE MAY NEVER ACHIEVE PROFITABILITY.

     We have not generated enough revenue to cover the amounts we have spent to create, launch and enhance our products and services. Our operating costs have exceeded our revenue in all quarters since our inception. We incurred net losses of approximately $6.0 million from August 4, 1993, the date of our inception, through December 31, 1999.

     We have invested heavily in technology and infrastructure development. In order to continue to expand our business, we expect to continue to invest heavily in technology and infrastructure development, including between $5.0 million and $10.0 million of the net proceeds of this offering for the expansion of our e-mail deployment and client service infrastructure. We also plan to devote a substantial portion of our financial and other resources to expand our sales and marketing organizations, including between $10.0 million and $15.0 million of the net proceeds of this offering, and to expand our research and development activities, including between $3.0 million and $5.0 million of the net proceeds of this offering. We expect that our cost of revenues, sales and marketing expenses, general and administrative expenses and research and development expenses will continue to increase in absolute dollars over previous levels and may increase as a percentage of revenue. As a result, we expect to incur net losses and negative operating cash flow for the foreseeable future. If we do not generate enough revenue to cover the amounts we spend, we may never become profitable. In addition, if we do not achieve or sustain profitability in the future, we may be unable to continue our operations.

OUTSOURCED E-MAIL MESSAGING SERVICES MAY NOT ACHIEVE BROAD MARKET ACCEPTANCE OR MARKET ACCEPTANCE MAY BE SLOWER THAN ANTICIPATED.

     We anticipate that virtually all of our revenue and growth in the foreseeable future will come from sales of our e-mail messaging services. Broad market acceptance of these services is, therefore, critical to our future financial performance. The market for outsourced e-mail messaging services is new and rapidly evolving. If sufficient demand for our services does not develop, we may not generate sufficient revenue to offset our costs and we may never become profitable.

     Our current and planned services are very different from the traditional advertising, direct mail and information distribution methods that our clients have historically used to attract new customers and to maintain and enhance customer relationships. Businesses that have already invested substantial resources in traditional or other methods of marketing and communications may be reluctant to adopt new marketing strategies and methods. Consumers may also be reluctant to alter established patterns of purchasing goods and services. These factors may limit market acceptance of our existing and planned services, which will depend on the acceptance and use of permission-based e-mail messaging solutions.

WE MAY FAIL TO DEVELOP OR ENHANCE E-MAIL MESSAGING SERVICES.

     We are developing and enhancing our e-mail messaging services to meet the needs of our clients for customer acquisition, data management, customer service, campaign management, personalization and content management. If we fail to develop or enhance these services, we could lag behind our competitors in the e-mail messaging business.

INTENSE COMPETITION EXISTS IN THE MARKET FOR E-MAIL MESSAGING SERVICES AND WE EXPECT COMPETITION TO CONTINUE TO INTENSIFY.

     Competition in the Internet direct marketing and communications services industry and the e-mail messaging services industry is intense. If we do not respond successfully to competitive pressures, we could lose market share. Our ability to compete successfully in this market depends upon many factors within and beyond our control, including:

     - the performance, reliability, ease of use and price of services that we or our competitors offer;

     - market acceptance of outsourced, permission-based e-mail messaging systems as compared to internally developed or site specific software and hardware solutions;

     - expanding the capacity of our technology infrastructure as our clients' needs grow;

     - timeliness and market acceptance of new services and enhancements to existing services introduced by us or our competitors;

     - consolidation among our existing clients, potential clients and competitors;

     - sales and marketing efforts by us or our competitors; and

     - client service and support efforts by us or our competitors.

     An increasing number of companies are entering our market. The market for e-mail messaging services is still evolving and is subject to intense competition as companies attempt to establish a market presence.

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

     We compete with the information technology departments of current and prospective clients who use in-house e-mail systems to manage and deliver e-mail messaging campaigns. We also compete with companies providing outsourced solutions including e-mail distribution list management, reporting and bounce processing, e-mail consulting and campaign analysis. We compete directly with e-mail service providers such as Digital Impact, Inc., Exactis.com, Inc., MessageMedia, Inc., Post Communications, Inc. and Responsys.com, Inc. A number of e-mail service providers also offer customers the ability to purchase or license software to internally handle their own e-mail marketing programs. A number of other companies from related market segments could enter our market, including banner ad networks, e-mail list brokers, Internet advertising and direct marketing agencies, corporate e-mail services providers, Internet service providers, or ISPs, and inbound e-mail management companies.

     Many of our competitors have greater financial, marketing and other resources than we have. We have in the past been and may in the future be forced to reduce the prices of our services in order to compete, which could materially and adversely affect our net revenue and gross margins. Additionally, our competitors may develop or provide services that are superior to ours or that achieve greater market acceptance. We expect competition to persist and to intensify. Barriers to entry of this market are insubstantial and we may face substantial and growing competitive pressures from companies in both the United States and Canada or abroad.

     We have generally entered into contracts with our clients for terms of one to two years. Under these contracts, we commit to meet specified capacity and campaign delivery standards for delivering our clients' e-mails on a fixed price basis. However, these contracts generally do not provide for any minimum usage commitment by our clients, nor do they provide for any penalty in the event that our clients terminate the contract early. Our client contracts generally can be terminated by clients on short notice. Accordingly, these contracts do not constitute a significant barrier to our competitors' ability to acquire our clients' business.

WE DERIVED 27.5% OF OUR REVENUE FROM TWO CLIENTS DURING THE FIVE-MONTH PERIOD ENDED DECEMBER 31, 1999.

     A small number of clients account for a large portion of our revenue. If we lose existing clients and do not replace them with new clients, our revenue will decrease. For the five months ended December 31, 1999, we received approximately 17.0% of our revenue from the sale of e-mail messaging services to CNET, Inc. and approximately 10.5% of our revenue from the sale of e-mail messaging services to barnesandnoble.com (under a contract with Impower). Our reliance on a small number of clients could cause our revenue and profitability to fluctuate from quarter to quarter based on the timing of the signing and expiration of contracts. The loss of a major client could harm our business.

IF WE CANNOT EFFECTIVELY MANAGE THE ANTICIPATED EXPANSION OF OUR OPERATIONS AND AUGMENT OUR TECHNICAL INFRASTRUCTURE, WE MAY NOT BE ABLE TO GROW OUR BUSINESS.

     In order to grow, we intend to rapidly expand our operations, including our sales and marketing organizations and our client service infrastructure, and augment our technical infrastructure. This growth will place a significant strain on our managerial, operational and financial resources. We may not be able to manage effectively expansion of our operations and our technical infrastructure may not be adequate to support our operations. Failure to effectively manage this expansion could result in service disruptions and a loss of competitive position and could adversely affect our ability to grow our business.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN ORDER TO FUND OUR OPERATIONS, DEVELOP NEW OR ENHANCED SERVICES AND RESPOND TO COMPETITIVE PRESSURES.

     We may need to raise additional funds through the public or private sale of our equity or debt securities or from other sources for the following purposes:

     - to fund our operations;

     - to develop new or enhanced services; or

     - to respond to competitive pressures.

     We cannot assure you that additional funds will be available when we need them, or that if funds are available, they will be available on terms favorable to us or our shareholders. If we are not able to obtain sufficient funds or if adequate funds are not available on terms acceptable to us, we may not be able to develop or enhance our services. A lack of sufficient funds could also prevent us from taking advantage of market opportunities or being able to respond to competitive pressures. Any of these results could have a material adverse effect on our business, financial condition and results of operations.


     Our need to raise additional funds could also directly and adversely affect your investment in FloNetwork in another way. When a company raises funds by issuing common shares, the percentage ownership of the existing shareholders of that company is reduced and diluted. Although we currently have no plans to conduct an additional public offering of our equity or a private offering of our equity, if we do conduct such an offering in the future by issuing additional common shares, you may experience significant dilution. Additionally, certain types of equity securities that we may issue in the future could have rights, preferences or privileges senior to your rights as a holder of our common shares.


OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE AND MAY NOT MEET MARKET EXPECTATIONS.

     We believe that our operating results are likely to vary significantly from period to period although our limited operating history as a provider of e-mail messaging services is insufficient to predict the existence or magnitude of these variations. These fluctuations may be due to a number of factors, many of which are beyond our control. Some of the factors that may cause fluctuations include the following:

     - the fixed nature of many of our expenses, such as salaries and rent, incurred in advance of revenue based on our expectation of future growth;

     - the loss of a major client or the timing of the implementation of the e-mail messaging campaigns of a major client; and

     - the variability in our sales cycle, historically ranging from one to six months.

     Our revenue for the foreseeable future will remain dependent on the level of e-mail messaging activity and the fees we charge for our services. This future revenue is difficult to forecast. In addition, we plan to increase our operating expenses significantly to increase our sales and marketing operations, to upgrade and enhance our e-mail messaging services and to market and support our services. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenue, then our business, results of operations and financial condition would be materially and adversely affected. This would likely affect the market price of our common shares in a manner which may be unrelated to our long-term operating performance.

     In addition, our operating results will be affected by non-cash charges associated with share-based compensation arrangements with employees. As a result of our grant of options to purchase 823,282 common shares with exercise prices below fair market value, we recorded, in the year ended

December 31, 1999, unearned share-based compensation expense of $933,193 which we are recognizing over the vesting period of the options, which is generally four years.

     Period-to-period comparisons of our operating results are not necessarily indicative of our future operating or financial performance. Due to the factors listed above and other factors, it is likely that our future operating results will at times not meet the expectations of market analysts or investors. If our operating results fail to meet these expectations, the price of our common shares could decline.

SEASONAL TRENDS MAY CAUSE OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON SHARES.

     The traditional direct marketing industry has typically generated lower revenues during the summer months and higher revenues during the calendar year-end months. We believe our business may be affected by similar revenue fluctuations, but our limited operating history is insufficient to predict the existence or magnitude of these fluctuations. If we do experience these fluctuations, market analysts and investors may not be able to predict our quarterly or annual operating results, and if we fail to meet expectations of market analysts or investors, the price of our common shares could decline.

WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS SUCCESSFULLY IF WE LOSE ANY MEMBER OF OUR SENIOR MANAGEMENT TEAM.

     We believe that our success will depend on the continued services of our key senior management personnel, especially Eric Goodwin, our Chief Executive Officer, Paul Chen, our Founder and Chief Technology Officer, Chris Keevill, our President and Chief Operating Officer, Wilson Lee, our Chief Financial Officer, Peter Evans, our Vice President Marketing, Mark Thorburn, our Vice President Operations and Technology, Craig Rennick, our Vice President Sales, and Regina Brady, our Vice President Partners and Strategic Development. The loss of any member of our senior management team could negatively affect our future operating results.

WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS SUCCESSFULLY IF OUR NEWLY FORMED MANAGEMENT TEAM DOES NOT WORK EFFECTIVELY TOGETHER.

     If our management team is unable to work together effectively, our business could be adversely affected. The majority of our executive officers, including Eric Goodwin, our Chief Executive Officer, and Chris Keevill, our President and Chief Operating Officer, have joined us within the past twelve months. Accordingly, our management team has had a limited time to work together and may not be able to work together effectively.

OUR BUSINESS WILL SUFFER IF WE DO NOT ATTRACT AND RETAIN ADDITIONAL HIGHLY SKILLED PERSONNEL.

     In order for us to succeed, we must identify, attract, retain and motivate highly skilled technical, client service and managerial personnel. In particular, our sales model relies on a high level of client service. As we seek to grow our base of clients, we must add additional client service personnel to handle the increased volume of e-mails and campaigns. Failure to retain and attract necessary personnel will limit our ability to provide our service and compete effectively. We plan to expand our operations significantly and we will need to hire additional personnel as our business grows. Competition for qualified personnel is intense. In particular, we have experienced difficulties in hiring and retaining highly skilled technical, client services and managerial personnel due to significant competition for experienced personnel in our market. In 1999, we hired 71 persons and 22 persons terminated their employment with us. In 2000, we expect to hire an additional 100 employees.

OUR FAILURE TO EXPAND OUR SALES AND MARKETING OPERATIONS MAY ADVERSELY AFFECT OUR BUSINESS.

     If we fail to expand our direct and indirect sales and marketing operations substantially, our growth will be limited. We have recently expanded our sales and marketing team from 16 persons on September 30, 1999 to 28 persons on December 31, 1999 and plan to increase our sales and marketing team to over 50 persons by December 31, 2000. We might not be able to hire, train or retain the kind and number of sales and marketing personnel we are targeting because competition for qualified sales and marketing personnel is intense. If we do not effectively expand our sales and marketing channel, or execute our marketing plans, our business and results of operations could suffer.

WE RELY ON INFORMAL RELATIONSHIPS WITH E-MARKETING COMPANIES THAT MAY NOT CONTINUE IN THE FUTURE.

     We have developed relationships with third parties, including Directmedia.com (formerly known as Acxiom Direct Media), Grizzard List Services, The Lake Group, Impower (formerly known as American List Counsel interactive) and other e-marketing companies, that are in a position to influence their customers' marketing strategies and tactics. We rely in part on these parties to market our products and generate leads for our direct sales force. However, most of these relationships are informal and are not exclusive, and the third party generally is not obligated to market our services, provide leads or maintain its relationship with us. If we fail to establish new relationships or maintain existing relationships our business could suffer.

OUR BUSINESS IS SUBJECT TO CURRENCY FLUCTUATIONS THAT CAN ADVERSELY AFFECT OUR OPERATING RESULTS.

     Due to our multinational operations, our business is subject to fluctuations based upon changes in the exchange rates between the currencies in which we collect revenues, primarily the United States dollar, and pay expenses, primarily the Canadian dollar. In particular, a decrease in the value of the United States dollar relative to the Canadian dollar would negatively impact our operating results.

                      RISKS ASSOCIATED WITH OUR TECHNOLOGY

IF WE FAIL TO UPGRADE OUR SYSTEMS AND INFRASTRUCTURE TO CONTINUE TO EXPAND OUR BUSINESS AND TO ACCOMMODATE GROWING E-MAIL VOLUME, WE MAY EXPERIENCE SLOWER RESPONSE TIMES OR SYSTEM FAILURES.

     We must continue to expand our network infrastructure as the number of our clients increases and as our clients' requirements change. If we do not add sufficient capacity and adapt our network infrastructure to handle the growing volume and complexity of e-mail messages, we could suffer slower response times or system failures which could result in the loss of existing clients and the failure to acquire new ones. In the past and prior to the recent expansion of our network, we have occasionally experienced slower response times which have not materially interfered with our business.

     In addition, we may not be able to project the rate or timing of e-mail volume increases accurately or to upgrade our systems and network infrastructure to accommodate future volume levels. As we upgrade our network infrastructure to increase the capacity available to our clients, we may encounter equipment or software incompatibility which may cause delays in implementation. The expansion of our network infrastructure will also require substantial financial, operational and managerial resources. We may not be able to expand or adapt our network infrastructure to meet the additional demands or the changing requirements of our clients in a timely manner or at all.

IF WE DO NOT ADEQUATELY ADDRESS YEAR 2000 ISSUES, WE MAY INCUR SIGNIFICANT COSTS AND OUR BUSINESS COULD SUFFER.

     Failure of our internal computer systems, hardware or software systems maintained by third parties or electronic data that we receive to operate properly with regard to Year 2000 and thereafter could cause systems interruptions or loss of data or could require us to incur significant unanticipated expenses to remedy any problems. Despite the fact that many computer systems are currently processing 21st century dates correctly we could experience latent Year 2000 problems. If we are unable to address any latent Year 2000 compliance issues, or if third party vendors, licensors and providers of hardware, software and services with which we conduct business do not successfully address these issues, we may experience service interruptions and a loss of clients. Presently, we are unable to estimate reasonably the duration and extent of any interruption that may be caused by any latent Year 2000 issues, or to quantify the effect it may have on our future revenue. As of the date of this prospectus, we have not experienced any Year 2000 interruptions or other issues relating to our software, computer technology or services or to the software, computer technology or services of any third parties on which we rely.

WE MAY NOT COMPETE SUCCESSFULLY AND THE VALUE OF YOUR INVESTMENT MAY DECLINE IF WE FAIL TO KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGY AND MARKET CONDITIONS.

     If we do not successfully respond to technological developments in our industry or are unable to respond in a cost-effective manner, we may experience a loss of competitive position and lose market share. We operate in an industry that is characterized by rapid technological change, frequent new service introductions, changing client demands and the emergence of new industry standards and practices that could render our existing services, proprietary technology and systems obsolete. We must continually improve the performance, features and reliability of our services, particularly in response to competitive offerings. Our success depends, in part, on our ability to enhance our existing services and to develop new services, functionality and technology that address the increasingly sophisticated and varied needs of our current and potential clients. Our failure to develop new services could lead to the loss of existing clients. The development of our technology and necessary service enhancements may entail significant technical and business risks and may require substantial expenditures and lead-time. We may not be able to keep pace with the latest technological developments or adapt our services to client requirements or emerging industry standards.

IF WE ENCOUNTER SYSTEM FAILURE, WE MAY NOT BE ABLE TO PROVIDE ADEQUATE SERVICE TO OUR CLIENTS AND OUR BUSINESS AND REPUTATION COULD BE DAMAGED.

     Our ability to send e-mail messages successfully and provide acceptable levels of client service largely depends on the efficient and uninterrupted operation of our computer and communications hardware and network systems. All of our data centers are located in or near Toronto, Ontario. As a result, if there were to be a natural disaster affecting the Toronto area, our communications systems could be disrupted and our business and reputation could be harmed. We may not be able to relocate quickly under those circumstances.

     Our clients have experienced some short-term interruptions in our e-mail messaging services in the past due to network outages and internal system failures which have slowed or delayed those clients' e-mail messaging campaigns. Similar interruptions may occur from time to time in the future. Our revenue depends on the number of clients who use our e-mail messaging services and the number of e-mails we send. Our business will suffer if we experience frequent or long-term system interruptions that result in the unavailability or reduced performance of our systems or networks or that reduce our ability to provide e-mail messaging services. Our systems and operations are also vulnerable to damage or interruption from fire, flood, earthquake, power loss, telecommunications failure, physical break-ins and similar events. If any of these events occur, our business, results of operations and financial condition could be adversely affected.

UNKNOWN SOFTWARE DEFECTS OR COMPUTER VIRUSES COULD DISRUPT OUR SERVICES, WHICH COULD HARM OUR BUSINESS AND REPUTATION.

     Our service offerings depend on complex software, which is both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. We also run the risk of having computer viruses infect our systems or the systems of our clients. These defects and computer viruses could cause service interruptions which could damage our reputation, increase our service costs, cause us to lose revenue, delay market acceptance and divert our development resources. Although we test the software in our network infrastructure, we may not discover software defects or computer viruses that affect current or planned services or enhancements until after they are deployed. Any unplanned interruption of services as a result of software defects, computer viruses or otherwise may adversely affect our ability to attract and retain clients and could damage our reputation.

IF OUR SECURITY SYSTEM IS BREACHED, OUR BUSINESS AND REPUTATION COULD SUFFER.

     We currently retain highly confidential client information in secure database servers. We cannot assure you, however, that we will be able to prevent unauthorized individuals from gaining access to these database servers. If any compromise or breach of security were to occur, it could harm our reputation and expose us to possible liability. Any unauthorized access to our database servers could result in the misappropriation of confidential client information or cause interruptions in our services. It is also possible that one of our employees could attempt to misuse confidential client information, exposing us to liability. In addition, our reputation may be harmed if we lose client information maintained in our database servers due to systems interruptions or other events.

OUR DATA CENTERS ARE LOCATED AT FACILITIES PROVIDED BY THIRD PARTIES, AND IF THESE PARTIES ARE UNABLE TO PROTECT OUR DATA CENTERS ADEQUATELY, OUR REPUTATION MAY BE ADVERSELY AFFECTED AND OUR RELATIONSHIP WITH OUR CLIENTS MAY BE HARMED.

     Our data centers, which are critical to our ongoing operations, are located at three facilities operated by third parties. One facility is operated by UUNet Canada Inc. and is located in Toronto, Ontario. The second facility is operated by Teleglobe Communication Services Inc. and is located in Scarborough, Ontario. The third facility is operated by RACO Remote Access Company, Limited and is located in Toronto, Ontario. We rely on these parties to house our servers, set up the required technology and provide Internet access. Our operations depend on the ability of these parties to protect our data centers from technological problems, system interruptions, computer viruses, physical damage, theft, vandalism and other negative events. If these parties are unable to protect our data centers adequately and our ability to deliver our services is interrupted, our reputation may be adversely affected and our relationship with our clients may be harmed.

OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT OUR COMPETITIVE POSITION.

     The misappropriation of our proprietary rights could harm our competitive position and adversely affect our profitability. Trademarks, service marks, trade secrets, copyrights and other proprietary rights, including our trademark flonetwork(TM) and copyrights covering our software, are important to our success and competitive position. Our efforts to protect our proprietary rights in this intellectual property may be inadequate. Policing unauthorized use of our intellectual property is difficult, and existing trade secret, copyright and trademark laws offer only limited protection. Further, effective trademark, copyright and trade secret protection may not be available in every country in which our services are made available, or the expense of pursuing this protection may be prohibitive. Finally, if we resort to legal proceedings to enforce our proprietary rights, the proceedings could be burdensome and expensive and the outcome could be uncertain.

OUR PROPRIETARY TECHNOLOGY MAY BE SUBJECT TO INFRINGEMENT CLAIMS WHICH COULD HARM OUR BUSINESS.

     There is a substantial risk of litigation regarding intellectual property rights in our industry. A successful claim against us of infringement with respect to our products or technology and our failure or inability to license the infringed or similar technology could harm our business. From time to time, third parties have asserted and may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are used in our business. We expect that our products may be increasingly subject to third-party infringement claims as the number of our competitors grows. We cannot be certain that third parties will not make future claims. Any claims, with or without merit, could:

     - be time consuming to defend;

     - result in costly litigation;

     - divert management's attention and resources;

     - cause delays in delivering services;

     - require the payment of monetary damages which may be tripled if the infringement is found to be willful;

     - result in an injunction which would prohibit us from offering a particular service; or

     - require us to enter into royalty or licensing agreements, which if required, may not be available on acceptable terms, if at all.

                       RISKS ASSOCIATED WITH THE INTERNET

OUR BUSINESS WILL SUFFER AND THE VALUE OF YOUR INVESTMENT WILL DECLINE IF THE INTERNET DOES NOT ACHIEVE CONTINUING, WIDESPREAD ACCEPTANCE AS A MARKETING AND COMMUNICATIONS MEDIUM.

     Our future success will depend substantially upon our assumption that the Internet will continue to evolve as an attractive platform for marketing and communications applications. Most businesses and consumers have only limited experience with the Internet as a marketing and communications medium. Our revenue and profitability will be adversely affected if the Internet does not achieve continuing, widespread acceptance as a marketing and communications medium.

THE INTERNET INFRASTRUCTURE MAY NOT BE VIABLE OR CONTINUE TO GROW, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS.

     Our success is largely dependent upon the viability and continued growth of the Internet infrastructure. We depend on the Internet infrastructure to provide the performance, capacity and reliability needed to support the growth of the Internet. If the Internet infrastructure fails to support the growth of the Internet, our business and results of operations would be adversely affected. There have been regular failures in the Internet infrastructure, and there are likely to be more in the future, which may undermine our potential clients' confidence in the Internet as a viable commercial medium. If the Internet continues to experience an increase in users, an increase in frequency of use or an increase in the capacity requirements of users, we cannot assure you that the Internet infrastructure will be able to support the demands placed upon it. Any actual or perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new technology required to accommodate increased levels of Internet activity or due to increased government regulation. Changes in, or insufficient availability of, telecommunications services to support the Internet could result in slower response times and could hamper the use of the Internet generally. Even if the required infrastructure, standards, protocols and complementary products, services and facilities are developed, we may be required to spend heavily to adapt our solutions to emerging technologies.

WE DEPEND HEAVILY ON THIRD PARTIES TO PROVIDE US WITH INTERNET AND RELATED TELECOMMUNICATIONS SERVICES.

     We depend heavily on our third party providers of Internet and related telecommunications services. Any interruption by our Internet and telecommunications service providers would likely disrupt the operation of our e-mail messaging services, causing a loss of revenue and a potential loss of clients. In the past, we have experienced disruptions and delays in our e-mail messaging services due to service disruption from those providers. These companies may be unable to provide services to us without disruptions, at the current cost or at all. The costs associated with a transition to a new service provider would be substantial. We would have to reroute our computer systems and telecommunications infrastructure to accommodate a new service provider. This process would be both expensive and time consuming.

WE MAY HAVE LIABILITY FOR INTERNET CONTENT AND WE MAY NOT HAVE ADEQUATE LIABILITY INSURANCE.

     As a provider of e-mail messaging services, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted by e-mail. We do not and cannot screen all of the content generated by our users and we could be exposed to liability with respect to this content. Furthermore, some foreign governments have enacted laws and regulations related to content distributed over the Internet that are stricter than those currently in place in the United States and Canada.

     Any imposition of liability, particularly liability that is not covered by our insurance or is in excess of our insurance coverage, could harm our reputation and our operating results or could result in the imposition of criminal penalties. Although we carry general liability and umbrella liability insurance, our insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. A single claim or multiple claims, if successfully asserted against us, could exceed the total of our coverage limits or may not qualify for coverage under our insurance policies as a result of coverage exclusions that are contained within these policies. In this case, we may need to use capital contributed by our shareholders to settle claims.

WE MAY LOSE CLIENTS AND OUR REPUTATION MAY SUFFER IF OUR E-MAIL MESSAGING CAMPAIGNS ARE IDENTIFIED AS SPAM.

     If we fail in our attempts to prevent the distribution of unsolicited bulk e-mail, or spam, through our system, our business and reputation may be harmed. Our ability to avoid the delivery of spam is dependent, in part, on the accuracy of the lists of permission-based e-mail addresses and support documentation provided to us by our clients. Additionally, spam may contain false e-mail addresses or be generated by the use of false e-mail addresses. Our reputation may be harmed if e-mail addresses with our domain names are used in this manner. If we develop a reputation for spamming, or if ISPs receive a large number of complaints regarding our e-mail messaging campaigns, ISPs may refuse to do business with us or anti-spam advocates may target us. Any of these events may cause clients to become dissatisfied with our services and terminate their use of our services.

IF THE DELIVERY OF OUR E-MAILS IS LIMITED OR BLOCKED, THEN OUR CLIENTS MAY DISCONTINUE THEIR USE OF OUR SERVICES.

     Our business model relies on our ability to deliver e-mails to recipients over the Internet through ISPs and to recipients in major corporations. America Online, commonly referred to as AOL, and other ISPs are able to block unwanted messages to their users. Although, to our knowledge, our e-mail messages have never been ultimately identified as spam, we have had instances where our messages have been temporarily blocked by ISPs at different times, and in one instance our e-mails were deleted by AOL, because of the high volume of e-mail. In those instances, we have been able to remove the temporary block promptly and successfully by advising the ISP that the e-mails were delivered by us and were permission-based. We were subsequently able to deploy the e-mail messaging campaigns through these ISPs. As the volume of e-mail messages being delivered increases, ISPs may be more likely to block or slow down e-mails to conserve their capacity and manage network traffic. If these companies limit or halt the delivery of our e-mails, then our clients may discontinue their use of our services.

INCREASED GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES MAY IMPAIR THE GROWTH OF THE INTERNET AND DECREASE DEMAND FOR OUR SERVICES OR INCREASE OUR COST OF DOING BUSINESS.

     Although there are currently few laws and regulations directly applicable to the Internet and commercial e-mail messaging services, the adoption of additional laws or regulations may impair the growth of our business and the Internet which could decrease the demand for our services and increase our cost of doing business. A number of laws in both the United States and Canada have been proposed involving the Internet, including laws addressing:

     - user privacy;

     - taxation;

     - content;

     - copyrights;

     - characteristics and quality of services; and

     - consumer protection.

     In particular, a number of jurisdictions have already passed statutes prohibiting spam. In addition, a number of statutes have been introduced in the United States Congress and state legislatures to impose penalties for sending unsolicited e-mails which, if passed, could impose additional restrictions on our business. Also, a California court recently held that unsolicited e-mail distribution is actionable as an illegal trespass for which the sender could be liable for monetary damages.

     Further, the growth and development of the market for on-line e-mail may result in more stringent consumer protection laws that may impose additional burdens on those companies conducting business on-line, including us. Our business, operations and financial condition may be harmed if we were alleged to have violated United States or Canadian federal, state, provincial or foreign civil or criminal law, even if we could successfully defend these claims.

CHANGES IN TELECOMMUNICATIONS REGULATIONS COULD CAUSE REDUCED DEMAND FOR OUR SERVICES.

     Several telecommunications carriers are advocating that the United States Federal Communications Commission regulate the Internet in the same manner as it does other telecommunications services by imposing access fees on ISPs. These regulations could substantially increase the costs of communicating on the Internet. This, in turn, could slow the growth in Internet use and thereby decrease the demand for our services.

                      RISKS ASSOCIATED WITH THIS OFFERING

BECAUSE OUR EXECUTIVE OFFICERS, DIRECTORS AND EXISTING STOCKHOLDERS WHO CURRENTLY OWN MORE THAN 5% OF OUR COMMON SHARES, AND THEIR RESPECTIVE AFFILIATES, WILL HOLD APPROXIMATELY 73.5% OF OUR COMMON SHARES AFTER THIS OFFERING, YOUR ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS REQUIRING SHAREHOLDER APPROVAL MAY BE LIMITED.

     Following this offering, our executive officers, our directors and our existing shareholders who currently own over five percent of our capital stock, and their respective affiliates, will, in the aggregate, beneficially own approximately 73.5% of our outstanding common shares (assuming an initial public offering price of $11.00 per share). These shareholders, if they vote together, will be able to influence significantly matters that our shareholders are required to approve, including electing directors and approving significant corporate transactions. This concentration of ownership could make it more difficult for a third party to acquire control of us by, for example, discouraging an unsolicited acquisition proposal or a proxy contest, the effect of which may be to deprive our shareholders of a control premium that might otherwise be realized in connection with an acquisition of our company.

FUTURE SALES OF OUR COMMON SHARES IN THE PUBLIC MARKET COULD CAUSE OUR SHARE PRICE TO FALL AND DECREASE THE VALUE OF YOUR INVESTMENT.


     The market price of our common shares could decline if our existing shareholders sell substantial amounts of their common shares, including shares issued upon the exercise of outstanding options, in the public market following this offering. These sales might also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. Some shareholders possess registration rights, which entitle them, after the date six months from the closing of this offering, to cause us to file a registration statement under the Securities Act to cover the sale of their shares. The exercise of these rights could adversely affect the market price of our common shares. 11,466,513 shares will be eligible for resale 180 days after this offering upon termination of the lock-up agreements entered into by our existing shareholders with SG Cowen Securities Corporation on behalf of the underwriters, including the common shares outstanding upon completion of this offering and shares subject to options which are exercisable within 60 days of December 31, 1999. Although SG Cowen Securities Corporation currently has no plans to waive the provisions of the lock-up agreements and is not obligated to do so under any circumstances, if any of the provisions of the lock-up agreement were waived a substantial portion of the 11,466,513 common shares could become eligible for resale sooner.



WE HAVE $2.3 MILLION IN UNAMORTIZED ACCRETION CHARGES RELATING TO OUR REDEEMABLE CONVERTIBLE CLASS A PREFERRED SHARES WHICH WILL DECREASE OUR EARNINGS UPON COMPLETION OF THIS OFFERING IN THE SECOND QUARTER OF 2000.



     The accretion of our redeemable convertible class A preferred shares represents the difference between the carrying value of the class A preferred shares of $856,000 and their liquidation value of $3.7 million. The carrying value of the class A preferred shares equals the excess of the proceeds of the sale of class A preferred shares over the amounts allocated to warrants issued in connection with this sale. Unamortized accretion charges are being amortized to income to the first date of redemption, November 19, 2003. Upon conversion or redemption, any unamortized accretion charges remaining are charged to income during the period of conversion or redemption. Upon completion of this offering, the class A preferred shares will be converted into common shares and the remaining unamortized accretion amount at that time will be charged to operations which will decrease our earnings for the second quarter of 2000. As of December 31, 1999, the unamortized accretion amount was $2.3 million. For additional information see the notes to our consolidated financial statements.

WE HAVE ISSUED A SIGNIFICANT NUMBER OF OPTIONS WHICH HAVE EXERCISE PRICES SIGNIFICANT LOWER THAN THE INITIAL PUBLIC OFFERING PRICE OF OUR COMMON SHARES, WHICH WHEN EXERCISED, COULD SUBSTANTIALLY DILUTE YOUR OWNERSHIP IN OUR COMPANY.

     During the year ended December 31, 1999, we issued options to employees to purchase an aggregate of 715,100 common shares with a weighted average exercise price of $2.57 per share and an option to an investor to purchase an aggregate of 874,870 common shares with a weighted average exercise price of $6.23 per share. When these instruments are exercised, you will suffer substantial dilution, in that the net tangible book value per share of the common shares you acquired in this offering will decrease.

OUR BOARD OF DIRECTORS MAY ISSUE, WITHOUT SHAREHOLDER APPROVAL, ADDITIONAL COMMON SHARES AND PREFERRED SHARES THAT HAVE RIGHTS AND PREFERENCES SUPERIOR TO THOSE OF COMMON SHARES, WHICH ISSUANCES MAY DELAY OR PREVENT A CHANGE OF CONTROL.

     Our board of directors may issue an unlimited number of common shares and an unlimited number of preferred shares, issuable in one or more series, without any vote or action by our shareholders. If we issue any additional common shares or any preferred shares, the percentage ownership of existing shareholders may be reduced and diluted. In addition, our board of directors may determine the price, rights, preferences, privileges and restrictions, including voting, dividend and conversion rights, of the preferred shares and determine to whom they shall be issued. After this offering, there will be no preferred shares outstanding and we have no present plans to issue any preferred shares. However, the rights of the holders of any preferred shares that may be issued in the future may be senior to the rights of holders of common shares, which could preclude holders of common shares from receiving dividends, proceeds of a liquidation or other benefits. The issuance of preferred shares, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire control of us by, for example, discouraging an unsolicited acquisition proposal or a proxy contest, the effect of which may be to deprive our shareholders of a control premium that might otherwise be realized in connection with an acquisition of our company.

YOU MAY NOT BE ABLE TO OBTAIN ENFORCEMENT OF CIVIL LIABILITIES AGAINST US OUTSIDE THE UNITED STATES.

     We are formed under the laws of the Province of Ontario, Canada. Our principal office and many of our assets are located outside the United States. In addition, a majority of the members of our board of directors and our officers and certain experts named in this prospectus are residents of countries other than the United States. As a result, it may be impossible for you to effect service of process within the United States upon us or these persons or to enforce against us or these persons any judgments in civil and commercial matters, including judgments under United States federal securities laws. Investors should not assume that Canadian courts (1) would enforce judgments of United States courts obtained in actions against FloNetwork or such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or "blue sky" laws of any state within the United States or (2) would enforce, in original actions, liabilities against FloNetwork or such persons predicated upon the United States federal securities laws or any such state securities or blue sky laws. No treaty exists between the United States and Canada for the reciprocal enforcement of foreign court judgments.

                                USE OF PROCEEDS

     We expect to receive approximately $37.3 million in net proceeds from the sale of 3,750,000 common shares offered by us at the assumed initial public offering price of $11.00 per share, or approximately $43.1 million if the underwriters' over-allotment is exercised in full, after deducting estimated offering expenses and underwriting discounts and commissions payable by us. The principal purposes of this offering are to obtain additional capital, to create a public market for our common shares and to facilitate our future access to the public capital markets.

     We currently expect to use between $5.0 million and $10.0 million of the net proceeds of this offering for the expansion of our e-mail deployment and client service infrastructure, $10.0 million and $15.0 million for the expansion of our sales and marketing activities and $3.0 million and $5.0 million for research and development activities. We expect to use the remaining net proceeds for general corporate purposes. We currently do not have specific plans with respect to the remaining net proceeds from this offering. We may use a portion of the net proceeds to fund acquisitions of, or investments in, businesses, products or technologies that expand, complement or are otherwise related to our current business. The types of any acquisitions or investments that we may make will largely depend upon the business opportunities that we identify, if any, which we cannot predict at this time. We presently have no agreements or commitments with respect to any acquisition or investment. Our plans with respect to the allocation of these proceeds among the uses described above may change after the date of this prospectus if the number of clients using our services or the volume of e-mails deployed by us differs from what we currently expect. Pending these uses, we expect to invest the net proceeds in short-term, interest-bearing investment grade securities.

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our share capital and do not currently intend to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                     PRESENTATION OF FINANCIAL INFORMATION

     Unless otherwise specified, all references to U.S. dollars, dollars or $ are to United States dollars, the legal currency of the United States of America. All references to CDN$ are to the Canadian dollar, the legal currency of Canada. Our financial statements are presented in U.S. dollars and have been prepared in conformity with United States generally accepted accounting principles.

     In December 1999, we changed our fiscal year end from July 31 to December
31. As used in this prospectus, fiscal 1997 refers to the financial year ended July 31, 1997, fiscal 1998 refers to the financial year ended July 31, 1998 and fiscal 1999 refers to the financial year ended July 31, 1999.

                           EXCHANGE RATE INFORMATION

     A significant portion of our expenses is denominated in currencies other than United States dollars. We do not currently anticipate paying any dividends to shareholders. However, any dividends declared by us would be in the currency determined by our directors at the time they are declared, and exchange rate fluctuations would affect the United States dollar equivalent of any cash dividend received by holders of common shares that is paid in a currency other than United States dollars. Prices quoted for the common shares on the Nasdaq National Market will be quoted in United States dollars.

     The table below presents, for the periods and dates indicated, information concerning the noon buying rates for the Canadian dollar expressed in Canadian dollars per one United States dollar. The information below the caption "Period Average" represents the average of the noon buying rates on the last business day of each full calendar month during the relevant period. No representation is made that the Canadian dollar or United States dollar amounts referred to below could be or could have been converted into United States dollars or Canadian dollars at any particular rate or at all.

   YEAR ENDED DECEMBER 31,         HIGH          LOW        PERIOD AVERAGE    PERIOD END
------------------------------  ----------    ----------    --------------    ----------
1995..........................  CDN$1.4238    CDN$1.3285      CDN$1.3689      CDN$1.3655
1996..........................  CDN$1.3822    CDN$1.3310      CDN$1.3644      CDN$1.3697
1997..........................  CDN$1.4398    CDN$1.3357      CDN$1.3894      CDN$1.4288
1998..........................  CDN$1.5770    CDN$1.4075      CDN$1.4903      CDN$1.5375
1999..........................  CDN$1.5302    CDN$1.4440      CDN$1.4827      CDN$1.4440

     Unless otherwise specified, the amounts in this prospectus which have been converted into United States dollars have been converted at a conversion rate equal to the noon buying rate on December 31, 1999: United States $1.00 = Canadian $1.4440, which is equivalent to Canadian $1.00 = United States $0.6925.

                    FORWARD-LOOKING STATEMENTS; MARKET DATA

     Many statements made in this prospectus under the captions "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere are forward-looking statements that are not based on historical facts. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "potential", "continue", "expects", "anticipates", "intends", "plans", "believes", "estimates" and similar expressions. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Risk Factors."

     The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as may be required by law.

     This prospectus contains market data related to our business and the e-mail messaging services industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations and financial condition, and the market price of our common shares.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999:

     - on an actual basis after giving effect to a 1-for-5 reverse split of our common shares to be effected prior to the consummation of this offering;

     - on a pro forma basis to give effect to (1) the conversion of our outstanding class A, B, C and D preferred shares into an aggregate of 5,011,134 common shares upon the consummation of this offering (assuming an initial public offering price of $11.00 per share), (2) the issuance of 800,000 common shares concurrent with the consummation of this offering upon the exercise of warrants outstanding as of December 31, 1999, at a weighted-average exercise price of approximately $0.85 per share and the receipt of net proceeds of $678,670 from the sale thereof, and (3) the issuance of 874,870 common shares concurrent with the consummation of this offering upon the exercise of an option pursuant to an Option Agreement held by CNET dated September 15, 1999, at a price of approximately $6.23 per share and the receipt of net proceeds of approximately $5.4 million from the sale thereof (assuming an initial public offering price of $11.00 per share); and

     - on a pro forma as adjusted basis to give effect to the sale of 3,750,000 common shares in this offering at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds from the sale.

     The outstanding share information excludes 1,723,302 common shares issuable upon the exercise of options outstanding as of December 31, 1999 with a weighted-average exercise price of approximately $1.54 per share, and an additional 1,427,336 common shares available for issuance under our share incentive plan and employee share purchase plan.

     This information should be read in connection with our financial statements and the notes relating to these statements included elsewhere in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                 DECEMBER 31, 1999
                                                        -----------------------------------
                                                                                 PRO FORMA
                                                        ACTUAL     PRO FORMA    AS ADJUSTED
                                                        -------    ---------    -----------
                                                                  (IN THOUSANDS)
Redeemable convertible class A preferred shares,
  unlimited number of shares authorized; 550,000
  shares issued and outstanding, actual; and no shares
  issued and outstanding, pro forma and pro forma as
  adjusted............................................  $ 1,369     $    --       $    --
Shareholders' equity:
  5% cumulative voting convertible class B preferred
     shares, unlimited number of shares authorized;
     8,640,000 shares issued and outstanding, actual;
     and no shares issued and outstanding, pro forma
     and pro forma as adjusted........................      772          --            --
  Voting convertible class C preferred shares,
     unlimited number of shares authorized; 2,650,423
     shares issued and outstanding, actual; and no
     shares issued and outstanding, pro forma and pro
     forma as adjusted................................    1,003          --            --
  Voting convertible class D preferred shares,
     unlimited number of shares authorized; 12,033,983
     shares issued and outstanding, actual; and no
     shares issued and outstanding, pro forma and pro
     forma as adjusted................................   14,900          --            --
  Common shares, unlimited number of shares
     authorized; 6,212,973 shares issued and
     outstanding, actual; and 12,898,977 shares issued
     and outstanding, pro forma; and 16,648,977 shares
     issued and outstanding pro forma as adjusted.....    2,766      29,380        66,743
Additional paid in capital............................      933         933           933
Unearned share-based compensation.....................     (872)       (872)         (872)
Accumulated deficit...................................   (5,995)     (8,434)       (8,434)
                                                        -------     -------       -------
     Total shareholder's equity.......................   13,507      21,007        58,370
                                                        -------     -------       -------
     Total capitalization.............................  $14,876     $21,007       $58,370
                                                        =======     =======       =======

                                    DILUTION

     Our net tangible book value, as of December 31, 1999, was $21.0 million or $1.63 per common share after giving effect to (1) the conversion of our outstanding class A, B, C and D preferred shares into an aggregate of 5,011,134 common shares upon the consummation of this offering (assuming an initial public offering price of $11.00 per share), (2) the issuance of 800,000 common shares concurrent with the consummation of this offering upon the exercise of warrants outstanding as of December 31, 1999 at a weighted average exercise price of approximately $0.85 per share and the receipt of net proceeds of $678,670 from the sale thereof, and (3) the issuance of 874,870 common shares concurrent with the consummation of this offering upon the exercise of an option pursuant to an Option Agreement held by CNET dated September 15, 1999 at a price of approximately $6.23 per share and the receipt of net proceeds of approximately $5.4 million from the sale thereof (assuming an initial public offering price of $11.00 per share). Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which equals total assets minus intangible assets, and dividing this amount by the number of common shares outstanding as of December 31, 1999.

     After giving effect to the sale by us of 3,750,000 common shares in this offering at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds from this offering, our net tangible book value as of December 31, 1999 would have been $58.4 million, or $3.51 per common share. This represents an immediate increase in pro forma net tangible book value of $1.63 per common share to existing shareholders and an immediate and substantial dilution in pro forma net tangible book value of $7.49 per common share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $11.00
  Pro forma net tangible book value per share as of December
     31, 1999...............................................  $1.63
  Pro forma increase per share attributable to new
     investors..............................................   1.88
                                                              -----
Pro forma net tangible book value per share after the
  offering..................................................             3.51
                                                                       ------
Pro forma dilution per share to new investors...............           $ 7.49
                                                                       ======

     The following table summarizes the total number of common shares purchased from us, the total consideration paid to us and the average price per common share paid, before deducting discounts and commissions and estimated offering expenses, by existing shareholders and by new investors, in each case on a pro forma basis as of December 31, 1999:

                                 SHARES PURCHASED        TOTAL CONSIDERATION
                               ---------------------    ----------------------    AVERAGE PRICE
                                 NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                               ----------    -------    -----------    -------    -------------
Existing shareholders........  12,898,977      77.5%    $26,557,341      39.2%       $ 2.06
New investors................   3,750,000      22.5      41,250,000      60.8%        11.00
                               ----------     -----     -----------     -----
     Total...................  16,648,977     100.0%    $67,807,341     100.0%
                               ==========     =====     ===========     =====

     The tables and calculations above exclude 1,723,302 common shares issuable upon the exercise of options outstanding as of December 31, 1999 with a weighted-average exercise price of approximately $1.54 per share and an additional 1,427,336 common shares available for issuance under our share incentive plan and employee share purchase plan. To the extent that any of these options are exercised there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected consolidated financial data should be read in connection with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended July 31, 1999, 1998 and 1997 and the five months ended December 31, 1999 and the balance sheet data at July 31, 1999 and 1998 and December 31, 1999 are derived from our financial statements which have been audited by Arthur Andersen LLP, independent auditors, and are included elsewhere in this prospectus. The statement of operations data for the five months ended December 31, 1998 have been derived from our unaudited financial statements which have been prepared on the same basis as the audited financial statements and, in our opinion, contain all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for this period. The balance sheet data at July 31, 1997 are derived from our financial statements which have been audited by Arthur Andersen LLP, independent auditors, and are not included in this prospectus. The statement of operations data for the years ended July 31, 1995 and 1996 and the balance sheet data at July 31, 1995 and 1996 are derived from unaudited financial statements not included in this prospectus, but have been prepared on the same basis as the audited financial statements and, in our opinion, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. Historical results are not necessarily indicative of the results to be expected in the future and results for interim periods are not necessarily indicative of results for the entire year.

                                                                                                             FIVE MONTHS ENDED
                                                                       YEARS ENDED JULY 31,                     DECEMBER 31,
                                                           --------------------------------------------    ----------------------
                                                           1995    1996      1997      1998      1999         1998         1999
                                                           ----    -----    ------    ------    -------    -----------    -------
                                                                                                           (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  E-mail service revenue.................................  $ --    $  --    $   --    $   14    $   431      $   93       $ 1,194
  License and software revenue(1)........................   108      234     1,155       734        346         129             2
                                                           ----    -----    ------    ------    -------      ------       -------
                                                            108      234     1,155       748        777         222         1,196
E-mail service cost of revenues..........................    --       --        --        --        331          82           741
                                                           ----    -----    ------    ------    -------      ------       -------
Gross margin.............................................   108      234     1,155       748        446         140           455
Operating expenses:
  Sales and marketing....................................    68      218       647       580      1,110         348         1,444
  General and administrative.............................    66      104       381       388        674         210           584
  Research and development...............................    25       41       278       559        813         299           540
  Share-based compensation...............................    --       --        --        --         --          --            61
                                                           ----    -----    ------    ------    -------      ------       -------
    Total operating expenses.............................   159      363     1,306     1,527      2,597         857         2,629
                                                           ----    -----    ------    ------    -------      ------       -------
Loss from operations.....................................   (51)    (129)     (151)     (779)    (2,151)       (717)       (2,174)
Interest income, net.....................................    --       --         4         4         26           4            70
                                                           ----    -----    ------    ------    -------      ------       -------
Loss before income taxes.................................   (51)    (129)     (147)     (775)    (2,125)       (713)       (2,104)
Provision for income taxes...............................    --       --        --        --         --          --           (20)
                                                           ----    -----    ------    ------    -------      ------       -------
Net loss for the period..................................  $(51)   $(129)   $ (147)   $ (775)   $(2,125)     $ (713)      $(2,124)
                                                           ====    =====    ======    ======    =======      ======       =======
  Accretion of redeemable convertible class A preferred
    shares to liquidation value..........................    --       --        --        --       (268)        (40)         (244)
  Convertible class B preferred share dividends..........    --       --       (27)      (36)       (36)        (15)          (16)
                                                           ----    -----    ------    ------    -------      ------       -------
Net loss attributable to common shareholders.............  $(51)   $(129)   $ (174)   $ (811)   $(2,429)     $ (768)      $(2,384)
                                                           ====    =====    ======    ======    =======      ======       =======
Net loss per common share:
  Basic and diluted......................................                   $(0.05)   $(0.22)   $ (0.66)     $(0.21)      $ (0.58)
                                                                            ======    ======    =======      ======       =======
  Weighted average shares outstanding....................                    3,672     3,672      3,672       3,672         4,079
                                                                            ------    ------    -------      ------       -------
Pro forma net loss per common share:
  Basic and diluted......................................                                       $ (0.65)                  $ (0.25)
                                                                                                =======                   =======
  Weighted average shares outstanding....................                                         7,533                     8,543

---------------

(1) Costs related to the sale and licensing of our discontinued multimedia consumer software products are operational in nature and were included in sales and marketing expenses during the periods we generated revenue from this business.
    These costs consisted primarily of nominal expenditures related to the printing, shipping and distribution of our multimedia consumer software products.

                                                                              JULY 31,
                                                              -----------------------------------------    DECEMBER 31,
                                                              1995    1996     1997     1998      1999         1999
                                                              ----    -----    -----    -----    ------    ------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 1     $  30    $ 243    $ 348    $  920      $13,538
Working capital.............................................  (72)     (206)     267     (538)      776       12,507
Total assets................................................   41       100      774      537     1,545       17,005
Redeemable convertible class A preferred shares.............   --        --       --       --     1,125        1,369
Total shareholders' equity (deficit)........................  (67)     (196)    (314)    (461)      (91)      13,507

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and related notes which appear elsewhere in this prospectus. The consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this prospectus, particularly under the heading "Risk Factors."

OVERVIEW

     We provide Internet direct marketing and communications services. Our technology infrastructure, software and services enable businesses to market to and communicate with their customers through personalized and targeted e-mail messaging campaigns. Our clients access our technology and services, and retain control of their e-mail campaigns, through the Internet. Our technology platform is comprised of specialized hardware and software applications which we host for clients who wish to outsource any or all aspects of e-mail messaging. We also provide our clients with a full range of e-marketing services on an outsourced basis to assist in the development, execution and assessment of their e-mail campaigns.


     In 1998, we began developing and selling e-mail messaging software applications and services and, in January 1999, we adopted a business strategy to offer these software applications over a hosted technology platform and discontinued the development, sale and licensing of our multimedia consumer software products. Our decision to shift our business focus to e-mail messaging services was based on the size of the potential market for e-mail messaging services, as well as our belief that we could more quickly and easily scale our business in the e-mail messaging services market as compared to the multimedia consumer software products market. Since we shifted our focus to the e-mail messaging service business, our percentage of revenue derived from that business has increased from 42.1% of our total revenue for the five month period ended December 31, 1998 to 99.8% for the five month period ended December 31, 1999.



     We generate revenue from the sale of e-mail messaging services. We generally seek to provide e-mail messaging services under contracts entered into with our clients for terms of one to two years. Under these contracts, we commit to meet specified capacity and campaign delivery standards for delivery of our clients' e-mails on a fixed price basis. These contracts generally do not provide for a minimum usage commitment by our clients, nor do they provide for any penalty in the event that our clients terminate the contract early. The amounts we generally charge our clients are determined on a case-by-case basis and vary depending on expected e-mail volume levels, and on the range of professional services, technical services and initial set-up work provided to clients. Set-up fees and fees for professional and technical services are charged to a particular client as separate items or included in the calculation of the overall rate for each 1,000 e-mail messages delivered.


     We recognize the annual program fee evenly over the term of the contract and the variable fee as the e-mail messages are delivered. We also enter into contractual arrangements with certain customers to provide e-mail messaging services for a fixed fee which is invoiced and recognized monthly. Revenue for integration and development services is recognized upon the completion of the services, provided there are no remaining significant obligations and collection of the resulting receivable is probable. Revenue that has been prepaid or invoiced, but does not yet qualify for recognition under our policies is recorded as deferred revenue and recognized as we fulfill our obligation to deploy e-mails or complete services.

     E-mail service cost of revenues consists primarily of expenses relating to the delivery of e-mail messaging services, including client services and network operations staff, depreciation and amortization of network equipment and licensed technology, equipment leases, Internet connectivity charges and data center co-location costs.

     Costs related to the sale and licensing of our discontinued multimedia software are operational in nature and were included in sales and marketing expenses during the periods we generated revenue from this business. These costs consisted primarily of nominal expenditures related to the printing, shipping and distribution of our multimedia software product.

     Sales and marketing costs consist primarily of salaries and other personnel costs related to our sales, account management, client care and marketing employees, as well as commissions, travel, advertising and other promotional costs.

     General and administrative costs consist primarily of salaries and other personnel costs related to executive and administrative personnel, finance, human resources, legal, office and facilities costs, professional fees, depreciation and amortization of equipment and recognition of gains and losses from foreign currency transactions.

     Research and development costs consist primarily of salaries and other personnel costs related to research and development, consultants and outside contractor costs, and software and hardware maintenance expenses. Research and development costs are expensed as incurred.

     Share-based compensation represents the aggregate difference, at the date of grant, between the respective exercise price of options to acquire our shares and the deemed fair market value of the underlying shares. Share-based compensation is amortized over the vesting period of the underlying options, generally four years. For the five months ended December 31, 1999, we recorded unearned share-based compensation of $933,000, of which $61,100 was amortized during the five months ended December 31, 1999. The remaining unamortized share-based compensation balance at December 31, 1999 of $872,000 will be amortized as follows: $156,000 for the year ending December 31, 2000; $233,000 for the year ending December 31, 2001; $179,000 for the year ending December 31, 2002; $174,000 for the year ending December 31, 2003; and $130,000 for the year ending December 31, 2004.

     Accretion of redeemable convertible class A preferred shares represents the difference between the carrying value of the class A preferred shares of $856,000 and their liquidation value of $3.7 million. The carrying value of the class A preferred shares is the excess of the proceeds of the sale of the class A preferred shares over the amounts allocated to warrants issued in connection with this sale. The difference of $2.8 million between the carrying value and the liquidation value is being amortized over five years to the fixed date of redemption, November 19, 2003. As of December 31, 1999, $512,000 had been amortized. Upon completion of this offering, the class A preferred shares will be converted into common shares and the remaining unamortized balance at that time will be charged to operations. As of December 31, 1999, the unamortized accretion amount was $2.3 million. For additional information, see the notes to our consolidated financial statements.

     Convertible class B preferred share dividends represents the 5% cumulative dividends attributable to the stated capital of the class B preferred shares, when and if those dividends are declared by our board of directors. We recorded dividends of $15,800 and $14,800 for the five months ended December 31, 1999 and 1998 and $36,000, $36,200 and $27,400 for the fiscal years ended July 31, 1999,
1998 and 1997, respectively. Presently, our board of directors does not anticipate declaring any dividends on the class B preferred shares prior to the consummation of this offering. Therefore, upon conversion of the class B preferred shares to common shares, the stated capital of the class B preferred shares and the unpaid cumulative dividends will be included in the stated capital of common shares.

     We have incurred significant losses since inception and, as of December 31, 1999, we had an accumulated deficit of $6.0 million. This deficit is the accumulation of losses of $2.4 million for the five month period ended December 31, 1999, $2.4 million for the year ended July 31, 1999, $811,000 for the year ended July 31, 1998, $174,000 for the year ended July 31, 1997 and $196,000 from August 1, 1993 (inception) to July 31, 1996. The increases in our net losses in the years ended July 31, 1999 and 1998 and the five month period ended December 31, 1999 reflect the development of our infrastructure and network to provide e-mail messaging services and the shift in focus to our new business strategy.

     We expect to increase spending on sales and marketing as we expand our sales force and increase promotional and advertising expenditures to build brand and market awareness. We also expect to incur higher general and administrative and research and development expenses as we expand our infrastructure to support expected growth in the number of clients serviced and the volume of e-mail messages sent, and continue to develop and expand our suite of e-mail messaging services. As a result of these increases, we expect to continue to incur significant net losses on a quarterly and annual basis for the foreseeable future.

FIVE MONTHS ENDED DECEMBER 31, 1999 AND 1998

     Revenue. Total revenue increased by 439% to $1.2 million for the five months ended December 31, 1999 from $222,000 for the five months ended December 31, 1998. E-mail service revenue as a percentage of total revenue increased to 99.8% of revenue for the five months ended December 31, 1999 from 42.1% of total revenue for the five months ended December 31, 1998, reflecting our shift in focus to the e-mail messaging services business. E-mail service revenue increased to $1.2 million for the five months ended December 31, 1999 from $93,400 for the five months ended December 31, 1998. The increase in e-mail service revenue was primarily due to an increase in the number of clients to whom we provide e-mail messaging services, including integration and development services, and a significant increase in the number of e-mails sent on behalf of our clients.

     License and software revenue decreased by 98% to $2,400 for the five months ended December 31, 1999 from $129,000 for the five months ended December 31, 1998, as we discontinued the sale and licensing of our multimedia consumer software products to concentrate on e-mail messaging services.

     For the five months ended December 31, 1999, CNET, Inc. and barnesandnoble.com accounted for 27.5% of our revenue, while RealNetworks Inc. and International Microcomputer Software Inc. accounted for 52.6% of our revenue during the five months ended December 31, 1998.

     E-mail Service Cost of Revenues. E-mail service cost of revenues increased by 803% to $741,000 for the five months ended December 31, 1999 from $82,100 for the five months ended December 31, 1998. The increase reflects our shift in focus to the e-mail services business and was primarily due to increased personnel costs and increased Internet connectivity charges associated with supporting a larger number of clients and the significant increase in the number of e-mails sent on behalf of our clients. Costs related to the sale and licensing of our multimedia consumer software products were operational in nature and are included in sales and marketing expenses. For the five months ended December 31, 1999 and 1998, the cost of revenues related to software licensing and sales activities was nominal.

     Sales and Marketing. Sales and marketing expenses increased by 315% to $1.4 million for the five months ended December 31, 1999 from $348,000 for the five months ended December 31, 1998. The increase primarily reflects increased personnel costs associated with the growth in our direct sales and marketing staffs, as well as increased promotional spending and travel and entertainment expenses. We expect our sales and marketing expenses to increase significantly as we continue to expand our sales force and our marketing activities.

     General and Administrative. General and administrative expenses increased by 178% to $584,000 for the five months ended December 31, 1999 from $210,000 for the five months ended December 31,

1998. The increase was primarily due to an increase in senior management and administrative personnel costs and an increase in facilities and overhead related costs associated with the expansion of our office space. These increases were partially offset by higher foreign currency gains for the five months ended December 31, 1999 than for the five months ended December 31, 1998.

     Research and Development. Research and development expenses increased by 81% to $540,000 for the five months ended December 31, 1999 from $299,000 for the five months ended December 31, 1998. The increase was primarily due to an increase in personnel costs. As a result of the change in our business strategy, we hired additional research and development professionals and terminated certain employees who were focused on multimedia consumer software development. We expect our research and development expenses to continue to increase as we continue to invest substantially in the development of new product features and services.

     Share-Based Compensation. We recorded unearned share-based compensation of $933,000 during the five months ended December 31, 1999, which is being amortized over the period during which the options vest, generally four years. For the five months ended December 31, 1999, the related amortization for options granted was $61,100. No unearned share-based compensation was recognized for the five months ended December 31, 1998.

     Provision For Income Taxes. The provision for income taxes of $20,000 for the five months ended December 31, 1999 relates to our wholly owned subsidiary, FloNetwork US, Inc., which commenced operations in January 1999. No provision for income tax was recorded in the prior period as our Canadian operations were in a loss position.

     Net Loss Attributable to Common Shareholders. Our net loss attributable to common shareholders increased by 210% to $2.4 million for the five months ended December 31, 1999, from 768,000 for the five months ended December 31, 1998. The increase was primarily due to an increase in sales and marketing expenses of $1.1 million, an increase in general and administrative expenses of $374,000, and an increase in research and development expenses of $241,000, reflecting our shift in focus to e-mail messaging services. In addition, the net loss was increased by non-cash charges related to our class A and class B preferred share financings. These non-cash charges totaled $260,000 for the five months ended December 31, 1999 and $54,700 for the five months ended December 31, 1998, an increase of $205,000.

YEARS ENDED JULY 31, 1999 AND 1998

     Revenue. Total revenue increased by 4% to $777,000 for the year ended July 31, 1999 from $748,000 for the year ended July 31, 1998. In January 1999, we adopted a business strategy to offer e-mail messaging services on a hosted basis and focused our efforts on implementing and developing the infrastructure and technology required to execute our new strategy. In addition, we began to discontinue the development, sale and licensing of our multimedia consumer software products to enable us to focus exclusively on the development of the e-mail messaging services business.

     E-mail service revenue as a percentage of total revenue increased to 55.5% for the year ended July 31, 1999 from 1.8% for the year ended July 31, 1998, reflecting our shift in focus to the e-mail messaging service business. E-mail service revenue increased to $431,000 for the year ended July 31, 1999 from $13,800 for the year ended July 31, 1998. The increase in e-mail service revenue was primarily due to an increase in the number of clients to whom we provide e-mail messaging services and a significant increase in the number of e-mails sent on behalf of our clients.

     License and software revenue decreased by 53% to $346,000 for the year ended July 31, 1999 from $734,000 for the year ended July 31, 1998, as we discontinued the sale and licensing of our multimedia consumer software products to concentrate on e-mail messaging services.

     For the year ended July 31, 1999, Hallmark Connections, RealNetworks, Inc. and International Microcomputer Software, Inc. accounted for 41.2% of our revenue. For the year ended July 31, 1998, Hallmark Connections and Tarae Information and Communications Co., Ltd. accounted for 61.0% of our revenue.

     E-mail Service Cost of Revenues. E-mail service cost of revenues increased to $331,000 for the year ended July 31, 1999 from a nominal amount for the year ended July 31, 1998, reflecting our shift in focus to the e-mail messaging services business. The increase was primarily due to increased client service and network operation personnel costs, and network equipment and Internet connectivity charges. For the years ended July 31, 1999 and 1998, the cost of revenues related to software licensing and sales activities was approximately $19,000 and $36,000, respectively. These costs were operational in nature and are included in sales and marketing expenses.

     Sales and Marketing. Sales and marketing costs increased by 92% to $1.1 million for the year ended July 31, 1999 from $580,000 for the year ended July 31, 1998. The increase reflects increased personnel costs associated with the growth in our U.S. based direct sales force and the growth in our marketing staff, as well as increased promotional costs aimed at building our brand and increasing our sales.

     General and Administrative. General and administrative costs increased by 74% to $674,000 for the year ended July 31, 1999 from $388,000 for the year ended July 31, 1998. The increase was primarily due to increased occupancy and general office costs, increased personnel costs relating to the addition of senior management and administrative personnel and foreign currency losses.

     Research and Development. Research and development costs increased by 45% to $813,000 for the year ended July 31, 1999 from $559,000 for the year ended July 31, 1998. The increase was primarily due to the growth in personnel costs incurred to further develop and enhance our e-mail messaging services.

     Provision for Income Taxes. No provision for income taxes was recorded for the years ended July 31, 1999 and 1998 as our Canadian operations were in a loss position. As of July 31, 1999, we had approximately $3.1 million of net operating loss carryforwards which expire in varying amounts beginning in the taxation year ending July 31, 2001. Due to the uncertainty regarding the realization of the benefit of the net operating loss carryforwards, a valuation allowance has been recorded for the entire amount of the net deferred tax asset.

     Net Loss Attributable to Common Shareholders. Our net loss increased by 200% to $2.4 million for the year ended July 31, 1999, from $811,000 for the year ended July 31, 1998. The increase was primarily due to an increase in sales and marketing expenses of $530,000, an increase in general and administrative expenses of $286,000 and an increase in research and development expenses of $254,000, reflecting our shift in focus to e-mail messaging services. In addition, the net loss was increased by non-cash charges related to our class A and class B preferred share financings. These non-cash charges totaled $304,000 for the year ended July 31, 1999 and $36,200 for the year ended July 31, 1998, an increase of $268,000.

YEARS ENDED JULY 31, 1998 AND 1997

     Revenue. Total revenue decreased by 35% to $748,000 for the year ended July 31, 1998 from $1.2 million for the year ended July 31, 1997. The decrease was primarily due to a decrease in license and software revenue from our multimedia consumer software products. E-mail service revenue was $13,800 for the year ended July 31, 1998 and nil for the year ended July 31, 1997. For the year ended July 31, 1998, Hallmark Connections and Tarae Information and Communications Co., Ltd. accounted for 61.0% of our revenue. For the year ended July 31, 1997, Nippon Denso Industry Co., Ltd., Seyang Information and Communication Co., Ltd. and VRex, Inc. accounted for 56.4% of our revenue.

     E-mail Service Cost of Revenues. E-mail service cost of revenues was nominal for the year ended July 31, 1998 and non-existent in the prior year. Costs related to the licensing and sale of our multimedia consumer software products were included in operating expenses for the years ended July 31, 1998 and 1997.

     Sales and Marketing. Sales and marketing costs decreased by 10% to $580,000 for the year ended July 31, 1998 from $647,000 for the year ended July 31, 1997. The decline was primarily due to a decrease in sales commissions resulting from lower sales for the year ended July 31, 1998 than for the prior year.

     General and Administrative. General and administrative costs increased by 2% to $388,000 for the year ended July 31, 1998 from $381,000 for the year ended July 31, 1997. The initial transition from multimedia consumer software sales and licensing to e-mail messaging services was accomplished without substantial increases in administrative personnel, occupancy and general office costs during the development stage.

     Research and Development. Research and development costs increased by 101% to $559,000 for the year ended July 31, 1998 from $278,000 for the year ended July 31, 1997. The increase was primarily due to the increase in personnel costs as we began to invest in the development of our e-mail messaging solution.

     Provision for Income Taxes. No provision for income taxes was recorded for the years ended July 31, 1998 and 1997 as our Canadian operations were in a loss position.

     Net Loss Attributable to Common Shareholders. Our net loss attributable to common shareholders increased by 364% to $811,000 for the year ended July 31, 1998, from $174,000 for the year ended July 31, 1998. The increase was primarily due to the decrease in revenue from sales of multimedia software of $407,000 and the increase in our research and development expenses of $281,000 as we began our shift in focus to e-mail messaging services. In addition, the net loss was increased by non-cash charges related to our class B preferred share financing. These non-cash charges totaled $36,200 for the year ended July 31, 1998 and $27,400 for the year ended July 31, 1997, an increase of $8,800.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents our unaudited quarterly statements of operations data for the four quarters ended December 31, 1999. This information is derived from our consolidated financial statements and notes included elsewhere in this prospectus, which have been prepared in conformity with United States generally accepted accounting principles, and, in the opinion of management, contains all necessary adjustments, consisting only of normal recurring adjustments, to present fairly the unaudited quarterly results of operations. This data should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                             THREE MONTHS ENDED
                                           ------------------------------------------------------
                                           MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,
                                             1999         1999          1999             1999
                                           ---------    --------    -------------    ------------
                                                               (IN THOUSANDS)
Revenue:
  E-mail service revenue.................    $ 112       $ 155         $   268         $   994
  License and software revenue(1)........      211           3               1               2
                                             -----       -----         -------         -------
                                               323         158             269             996
E-mail service cost of revenues..........       69         105             222             594
                                             -----       -----         -------         -------
Gross margin.............................      254          53              47             402
Operating expenses:
  Sales and marketing....................      327         265             501           1,198
  General and administrative.............      151         166             235             398
  Research and development...............      197         209             239             418
  Share-based compensation...............       --          --              24              37
                                             -----       -----         -------         -------
     Total operating expenses............      675         640             999           2,051
                                             -----       -----         -------         -------
Loss from operations.....................     (421)       (587)           (952)         (1,649)
Interest income, net.....................        8          15               5              65
                                             -----       -----         -------         -------
Loss before income taxes.................     (413)       (572)           (947)         (1,584)
Provision for income taxes...............       --          --             (13)             (7)
                                             -----       -----         -------         -------
Net loss for the period..................    $(413)      $(572)        $  (960)        $(1,591)
                                             =====       =====         =======         =======
  Accretion of redeemable convertible
     class A preferred shares to
     liquidation value...................      (90)        (90)           (147)           (147)
  Convertible class B preferred share
     dividends...........................       (9)         (9)             (9)             (9)
                                             -----       -----         -------         -------
Net loss attributable to common
  shareholders...........................    $(512)      $(671)        $(1,116)        $(1,747)
                                             =====       =====         =======         =======

---------------
(1) Costs related to the sale and licensing of our discontinued multimedia consumer software products are operational in nature and were included in sales and marketing expenses during the periods we generated revenue from this business. These costs consisted primarily of nominal expenditures related to the printing, shipping and distribution of our multimedia consumer software products.

     Our quarterly operating results have fluctuated significantly in the past, and will continue to fluctuate in the future, as a result of a number of factors, many of which are outside our control. As a result of our limited operating history under our present business model, we cannot forecast operating expenses based on historical results. Accordingly, we base our anticipated level of expense in part on our future revenue projections. Most of our expenses are fixed and, therefore, in the short term we may not be able to quickly reduce spending if revenue is lower than we have projected. If revenue in a particular quarter does not meet expectations, our net losses in a given quarter would be greater than expected. As a result, these operating results are not necessarily indicative of results for any future period. Investors should not rely on them to predict future performance.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations and met our capital expenditure requirements primarily through private sales of our equity securities, which have resulted in net proceeds of $20.2 million through December 31, 1999. At December 31, 1999, we had $13.5 million in unrestricted cash and cash equivalents and $12.5 million in working capital.

     Net cash used in operating activities was $1.3 million and $738,000 for the five months ended December 31, 1999 and 1998, respectively, and $2.2 million, $448,000 and $346,000 for the years ended July 31, 1999, 1998 and 1997, respectively.

     Net cash used in investing activities was $1.9 million and $53,000 for the five months ended December 31, 1999 and 1998, respectively, and $217,000, $46,500 and $46,000 for the years ended July 31, 1999, 1998 and 1997, respectively. Net cash used in investing activities was related to purchases of property, equipment and software.

     Net cash provided by financing activities was $15.9 million and $2.0 million for the five months ended December 31, 1999 and 1998, respectively, and $3.0 million, $600,000 and $605,000 for the years ended July 31, 1999, 1998 and 1997, respectively. Net cash provided by financing activities was primarily from proceeds of the sale of our preferred shares.

     Upon the consummation of this offering, pursuant to the exercise of an option issued to CNET in connection with the sale of our class C preferred shares, CNET has agreed to purchase a number of common shares which, on the date of exercise, equals 5% of all of our issued and outstanding common shares on a fully diluted basis at a price of approximately $6.23 per share. See "Related Transactions".

     We believe that the cash flows that we expect to generate from sales of our services and our current cash balances will be sufficient to meet our anticipated cash needs for working capital and capital expenditure requirements for at least the next 12 months if this offering does not occur and we do not expand our infrastructure, sales and marketing activities and research and development activities as we currently contemplate. We believe that the net proceeds from this offering, together with the cash flows that we anticipate generating from sales of our services, the proceeds from the exercise of our outstanding warrants, the option held by CNET, and our current cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditure requirements assuming the expansion of our business as currently contemplated for at least the next eighteen months. If we do not generate our anticipated cash flows, we may require additional funds prior to such date. If such additional financing is not available on acceptable terms, we would seek to reduce our planned rate of growth, reduce our operating expenses as necessary and use other sources of cash on hand and from our operations.

FOREIGN CURRENCY TRANSLATION AND HEDGING

     We are exposed to foreign currency fluctuations through our operations in Canada. Substantially all of our revenue and corresponding receivables are denominated in United States dollars. However, a majority of our network operations, client services, research and development and administrative expenses are denominated in Canadian dollars. Changes in the value of the Canadian dollar relative to the U.S. dollar may result in currency translation gains and losses and could adversely affect our operating results. We have not engaged in any hedging transactions to mitigate our exposure to currency fluctuations and, accordingly, include gains and losses on foreign currency transactions in our statement of operations. To date, foreign currency exposure has been minimal. However, in the future we intend to hedge all or a significant portion of our annual estimated Canadian dollar expenses to minimize our Canadian dollar exposure. We are in the process of implementing our currency strategy with respect to other foreign currencies.

YEAR 2000 READINESS DISCLOSURE

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. This could result in system failures or miscalculations causing disruption of operations for any company using these computer programs or hardware. Among other things, this could include a temporary inability to process transactions, send or receive e-mail messages, send invoices or engage in normal business activities. As a result, many companies' computer systems may need to be upgraded or replaced in order to avoid Year 2000 issues.

     We are a comparatively new enterprise. Accordingly, the majority of software and hardware we use to operate and manage our business has all been purchased or developed by us within the last two years. While this does not uniformly protect us against Year 2000 exposure, and subject to the comments below concerning other companies' products and software, we believe our exposure is limited because the information technology we use to operate and manage our business is not based upon legacy hardware and software systems. Generally, hardware and software designed within the current decade and the past several years in particular has given greater consideration to Year 2000 issues.

     We have evaluated the Year 2000 readiness of substantially all of the information technology systems that we use. Based on the results of our evaluation, we believe our information technology systems are Year 2000 compliant and will not suffer any latent Year 2000 problems. We have also received certifications from our providers of our non-information technology systems, such as our phone systems, power supplies and other systems. These certifications indicate that our non-information technology systems are Year 2000 compliant.

     In implementing our Year 2000 compliance program, we have identified and inventoried Year 2000 sensitive components in our internal systems. We have also made reasonable efforts to contact vendors and suppliers that provide us with Year 2000 sensitive components in order to determine the compliance of these components. The majority of our vendors have certified to us that they are Year 2000 compliant. We have completed our evaluation of substantially all of our hardware components and have received vendor certification that they are Year 2000 compliant. We have also upgraded all our operating systems to Year 2000 compliant system versions.

     Because we are unable to control other companies' products and software, we are not able to certify that these products and software will not suffer any errors or malfunctions related to Year 2000. Our suppliers and vendors could experience latent Year 2000 problems. In addition, although some Year 2000 sensitive components in our internal systems may have passed internal Year 2000 compliance testing by our suppliers or vendors, we do not certify that these materials or components will perform as tested when used in circumstances not reflected in the testing.

     As of the date of this prospectus, we have not experienced any material Year 2000 problems relating to our software, computer technology or services, nor are we aware of any material Year 2000 problems relating to the software, computer technology or services of any third parties on which we rely. We do not believe that any aspects of our business are still subject to any material Year 2000 problems.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, or SOP 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. We do not expect that the adoption of SOP 98-1 will have a material impact on our financial statements.

                                    BUSINESS

OVERVIEW

     We provide Internet direct marketing and communications services. Our technology infrastructure, software and services enable businesses to market to and communicate with their customers through personalized and targeted e-mail messaging campaigns. Our clients access our technology and services, and retain control of their e-mail campaigns, through the Internet. Our technology platform is comprised of specialized hardware and software applications which we host for clients who wish to outsource any or all aspects of e-mail messaging. We also provide our clients with a full range of e-marketing services on an outsourced basis to assist our clients in the development, execution and assessment of their e-mail campaigns.

INDUSTRY BACKGROUND


     Many companies have begun to expand their use of Internet-based technologies to replace or improve traditional operations such as marketing and advertising. According to Forrester Research, total Internet marketing and advertising expenditures in the United States will increase from $2.8 billion in 1999 to $22.2 billion in 2004. E-mail has become an increasingly popular choice for companies to market to and communicate with their customers both through advertising and direct marketing. According to Forrester Research, the market for e-mail marketing services will grow from $156.4 million in 1999 to $4.8 billion in 2004.


     The significant increase in e-mail as a vehicle for marketing is a reflection of the cost effectiveness, speed of delivery and higher response rates of e-mail marketing relative to traditional direct marketing campaigns and Internet banner advertising. Marketing through e-mail offers a potentially more effective medium for reaching target audiences and soliciting higher response rates from recipients. However, to date, a large number of e-mail campaigns for marketing purposes have principally involved mass e-mailings of promotional messages. Although these e-mailings are a low-cost method of communication for many businesses, the unsolicited and untargeted nature of these e-mailings, commonly referred to as spam, has resulted in relatively low rates of effectiveness, negative consumer reaction and proposals for legislation to regulate the activity.

     The need for more effective, targeted e-mail has resulted in the development of permission-based e-mail campaigns. Unlike unsolicited mass e-mail campaigns, recipients of permission-based e-mails have given their consent to receive e-mails on specific topics. Given this self-selection, permission-based e-mail messaging campaigns do not face the same issues as untargeted and unsolicited mass e-mail campaigns do, and the success rates of permission-based e-mail messaging campaigns are significantly higher than those of traditional campaigns. Forrester Research reports response rates for permission-based e-mail campaigns of 5.0% to 25.0%, compared to response rates of 1.2% to 3.9% for traditional direct mail marketing methods and an average of approximately 0.7% for Internet banner advertisements. Another significant benefit of e-mail is the estimated cost of e-mail as compared to traditional physical mail campaigns. According to Forrester Research, a traditional catalog mailing costs $0.50 to $1.00 per catalog, while a highly personalized e-mail campaign costs $0.05 to $0.10 per e-mail. The combined success rate and cost benefits provide a more efficient method to reach target customers and provide greater returns on investment than the available alternatives.

CHALLENGES IN IMPLEMENTING AND OPERATING E-MAIL MESSAGING SYSTEMS

     The majority of companies today conduct their commercial e-mail messaging activities in-house and face several challenges in implementing and operating their e-mail communications systems. These challenges include the need to implement, scale, maintain and enhance an e-mail communications system for commercial e-mail messaging, which require large investments in technology and staff, as well as dedicated computing facilities. To deliver a high volume of e-mail messages, companies must invest in high bandwidth data facilities, servers that can accommodate a high volume of e-mail, and software that can be used to develop, send and schedule campaigns. Companies must also establish a dedicated team of information technology professionals to maintain, enhance and operate their e-mail communication systems. In addition, companies require significant expertise in the following areas to ensure the success of their e-mail messaging efforts:

     - Database Management. Companies must develop and maintain databases which contain accurate e-mail addresses for proposed recipients of e-mail communications and appropriate demographic, transactional and behavioral data about the recipients.

     - Campaign Management. Companies must have the ability to assemble and deliver high volumes of personalized e-mail messages, track and analyze large volumes of individual customer responses and obtain reports concerning the effectiveness of the campaign while the campaign is being executed in order to make immediate adjustments.

     - Safeguards to Avoid Spam. Companies must have the ability to conduct high volume e-mail messaging campaigns that will not be identified as spam. Spam is a major concern among Internet users and ISPs and a number of jurisdictions have enacted or are considering enacting legislation banning spam. In addition, many corporations and ISPs utilize software to block spam. Significant expertise is required both to comply with the rules and protocols that govern the delivery of high volume e-mail messaging campaigns and to manage relationships with major ISPs in order to facilitate the delivery of our e-mail messages.

     We believe that as e-mail messaging becomes more heavily used by companies seeking to market to and communicate with existing and potential customers, the costs associated with obtaining the required resources and expertise necessary to successfully address the challenges of implementing e-mail communication systems in-house will lead many companies to seek an outsourced solution to their e-mail messaging needs.

THE FLONETWORK SOLUTION

     We provide the technology and services needed by businesses to market to and communicate with their customers using e-mail. Our technology platform is comprised of specialized hardware and software applications which we host for clients who wish to outsource any or all aspects of e-mail messaging campaigns. Our clients access our technology and services, and can retain control of their e-mail messaging campaigns, through the Internet. We also provide our clients with a full range of Internet direct marketing and communications services.

     We manage all aspects of permission-based e-mail messaging campaigns, including designing the campaigns, building and managing e-mail address lists, testing and deploying the campaigns and tracking, reporting and analyzing the results. Our e-mail messaging services provide our clients with the following benefits:

     Lower Cost of Ownership. By outsourcing their e-mail messaging functions to us, our clients can reduce their administrative burdens and relieve their internal information technology departments of the responsibility for purchasing, installing and maintaining a system required to support in-house e-mail messaging services. Our technology infrastructure is maintained at our facilities, where we employ a team of systems administrators who monitor the network seven days a week, 24 hours a day. Our services eliminate our clients' need to lease, buy or continually upgrade bandwidth, hardware and software, and recruit and retain systems engineers and administrative personnel to run and monitor their e-mail messaging systems and campaigns.

     Quicker Time to Market. Many companies attempting to manage their e-mail messaging needs in-house do not have the resources or expertise to implement a dedicated e-mail deployment network on a timely basis. By outsourcing their e-mail messaging functions to us, new clients can begin e-mail campaign deployment within one to two months from the signing of a contract with us, depending on the level of required customization and the complexity of the e-mail database. Once the initial integration and setup is complete, we can generally deploy an e-mail messaging campaign in five to 48 hours from the time we receive a client's list of recipients, e-mail content and permission to deploy the campaign.

     Reliable and Scalable High Volume Deployment. We have developed a network of specialized servers and software which have been engineered to handle high volumes of personalized and trackable e-mail messages. E-mails are deployed through three data centers which are connected to high-speed Internet connections. We maintain a reliable network by using several server farms in multiple locations with different ISPs, decreasing our reliance on any single location or ISP, and monitoring our system seven days a week, 24 hours a day. The network is designed to be easily scaled to handle large volumes of e-mails.

     Web-based Client Control. Our clients have access to our technology infrastructure, software and services through the Internet, seven days a week, 24 hours a day, giving them control over their e-mail campaigns and enabling them to organize their campaigns, compose and personalize messages, choose the time and pace of delivery, perform test campaigns and evaluate reports while the campaign is being executed.

     Personalization. We collect data on customer behavior and response rates to help our clients target their customers. We also store information on our clients' customers to create a database of customer value information. This information enables our clients to make more informed decisions regarding the content and offer being delivered to their existing and potential customers. Our clients can also personalize each e-mail to the needs and interests of a particular recipient based on information contained within the database of customer value information. Messaging can be personalized by inserting any text into the subject line, body of the text message or HTML message.

     Sophisticated Targeting and Tracking. Our sophisticated e-mail messaging campaign tracking capabilities allow our clients to more effectively target their audiences and evaluate the effectiveness of their campaigns. We track statistics including total dollars spent and total number of transactions measured by individual customers and by customer segment, pass-along rates of e-mails sent by the original recipient to other on-line users, rates of click-throughs from an e-mail to a client's web site, click-through rates at certain time periods, the number of recipients who have subscribed or unsubscribed and the number of e-mails that have bounced back.

     Instantaneous Reporting. Our Internet-based reports enable our clients to evaluate the effectiveness of a campaign and to make immediate adjustments to the campaign during execution. These reports provide transactional and response statistics which allow our clients to identify their most active customers. Transactional and response information from these reports can be exported into a spreadsheet application for further analysis using standard data analysis tools. We believe that our reporting capabilities represent a significant competitive advantage compared with that of e-mail service bureaus.

OUR STRATEGY

     Our objective is to become a leading provider of e-marketing services. As part of this strategy we intend to continue to broaden our e-mail messaging services and to develop other hosted direct marketing applications and services over the Internet. Key elements of our strategy include:

     Expand Our Client Base. We intend to more than double the size of our direct sales force by the end of 2000. Presently, our sales force focuses primarily on the e-publishing and e-business markets. As we expand the size of our sales force, we intend to increase our focus on specific vertical markets in order to provide our clients with solutions and services tailored to their particular needs.

     Develop Strategic Relationships. We believe that by strengthening relationships with our clients and by developing relationships with other e-marketing companies, we can further strengthen our market position and enhance the products and services we offer to our clients. For example, we continue to work closely with CNET to design new and innovative product features and service offerings. In addition, the relationships we maintain with direct marketers and e-mail list brokers, including Directmedia.com (formerly known as Acxiom Direct Media), Grizzard List Services, The Lake Group and Impower, provide a marketing channel that supplements our direct sales force. We intend to continue to develop close relationships with clients and e-marketing companies to bring innovative solutions to market and to expand our client base.

     Develop Value Added Services. We are developing additional e-mail messaging services for customer acquisition, data management, customer service, campaign management, personalization and content management to provide clients with a complete e-marketing solution. We will develop some of these services internally and access others through relationships with third parties. These additional services will be designed specifically for Internet direct marketing campaigns to enable our clients to more effectively target their customers and better evaluate the success of their campaigns.

     Create a Network of Resellers. We intend to enter into reseller arrangements to help establish the FloNetwork brand as the preferred provider of e-mail messaging services. Under these arrangements, we expect resellers to use our technology platform to deliver Internet direct marketing and communications professional services to their clients. We also expect that these resellers will provide us with services that complement our core offerings. We also believe that a network of resellers can give us access to additional vertical and geographical markets, and provide us with greater market reach and revenue potential.

     Enhance and Expand Our Technology. We are investing heavily in research and development activities to incorporate additional direct marketing features into the services we provide. In addition, we are continuing to invest in enhancing the reliability, scalability and performance of our specialized servers, data centers and network infrastructure to support higher e-mail volume deployment capacities, a greater degree of personalization and enhanced targeting capabilities.

     Continue to Provide a High Level of Client Service. We will continue to emphasize the importance of client service throughout our company. We assign each client an account team that is responsible for the quality execution of each element of the service delivery process including sales, contract management, scheduling, set-up, deployment and data administration. We are highly client-focused and committed to having 100% of our clients act as positive references for future business.

     Build Brand Awareness. We are pursuing an aggressive branding strategy to promote our technological excellence and our clients' high level of satisfaction with our services. We intend to establish FloNetwork as the standard for reliable, high-volume e-mail deployment with exceptional tracking and reporting capabilities. We plan to expand this brand identity to promote our brand as the standard for Internet direct marketing and communications services. In pursuing this strategy, we will continue to participate in key industry associations and conferences, actively report our service capabilities and client successes to the trade press and direct marketing community and leverage relationships with leading Internet direct marketing and communications analysts.

     Pursue Strategic Acquisitions and Investments. We plan to evaluate acquisition and investment opportunities in complementary businesses, products and technologies. We will explore opportunities that may accelerate our growth, provide us with new technologies or help us penetrate new markets. Presently, we do not have any commitments or understandings for acquisitions or investments, and we are not presently engaged in any negotiations in that regard.

OUR SERVICES

     We provide services that address all aspects of e-mail messaging.

                                      LOGO

DESIGN OF E-MAIL MESSAGING CAMPAIGNS

LOGO                            - Personalization of E-mail Messages.  We provide our
                                clients with the ability to personalize e-mails through an
                                  Internet browser using customer information stored in a
                                  database. Messages can be personalized by inserting any
                                  text into the subject line or the message, whether in
                                  plain text, HTML or Rich Media formats.
                                - Targeting E-mails Through Filtering and Segmenting E-mail
                                Address Lists. Our filtering and segmentation technology
                                  allows our clients to segment their list for a particular
                                  campaign based on the demographic, geographic or
                                  behavioral information contained in the database.
                                - Targeting AOL Users.  Often a large percentage of a
                                client's mailing list is made up of recipients who are AOL users, who cannot click-through directly from a universal
                                  resource locator, commonly referred to as a URL, link. We
                                  have developed software that provides active URL links for these recipients, improving click-through rates for this
                                  important audience.
                                - Multiple Content Formats for Better Targeting.  We can
                                support and deliver plain text, HTML and Rich Media
                                  messages. This provides clients with the flexibility to
                                  choose the right content for the right message.
                                - HTML Auto-Sensing for Better Targeting.  Our auto-sensing technology detects whether a recipient is able to view HTML messages and updates the database accordingly. This
                                  information can be used for all future mailings to ensure
                                  that the highest level of content is sent to the
                                  recipient.

BUILDING AND MANAGING E-MAIL ADDRESS LISTS

LOGO                            - E-mail Address and Data Hosting.  We provide e-mail
                                address and data hosting services that enable our clients to store their e-mail address lists. We continually update
                                  the database of response and transactional information
                                  gathered as a result of delivering e-mail messages.
                                  Updating this database with response and transactional
                                  information allows our clients to target their customers
                                  more effectively on future mailings.
                                - Building E-mail Address Lists from a Client's Web Site.
                                Our technology enables our clients to build an "enter your
                                  e-mail address here" form on their web sites to capture
                                  subscription requests for e-mail newsletters as well as
                                  user profile information such as age, income, gender, and
                                  occupation. All e-mail addresses and user profile
                                  information entered into the form are automatically
                                  imported into our database providing a centralized point
                                  of data collection and maintenance.

                                - E-mail Address List Management.  We provide e-mail address list management services to assist our clients with
                                  maintaining and updating their e-mail lists and with
                                  preparing an e-mail address list in advance of a mailing.
                                  Our technology identifies defective e-mail addresses,
                                  merges multiple e-mail address lists, suppresses duplicate
                                  e-mail addresses and allows filtering of e-mail addresses
                                  or domain names to which we or our clients have had
                                  trouble delivering e-mails in the past or which have
                                  specifically requested not to receive e-mail deliveries
                                  from us. Our technology is designed to ensure that no
                                  e-mail address will receive the same message twice.
                                  Invalid e-mail addresses and bounced back e-mails are
                                  flagged in the database and suppressed from future
                                  mailings. Subscribe and unsubscribe requests are
                                  automatically handled by us and are flagged and updated in the database.
                                - Web-Based Subscriber Profile Management.  We can host a
                                branded web page for each of our clients where e-mail
                                  recipients may update their own profiles and unsubscribe
                                  from a mailing list. For example, if the recipient's
                                  e-mail address is going to change, the recipient can go to the member profile page of the branded web page and
                                  provide a new address which will be reflected
                                  automatically in the database for future mailings.

TESTING

LOGO                            - Splitting E-mail Messaging Campaigns to Test Different
                                Offers. Our technology enables clients to create
                                  statistically valid and random e-mail address lists in
                                  order to test a campaign before sending it out to the
                                  entire list. This allows our clients to determine which
                                  messages generate better response rates before deploying a full campaign. The names used on test lists are
                                  automatically removed from the original list so that they
                                  are not sent the message again when the full mailing is
                                  executed.
                                - Analyze Performance of Tests in Hours.  Tests can be
                                deployed and the results can be viewed through the Internet.
                                  Our tracking and reporting features allow our clients to
                                  make immediate changes to their campaigns, delay their
                                  campaigns or abort campaigns depending on the response to
                                  the test mailing.
                                - Quality Control Testing.  We test e-mail messages against leading e-mail packages and web-based e-mail services to
                                  ensure that message format and URL links are optimized for maximum viewing impact and click-throughs.
                                - Anti-Spam Testing.  New e-mail address lists are sampled to determine if they give rise to an unusually high number of complaints. E-mail address lists that result in
                                  unusually high complaints are investigated.

DEPLOYMENT OF E-MAILS

LOGO                            - Reliable and Scalable Deployment of E-mails.  Our targeted
                                e-mail delivery system delivers e-mail messages quickly,
                                  reliably and in high volumes. Customizing and
                                  personalizing each e-mail message typically affects volume throughput. Our services have been optimized to deliver
                                  high volumes of personalized e-mail messages. All messages are delivered from our data centers, using high speed
                                  Internet connections, which currently provide a high
                                  volume capacity of over 20 million personalized and
                                  targeted e-mail messages per day.
                                - Direct Client Control Over Deployment.  Our services are hosted on our specialized network of e-mail servers to which our clients have direct access through the Internet. This
                                  provides our clients with the ability to control the
                                  delivery of their e-mail messaging campaigns. Clients can
                                  change, delay or stop an e-mail campaign at any point
                                  during its deployment. Our clients can also schedule
                                  e-mail messaging campaigns to be deployed at a specific
                                  date and time.

TRACKING, REPORTING AND ANALYSIS

LOGO                            - Tracking of Specific Online Behavior.  We track statistics that are important to our clients. These statistics include buy rates measured by total dollars spent, pass-along
                                  rates of e-mails sent by the original recipient to other
                                  on-line users, rates of click-throughs from an e-mail to a client's web site, click-through rates at certain time
                                  periods, the number of e-mail recipients who have
                                  subscribed or unsubscribed and the number of e-mail
                                  messages that have bounced back. These statistics provide
                                  our clients with the ability to identify their most active customers and prospects, and those who have specifically
                                  requested not to receive e-mail messages.
                                - Reporting and Analysis.  We capture transactional and
                                response data from e-mail messages delivered through our
                                  network. This information is captured in standard reports
                                  which can be viewed at the same time as a mailing is being executed. This information can be exported into a
                                  spreadsheet application for further analysis using
                                  standard data analysis tools.
                                - Historical Reports on Customers over Multiple Campaigns.
                                We capture response and transactional data by individual
                                  e-mail address on a continuous basis over multiple
                                  campaigns. Our customer value reports provide our clients
                                  with key statistics such as total purchases and total
                                  number of click-throughs over the last twelve months. This historical data extends our clients' understanding of
                                  their customers over multiple e-mail messaging campaigns.

SALES AND MARKETING

     We market and sell our services primarily through direct sales representatives located in Pleasanton, California, Chicago, Illinois, Cos Cob, Connecticut and Toronto, Ontario. Presently, our sales force is primarily focused on the e-publishing and the e-business markets. As we expand the size of our sales force, we intend to increase our focus on specific vertical markets. We believe that by focusing on specific vertical markets we will be able to provide our clients with solutions and services specifically tailored to their particular needs. As of December 31, 1999, we employed a total of 28 sales and marketing personnel. We plan to increase the number of sales and marketing personnel significantly in the next twelve months to over 50 by the end of calendar 2000.

     We complement our direct sales force generally through informal, unwritten and nonbinding relationships with direct marketers and e-mail list brokers who are in a position to influence their clients' marketing strategies and tactics. We have relationships with Directmedia.com (formerly known as Acxiom Direct Media), Grizzard List Services, Impower (formerly known as American List Counsel interactive) and The Lake Group. We also have an informal marketing relationship with Michael Tchong, publisher of Iconocast, an Internet marketing newsletter, who uses our services for the electronic distribution of his newsletter. We generally pay these direct marketers and e-mail list brokers commissions for each client that they introduce to us. We plan to enter into additional relationships in the future.

     Our marketing strategy is focused on continuing to develop and promote our brand as the standard for reliable, high-volume e-mail deployment with superior tracking and reporting capabilities. We plan to expand this brand identity to promote our brand as the standard for e-marketing services on the Internet. To generate qualified leads for our sales team, we focus our marketing efforts on entities that use direct marketing to promote their products and services, with an emphasis on e-publishers and e-business merchants. We use a range of marketing initiatives including exhibits and speaking engagements at key trade shows, ongoing contact with leading industry analysts, space advertising in leading direct marketing and Internet magazines, sponsorship of direct marketing web sites, conferences, industry events and trade associations, and our own web site. We publish collateral materials including company brochures, feature descriptions, technology research papers and client case studies.

CLIENTS

     We began providing e-mail messaging services in May 1998, and, to date, we have provided these services to over 100 clients primarily in the e-publishing and e-business markets. We have concentrated on clients in these markets because of their e-mail volume potential, the range of e-mail services they require and their desire for outsourced e-mail solutions.


     We typically seek to enter into contracts with our clients for terms of one to two years. Under these contracts, we typically commit to deliver a specified volume of e-mails in a specified time period as may be requested by our clients from time to time and commit to having our services fully functional and available for our clients, with limited downtime, during the term of the contract. These contracts generally do not provide for any minimum usage commitment by our clients, nor do they provide for any penalty in the event that our clients terminate the contract early. The amounts we generally charge our clients are determined on a case-by-case basis and vary depending on expected e-mail volume levels, and on the range of professional services, technical services and initial set-up work provided to clients. Set-up fees and fees for professional and technical services are charged to a particular client as separate items or included in the calculation of the overall rate for each 1,000 e-mail messages delivered.

     For the five months ended December 31, 1999, a two-year e-mail services contract with CNET and a two-year e-mail services contract with Impower for services provided to barnesandnoble.com, both of which have contract terms consistent with the terms described in the previous paragraph, accounted for 17.0% and 10.5% of our revenues, respectively.


     Under the CNET agreement, we have committed to provide e-mail deployment and support services including data maintenance, maintenance of customer unsubscribe requests, handling of undeliverable e-mail, provision of all hardware, software, Internet connections and bandwidth necessary to send the e-mails and tracking and reporting of campaign statistics. In consideration for our services, CNET paid us an initial start up fee and pays us for each 1,000 e-mail messages we send. Through December 31, 1999, we have received revenues of $201,000 from CNET under this agreement. The agreement, which terminates on July 18, 2001, unless automatically renewed in accordance with the terms of the agreement, may be terminated by either party for cause and by CNET for any reason upon 90 days notice.



     Under the Impower agreement, we have agreed to support barnesandnoble.com's marketing efforts through Impower by providing e-mail deployment and support services including data maintenance, maintenance of customer unsubscribe requests, handling of undeliverable e-mail, provision of all hardware, software, Internet connections and bandwidth necessary to send the e-mails and tracking and reporting of campaign statistics. In consideration for our services, Impower pays us for each 1,000 e-mail messages we send and for specified services provided at the client's request. Through December 31, 1999, we have received revenues $126,000 from Impower under this agreement. The agreement, which terminates on October 24, 2001, may be terminated by either party for cause.


     Select customers who have signed one to two year contracts with us are listed below. Most of our other clients have signed contracts for terms of less than one year or have used our services for a specific number of e-mail messaging campaigns.

AdvanStar                                     Internet World
AIG                                           iPrint.com
barnesandnoble.com                            Lawnmower Online
Bigstep.com                                   LowestFare.com
Brain.com                                     Meredith Corporation
Broadband Digital Group                       MicroWarehouse Inc.
Buy.com                                       New Media
Calyx & Corrolla                              Petstore.com
Chapters Online                               Shopping4sure.com
CNET                                          Tech Republic
Continental Airlines                          Thomas Publishing Company
Day Timers                                    Transpoint
DigiTrends                                    ValueAmerica.com
DoubleDay Select                              Viewsonic
E machines                                    Win Freestuff
Eve.com                                       Worldwide Business Research
Fashionmall.com                               Ziff Davis Publishing

CLIENT CASE STUDIES


     The client case studies set forth below illustrate the five key aspects of e-mail messaging and are representative of the ways in which our clients use our services, although the listed clients use our services for more than the key aspect described below. For the five months ended December 31, 1999, we received 17.0% of our revenues from CNET and 7.3% from the other clients listed below.


CLIENT               CURRENT SERVICES                  SUMMARY OF CASE STUDY
-----------------  ---------------------  -----------------------------------------------
LOWESTFARE.COM     Design of E-mail       LowestFare.com, an on-line provider of discount
                   Campaigns              travel services, used our HTML technology and
                                          creative design services to create a compelling
                                          travel promotion aimed at generating new
                                          customers. This HTML promotion resulted in a
                                          higher response than previously attained when
                                          plain text e-mail was used. We started working
                                          with LowestFare.com in September 1999.
CNET               Building and Managing  CNET, a new media company, uses our services to
                   E-mail Lists           build and manage their e-mail address lists and
                                          to deliver millions of plain text and HTML
                                          newsletters. We built a direct link between
                                          CNET's web site and the FloNetwork database.
                                          This link enables users to sign up to CNET
                                          newsletters and be instantly included in the
                                          FloNetwork database, which streamlines the
                                          e-mail collection process. Since June 1999,
                                          CNET's subscription growth has increased
                                          nine-fold. This growth represents a significant
                                          increase in CNET's revenue potential from their
                                          mailing lists. We began working with CNET in
                                          June 1999.
VALUEAMERICA.COM   Testing                Value America Inc. (ValueAmerica.com), an
                                          online electronics and technology superstore,
                                          uses our system to segment and test offers to
                                          their existing customers. ValueAmerica.com can
                                          send several offers to different segments of
                                          their mailing lists and track which one
                                          performs the best. Each mailing list is also
                                          split automatically into plain text and HTML
                                          mailings using our auto-sensing technology. The
                                          different offers and formats are evaluated
                                          before a final offer is generated. Through this
                                          process, we have helped ValueAmerica.com
                                          improve response rates by 200-300% over
                                          standard text, non-tested offers. We began
                                          working with ValueAmerica.com in September
                                          1999.

CLIENT               CURRENT SERVICES                  SUMMARY OF CASE STUDY
-----------------  ---------------------  -----------------------------------------------
CONTINENTAL        Deployment             Continental Airlines, the fifth largest airline
  AIRLINES                                in the U.S., needed reliable e-mail deployment
                                          services using a high quality e-mail database.
                                          Continental also required a deployment process
                                          which would include content from its numerous
                                          marketing partners (hotels, rental car
                                          agencies, etc.) in all mailings. We did
                                          extensive work to improve the quality of
                                          Continental's e-mail database and created a
                                          process which enabled campaigns to be executed
                                          in hours. As a result of this work, we
                                          currently deliver millions of targeted and
                                          measurable messages per month to Continental's
                                          customers. We began working with Continental in
                                          October 1999.
PETSTORE.COM       Tracking, Reporting &  Petstore.com, an on-line pet supply store, uses
                   Analysis               our advanced reporting services to measure
                                          return on investment from e-mail campaigns. Our
                                          tracking features integrate with Petstore.com's
                                          web site to provide them with information on
                                          purchases resulting from e-mail messaging
                                          campaigns. We began working with Petstore.com
                                          in September 1999.

CLIENT SERVICES, ACCOUNT MANAGEMENT AND THE SERVICE DELIVERY PROCESS

     We emphasize the importance of client service throughout our company. Our goal is to provide a high level of service and support that results in each client being a positive reference for future clients. An account team is responsible for each client relationship and is led by an account executive from sales. The team is supported by an account manager, an inside client services manager, deployment staff, data administrators and a representative from our executive team. The account team is responsible for the quality execution of each element of the service delivery process including sales, contract management, scheduling, set-up, deployment and data administration. Historically, the number of clients served by each account team has been relatively small. However, as our number of clients grows, we face the challenge of serving more clients per account team without compromising service quality.

TECHNOLOGY

     Our proprietary technology is optimized for high volume, personalized e-mail messaging, complete with back-end reporting and analysis. We have spent over two years developing this technology. The web-based user interface, features and functionality were created with a direct marketing application in mind. By constructing a distributed network of over 100 servers to run the software and connecting this network to the Internet backbone through our ISPs, we have created a scalable, reliable e-mail network which is currently capable of delivering over 20 million, highly personalized and targeted e-mail messages per day. Our software handles the critical elements of an e-mail messaging campaign including e-mail delivery, e-mail address list management, targeting, segmentation, testing, personalization, tracking, real-time reporting, bounced back e-mail processing and data hosting. We can also deliver e-mail in multiple formats including plain text, HTML or Rich Media.

  ARCHITECTURE

     Our technology has been designed to offer a reliable and scalable operation. The network design is based on a distributed architecture consisting of Unix OS, Cisco and IBM hardware, Microsoft NT and

SQL 7.0 database. Multiple redundancy is built in to provide parallel processing to enhance the overall reliability of the system.

     The distributed system can be divided into these functional components:

     - Data Hosting. Client databases, such as campaign results and profile information, are warehoused in a secure and reliable environment based on Microsoft SQL technology. Our proprietary software and design allow us to leverage advanced Microsoft SQL technology without sacrificing performance and ease of maintenance.

     - Content Management and Personalization. A proprietary client-server application is used for multi-format management, content configuration, personalization, e-mail list management and campaign scheduling. The application architecture can be distributed across multiple hardware platforms and systems for maximum scalability.

     - E-mail Deployment. Our e-mail deployment engine is based on both proprietary and open source simple messaging transfer protocol, commonly referred to as SMTP, technology. The open source SMTP technology is modified to meet our requirement of scaled performance and distributed server farms.

     - Tracking. A centralized tracking and measuring sub-system is used to collect e-mail campaign statistics from various measurable events such as e-mails delivered, opened and responded to, and amounts purchased. This event architecture allows us to increase the overall measurability of the system with little incremental development.

     - Bounced E-mail Processing. Inbound e-mails and bounced e-mails are sorted and processed through our proprietary distributed server-based software, which is configurable through rule tables. Processed incoming e-mails are tracked and reported for further analysis. Customer inquiries are forwarded to our clients for response.

     - Reporting. We provide reporting capability to our clients through a secure web-based user interface accessible via a web browser. In addition, our reports can be exported to a spreadsheet application for further analysis using standard data analysis tools.

  NETWORK OPERATIONS CENTER

     Our data and network centers are located at three separate third party facilities. These facilities are climate controlled, equipped with back up generators and include service level guarantees for bandwidth uptime, fire protection and seven days a week, 24 hours a day security surveillance. Our data centers are connected remotely to our network operations headquarters via a direct private network with multi-layered security to ensure reliable and secure remote network management. In building and maintaining the network, we have focused on reliability, scalability and performance. We are planning to open an additional remote facility within the next twelve months. The current network is monitored and managed by our internal operations team of network engineers, database administrators and network operators for around the clock operation.

  SECURITY

     Our security system which safeguards client data consists of five layers: comprehensive security policies and standard operating procedures; control of access to our technology platform through log-ins and passwords; independent security audits on server farms; real-time intrusion detection through a hardware-based firewall; and maintenance of a dedicated emergency response team providing seven days a week, 24 hours a day surveillance.

COMPETITION

     The Internet direct marketing and communications services industry in general, and the e-mail messaging services industry in particular, is intensely competitive with few barriers to entry. Accordingly, a number of competitors entered the market during 1999. We believe that competitive pressures will increase with new and established companies entering the e-mail messaging services space.

     We compete on the basis of a number of factors including the quality of our clients and our clients' willingness to act as references, the quality of our client service, the scalability and reliability of our solution, the effectiveness of our outsourced model, the technical strength of our reporting and tracking capabilities, and the direct marketing expertise of our people. We compete with the information technology departments of current and prospective clients who use in-house e-mail systems to manage and deliver e-mail messaging campaigns.

     We also compete with companies providing outsourced solutions including e-mail distribution, list management, reporting and bounce processing, e-mail consulting and campaign analysis. We compete directly with e-mail service providers such as Digital Impact, Exactis.com, MessageMedia, Post Communications and Responsys.com. A number of e-mail service providers also offer customers the ability to purchase or license software to internally handle their own e-mail marketing programs. A number of other companies from related market segments could enter our market, including banner ad networks, e-mail list brokers, Internet advertising and direct marketing agencies, corporate e-mail services providers, ISPs, inbound e-mail management companies, customer relationship management vendors, marketing automation companies, personalization companies and others with large and established Internet businesses, including portals. These include companies such as Yesmail.com, Mypoints.com, Cybergold, NetCreations, Netcentives, Kana Communications, eGain, Mail.com, and Critical Path.

INTELLECTUAL PROPERTY

     Our success and ability to compete are substantially dependent upon our technology and intellectual property. Trademarks, service marks, trade secrets, copyrights and other proprietary rights, including our trademark flonetwork(TM) and copyrights covering our software, are important to our success and competitive position. While we rely on copyright, trade secret and trademark law to protect our technology and intellectual property, we believe that factors such as the technological and creative skills of our personnel, new service developments and frequent service enhancements are more essential to establishing and maintaining an intellectual property leadership position.

     We generally enter into confidentiality agreements with our employees and consultants. Our confidentiality agreements require our employees and consultants not to disclose any of our proprietary information that is not generally available to or generally known by the public. Despite our efforts to protect our proprietary information, unauthorized parties may attempt to obtain and use our proprietary information. Policing unauthorized use of our proprietary information is difficult, and the steps we have taken may not prevent misappropriation, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the United States and Canada.

     We collect and use data derived from our clients. This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with clients, including copyright or trademark infringement, invasion of privacy or other legal theories. Although we carry general liability and umbrella liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

     Substantial litigation regarding intellectual property rights exists in the technology industry. From time to time, third parties have asserted and may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are important to us. We expect that we may face infringement claims as the number of competitors in our industry segment grows and the functionality of products and services in different industry segments overlaps. In addition, we believe that many of our competitors have filed or intend to file patent applications covering aspects of their technology that they may claim our intellectual property infringes. Although we currently are not party to any litigation asserting claims that allege infringement of intellectual property rights, we cannot assure you that we will not be a party to litigation in the future. Any third party claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us. A successful claim of infringement against us could harm our business.

GOVERNMENT REGULATION

     As the Internet continues to evolve, we expect federal, state or foreign agencies will adopt regulations covering such issues as user privacy, pricing, content and quality of products and services. A number of legislative and regulatory proposals are currently under consideration by federal and state lawmakers and regulatory bodies and may be adopted with respect to the Internet. In particular, a number of states have already passed statutes prohibiting unsolicited commercial e-mail, or spam. A number of statutes have also been introduced in Congress and state legislatures to impose penalties for sending unsolicited e-mails which, if passed, could impose additional restrictions on our business. In addition, a California court recently held that unsolicited e-mail distribution is actionable as an illegal trespass for which the sender could be liable for monetary damages.

     The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the projected demand for e-mail services or increase our cost of doing business. The applicability to the Internet of existing United States, Canadian and international laws governing issues such as property ownership, copyright, trade secret, libel taxation and personal privacy is uncertain and developing and may take years to resolve.

     Any new legislation or regulation or application or interpretation of existing laws could harm our business, operating results and financial condition. Additionally, because we expect to expand our operations outside the United States and Canada, the international regulatory environment relating to the Internet could harm our business, operating results and financial condition.

PRIVACY CONCERNS

     We believe that issues relating to the privacy of Internet users and the monitoring of online behavior are extremely important. We have a comprehensive privacy policy which we publish on our web site. We also strictly adhere to government and industry privacy standards, including those of the Direct Marketing Association. We are also a member of the TRUSTe Privacy Partnership.

     We manage all aspects of permission-based e-mail messaging campaigns, which involve sending e-mails to individuals who have provided e-mail addresses and explicitly asked to receive information on specific topics. With each e-mail sent, individuals are given the opportunity to opt-out or unsubscribe from receiving any future mailings. Our policy is not to send out unsolicited commercial e-mail (or "spam") on behalf of our clients. We work with our clients to maintain a suppression list of e-mail addresses that have opted-out of receiving any e-mails from us no matter which client is sending the e-mail. We monitor the mailing lists we receive from clients to make sure the opt-out rate is low and that the amount of replies to e-mail from concerned or dissatisified recipients is low. When we encounter a high opt-out rate or a high amount of inbound e-mail from concerned or dissatisfied recipients, we notify our client of the possibility that the list being used contains addresses that are not opt-in. When this occurs, we discontinue the mailing and notify our client of the high rate of dissatisfaction. We work with our client to determine whether there is a problem with the offer, the list being used or some other technical problem. If the list is deemed to be not opt-in, the campaign is discontinued until an opt-in list is used.

EMPLOYEES

     As of December 31, 1999, we employed 91 full-time people, 20 in research and development, 28 in sales and marketing, 31 in operations, and 12 in finance and administration. None of our employees is represented by a labor union, and we consider our relations with our employees to be good.

FACILITIES

     Our principal executive and administrative offices are located in a 13,651 square foot leased office facility in Toronto, Ontario. Our principal executive and administrative offices for the United States are located in a 2,318 square foot leased facility in Pleasanton, California. We also have a sales office in Cos Cob, Connecticut and in Chicago, Illinois.

LEGAL PROCEEDINGS

     We are not party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth our executive officers, directors and key employees, their ages and the positions they hold as of December 31, 1999:


NAME                                  AGE    POSITION
----                                  ---    --------
Eric Goodwin........................  58     Chief Executive Officer and Director
John Eckert(1)(2)...................  43     Chairman and Director
Paul Chen...........................  40     Founder and Chief Technology Officer
                                               and Director
Wilson Lee..........................  33     Chief Financial Officer
Chris Keevill.......................  34     President and Chief Operating
                                             Officer
Craig Rennick.......................  39     Vice President Sales
Peter Evans.........................  37     Vice President Marketing
Regina Brady........................  52     Vice President Partners and
                                             Strategic Development
Mark Thorburn.......................  39     Vice President Operations and
                                             Technology
Edward Anderson(2)..................  45     Director
Kit Wong(1)(2)......................  35     Director
John Hayter(1)......................  59     Director
John MacDonald......................  46     Director


-------------------------
(1) Member of the compensation committee

(2) Member of the audit committee

     Set forth below is certain information regarding the business experience during the past five years for each of the above-named persons.


     Eric Goodwin has served as our Chief Executive Officer since July 1, 1999 and as a director since June 1998. From April 1999 to June 1999, Mr. Goodwin served as a consultant to us. Prior to joining us as a consultant, Mr. Goodwin served as the Chairman and Chief Executive Officer of Fulcrum Technologies Inc., a computer software company that he co-founded in 1983. Mr. Goodwin received a Bachelor of Commerce degree from Carleton University in Ottawa.


     John Eckert has served as a director since October 1996. Mr. Eckert is a co-founder and Managing Partner of McLean Watson Capital Inc., a Toronto-based venture capital company and the manager of McLean Watson SOFTECH Fund and McLean Watson Ventures II Fund, each of which invests in information technology companies. Mr. Eckert has held his position at McLean Watson since 1992. Mr. Eckert currently serves on the board of directors of IVL Technologies, Ltd., Pictorius Incorporated, KyberPASS, and RainMaker Digital Pictures Corp., each an information technology company. Mr. Eckert received a Bachelor of Arts degree and an MBA degree from the University of Western Ontario.

     Paul Chen founded FloNetwork in 1993 and currently serves as our Chief Technology Officer and a director. From August 1993 until July 1999, Mr. Chen served as our Chief Executive Officer. Prior to founding FloNetwork, Mr. Chen held senior development positions with IBM, Honeywell Inc., a diversified manufacturing and technology company, and Bell-Northern Research Inc., the research and development subsidiary of Northern Telecom. Mr. Chen received a Bachelor of Applied Science in Electrical Engineering degree from the University of Toronto.

     Wilson Lee has served as our Chief Financial Officer since June 1, 1997. From September 1990 to June 1997, Mr. Lee worked with Arthur Andersen LLP in their audit and business advisory practice. Mr. Lee received a Bachelor of Commerce degree from the University of Toronto and is a Chartered Accountant.


     Chris Keevill has served as our President and Chief Operating Officer since October 1, 1999. From 1994 until joining us, Mr. Keevill served in senior executive positions within a variety of BCE companies, most recently as President and Chief Operating Officer of MediaLinx Inc., a consumer Internet access service and portal. From November 1994 to May 1999, Mr. Keevill was with New North Media Inc., a company that develops direct marketing screen phone services. His most recent position at New North Media was that of President. From October 1998 to May 1999, Mr. Keevill also served as President of NBTel Global Inc., a subsidiary of Bruncor Inc., a part of BCE Inc. Mr. Keevill received a Bachelor of Business Administration degree from Acadia University and an MBA from The Ivey School at the University of Western Ontario.


     Craig Rennick has served as our Vice President Sales since August 24, 1998. From 1996 until joining us, Mr. Rennick served as National Sales Manager of New North Media Inc. From 1994 to 1996, Mr. Rennick served as Director of Sales and Marketing of Le Groupe Videotron/UBI, one of the largest cable companies in Canada. Mr. Rennick received a Bachelor of Arts in Business Administration from the University of Western Ontario.

     Peter Evans has served as our Vice President Marketing since August 17, 1999. From December 1997 until joining us, Mr. Evans served as Director of Marketing and Research at MediaLinx/ Sympatico. From 1994 to 1997, Mr. Evans served as the head of the product management team for Bell Canada's Advantage outbound long distance portfolio. Mr. Evans studied Cognitive Psychology and Telecommunications Management at the University of Toronto and Ryerson Polytechnic University, and received an MBA from Queen's University.

     Regina Brady has served as our Vice President Partners and Strategic Development since October 18, 1999. From 1997 until joining us, Ms. Brady served as the head of Acxiom Direct Media, Inc.'s direct marketing, interactive and Internet initiatives for business-to-business and consumer clients. From 1986 to 1997, Ms. Brady served as the Director of Interactive Marketing for CompuServe, Inc., where she focused on strategic development and management of e-commerce, interactive advertising and direct marketing activities. Ms. Brady received a Bachelor of Arts degree in English from Pace University in White Plains, New York and studied communications at Temple University in Philadelphia, Pennsylvania.

     Mark Thorburn has served as our Vice President Operations and Technology since October 12, 1999. From 1993 until joining us, Mr. Thorburn held various senior positions with NBTel Global Inc., most recently as Vice President of Technology for NBTel Global Inc., and Vice President, Operations & Technology, at New North Media Inc. Mr. Thorburn received a Bachelor degree in Science and Engineering from Acadia University and the Technical University of Nova Scotia, and a Masters of Applied Science in Operations Research from the Technical University of Nova Scotia.

     Edward Anderson has served as a director since November 26, 1998. Since 1996, Mr. Anderson has served as Senior Vice President of Ventures West Management Inc., a venture capital firm based in Vancouver and Toronto that invests exclusively in high technology companies. From 1994 to 1996, he served as a vice president at Trillwood Investments Inc., a venture capital firm. He currently serves on the board of directors of InSystems Technologies Inc., InterNetivity Inc., Trimax Retail Systems Inc. and

Instrumar Inc., each an information technology company. Mr. Anderson received a Bachelor of Arts in Economics from Victoria College at the University of Toronto and an MBA from York University.

     Kit Wong has served as a director since November 23, 1999. Since 1996, Mr. Wong has served as a Partner at Sycamore Ventures, a venture capital firm based in New Jersey. Prior to joining Sycamore Ventures, from 1990 to 1996, Mr. Wong held various positions at J.P. Morgan & Co., including as a Vice President in charge of managing the bank's worldwide credit exposure to a portfolio of hedge funds. Mr. Wong currently serves on the board of directors of Horizon ABS (China) Holdings, Ltd., an information technology holding company. Mr. Wong graduated summa cum laude in Mechanical Engineering from The Cooper Union in New York and received an MBA with honors from Columbia University.

     John Hayter has served as a director since June 1, 1998. Mr. Hayter is the Chairman, Chief Executive Officer and a major shareholder of Vickers and Benson Companies Limited, a communications and advertising agency. He has held his position at Vickers and Benson since 1990. Mr. Hayter studied at the University of New Brunswick.


     John MacDonald has served as a director since March 23, 2000. Mr. MacDonald is the President and Chief Executive Officer of Leitch Technology Corporation, a company that designs and manufactures broadcasting digital electronic equipment, positions he has held since November 1999. Prior to joining Leitch, Mr. MacDonald served as President and Chief Operating Officer of Bell Canada, a subsidiary of BCE Inc. Mr. MacDonald also serves as a director of Sask Tel Inc., a telecommunications firm. Mr. MacDonald received a Bachelor of Science degree from Dalhousie University and a Bachelor of English degree from Technical University of Nova Scotia.


     Pursuant to a shareholders' voting agreement that we entered into with each of our shareholders in connection with the sale of our preferred shares, Eric Goodwin, Paul Chen, John Eckert, Edward Anderson, John Hayter and Kit Wong were elected to our board of directors. This agreement will terminate by its terms upon the completion of this offering. By our request, all of the directors elected pursuant to the shareholders' voting agreement have agreed to remain on the board following this offering.

BOARD COMPOSITION


     Our board of directors is comprised of seven persons. In accordance with the provisions of the Business Corporations Act (Ontario), the directors are authorized to fill vacancies on the board of directors, to increase the size of the board of directors, to fix the number of directors, up to the maximum of ten persons currently provided under our articles of incorporation, and to appoint additional directors, provided that the total number of directors after any appointment does not exceed one and one-third times the number of directors required to have been elected at the last annual meeting of shareholders, in each case without the prior consent of the shareholders. Each director is elected at the annual meeting of shareholders to serve until the next annual meeting or until a successor is elected or appointed.


BOARD COMMITTEES

     Our board of directors may delegate certain aspects of its responsibilities to committees of the board. We established an audit committee and a compensation committee in January 1999. The audit committee consists of Edward Anderson, John Eckert and Kit Wong. The audit committee reviews the professional services provided by our independent auditors, recommends the engagement of auditors and reviews our internal audits.

     The compensation committee consists of John Hayter, John Eckert and Kit Wong. The compensation committee establishes compensation policies and is responsible for determining cash and equity compensation for executive officers, including the granting of options under our share incentive plan.

DIRECTOR COMPENSATION

     The board of directors may, in its discretion, grant directors options, restricted share awards or other share-based awards under our share incentive plan. Our directors receive no cash remuneration for their service on the board of directors. The board of directors may establish and change the amount of director remuneration at its discretion. Directors are reimbursed for travelling and other expenses properly incurred by them in attending meetings of the board and any meetings of its committees.


     Since January 1, 1999, we have granted options to purchase 2,800, 2,400, 2,800, 2,400 and 30,000 common shares to Mr. Eckert, Mr. Anderson, Mr. Wong, Mr. Hayter and Mr. MacDonald, respectively, at an exercise price of $6.93. These options vest immediately with respect to 25% of the options and vest with respect to the remainder of the options in three equal annual installments in arrears commencing on the first anniversary of the date of grant.


EXECUTIVE COMPENSATION

     The following table sets forth the compensation received by the two officers who served as our Chief Executive Officer during the 12 months ended December 31, 1999 and a third officer whose salary and bonus during the 12 months ended December 31, 1999 exceeded U.S. $100,000, referred to as the named executive officers. No other executive officer's salary and bonus during the 12 months ended December 31, 1999 exceeded U.S. $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                             ANNUAL           ------------
                                                          COMPENSATION           SHARES
                                                       -------------------     UNDERLYING
NAME AND PRINCIPAL POSITION                             SALARY      BONUS       OPTIONS
---------------------------                            --------    -------    ------------
Eric Goodwin(1)......................................  $ 87,834         --      520,282
  Chief Executive Officer
Paul Chen(2).........................................   100,992(3)      --           --
  Former Chief Executive Officer and Chief Technology
  Officer
Craig Rennick........................................    76,466    $56,293       60,000
  Vice President Sales

-------------------------
(1) Mr. Goodwin became our Chief Executive Officer on July 1, 1999. From April to June 1999, he served as a consultant to FloNetwork.

(2) Mr. Chen resigned as Chief Executive Officer and assumed the position of Chief Technology Officer on July 1, 1999.

(3) Includes $57,133 paid to Mr. Chen in 1999 for services provided by Mr. Chen to us prior to January 1, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding options granted to the named executive officers during the 12 months ended December 31, 1999. We have never granted any share appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of the common shares on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated share price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future share price growth. The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 1,235,382 common shares granted during the 12 months ended December 31, 1999.


                                       % OF
                                             INDIVIDUAL GRANTS
                       -------------------------------------------------------------
                                      TOTAL                                               POTENTIAL REALIZABLE VALUE
                       NUMBER OF     OPTIONS                                               AT ASSUMED ANNUAL RATES
                       SECURITIES    GRANTED     EXERCISE   MARKET                          OF SHARE APPRECIATION
                       UNDERLYING       TO        PRICE     PRICE                              FOR OPTION TERM
                        OPTIONS     EMPLOYEES      PER       PER       EXPIRATION      --------------------------------
        NAME            GRANTED      IN 1999      SHARE     SHARE         DATE            0%         5%         10%
        ----           ----------   ----------   --------   ------   ---------------   --------   --------   ----------
Eric Goodwin(1)......   520,282         42%       $0.87     $1.28       July 1, 2009   $213,316   $632,135   $1,274,686
Paul Chen............        --         --           --        --                 --         --         --           --
Craig Rennick(2).....    40,000          3         1.28      1.28     April 30, 2004         --     14,145       31,258
                         20,000          2         2.42      2.42    August 14, 2004         --     13,372       29,548


-------------------------
(1) Each option represents the right to purchase one common share. The options shown in the table vest in 24 equal monthly installments. At the completion of this offering, the vesting of these options will be accelerated in part. See "-- Employment Agreements and Change in Control Arrangements." These options will become fully vested in the event of a merger in which we are not the surviving corporation or upon the sale of all or substantially all of our assets. See "-- Employment Agreements and Change in Control Arrangements".

(2) Each option represents the right to purchase one common share. The options shown in the table vest in four equal annual installments. These options will become fully vested in the event of a merger in which we are not the surviving corporation or upon the sale of all or substantially all of our assets and Mr. Rennick's position is terminated without cause. See
    "-- Employment Agreements and Change in Control Arrangements".

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR OPTION VALUES

     The following table sets forth certain information concerning the number and value of unexercised options held by each of the named executive officers on December 31, 1999. None of our named executive officers exercised options in the 12 months ended December 31, 1999. There was no public trading market for the common shares as of December 31, 1999. Accordingly, the value of these options have been calculated on the basis of the assumed initial public offering price of $11.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

                                               NUMBER OF SHARES UNDERLYING         VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                    DECEMBER 31, 1999               DECEMBER 31, 1999
                                               ----------------------------    ----------------------------
NAME                                           EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                           -----------    -------------    -----------    -------------
Eric Goodwin.................................    140,071         400,211       $1,418,919      $4,054,137
Paul Chen....................................         --              --               --              --
Craig Rennick................................     15,000         105,000          155,400       1,024,600

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     On July 1, 1999, we entered into an employment agreement with Mr. Goodwin for an indefinite period. Mr. Goodwin receives an annual base salary of CDN$200,000. We may terminate Mr. Goodwin without cause if we provide him with three months prior written notice, or instead of notice, we may pay him an amount equal to the salary and benefits he would have received over the three month notice period. On July 1, 1999, Mr. Goodwin received options to purchase 520,282 common shares. These options have an exercise price of $0.87 per share and vest over two years in 24 equal monthly installments. Upon the consummation of this offering, the vesting of Mr. Goodwin's options will accelerate such that a number of common shares issuable under the options equal to the number of common shares that are fully vested under the options on the date of closing of this offering shall become fully vested. The remaining unvested shares under the options will vest at a rate of 43,357 common shares per month until all of such options are vested. If we are sold or upon certain other events constituting a change in control, all of Mr. Goodwin's options will automatically become fully vested.

     On November 15, 1996, we entered into an employment agreement with Mr. Chen for an indefinite period. This agreement was amended on May 1, 1999 and March 8, 2000. Under the terms of this agreement, as amended, Mr. Chen receives an annual base salary of CDN$110,000. We may terminate Mr. Chen without cause if we provide him with written notice of such termination equal to the aggregate of one week plus one further week for every full year of Mr. Chen's service with FloNetwork, or, instead of notice, the salary and benefits he would have received over the proper notice period.

     On September 2, 1998, we entered into an employment agreement with Mr. Rennick for an indefinite period. This agreement was amended on May 6, 1999 and October 7, 1999. Under the terms of this agreement, as amended, Mr. Rennick receives an annual base salary of CDN$125,000. Mr. Rennick is also entitled to receive an annual bonus and quarterly commissions based the achievement of corporate targets and personal objectives. We may terminate Mr. Rennick without cause if we provide him with written notice equal to the aggregate of one week plus one additional week for every full year of Mr. Rennick's service with FloNetwork, or, instead of notice, we may pay him an amount equal to Mr. Rennick's salary and benefits that otherwise would have been paid over the proper notice period. Mr. Rennick may terminate his employment upon two weeks written notice. On August 24, 1998, Mr. Rennick received options to purchase 60,000 common shares. These options have an exercise price of $0.64 per share, and vest in four equal annual installments commencing on August 24, 1998. On May 1, 1999, Mr. Rennick received options to purchase an additional 40,000 shares with an exercise price of $1.28 per share, which vest in four equal annual installments commencing on May 1, 2000. On August 15, 1999, Mr. Rennick received options to purchase 20,000 common shares with an exercise price of $2.42, which vest in four equal annual installments commencing August 15, 2000. If we are sold or upon certain other events constituting a change in control, and Mr. Rennick's position is terminated, all of Mr. Rennick's options will automatically become fully vested.

SHARE INCENTIVE PLAN

     Under our Share Incentive Plan we are authorized to issue an aggregate of 2,200,000 common shares. In addition, beginning on January 1, 2001, the number of common shares authorized for issuance under the Share Incentive Plan, will increase by an amount equal to the lesser of 700,000 shares, 4% of our outstanding shares or a lesser amount determined by our board of directors. As of December 31, 1999, options to purchase an aggregate of 1,203,020 common shares at a weighted average exercise price of approximately $1.83 per share were outstanding under the plan and 69,644 options to purchase common shares had been exercised. No restricted share awards have been granted under the plan.

     The plan provides for the grant of incentive share options intended to qualify under Section 422 of the United States Internal Revenue Code of 1986, as amended, non-statutory share options, restricted share awards and other share-based awards.

     All of our officers, employees, directors, consultants and advisors and all officers, employees, directors, consultants and advisors of our subsidiaries are eligible to receive awards under the plan. Under present law, however, incentive share options may only be granted to employees.

     We may grant options at an exercise price less than, equal to or greater than the fair market value of the common shares on the date of grant. Under present law, incentive share options and options intended to qualify as performance-based compensation under Section 162(m) of the United States Internal Revenue Code of 1986, as amended, may not be granted at an exercise price less than the fair market value of the common shares on the date of grant or less than 100% of the fair market value in the case of incentive share options granted to optionees holding more than 10% of the voting power of our company. The plan permits the board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender of common shares, by delivery to us of a promissory note or by any combination of the permitted forms of payment.

     Our board of directors administers the plan. The board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. It may delegate authority under the plan to one or more committees of the board of directors and, subject to certain limitations, to one or more of our executive officers. The board of directors has authorized the compensation committee to administer the plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the plan, the board of directors, the compensation committee or any other committee or executive officer to whom the board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

     - the number of common shares covered by options and the dates upon which such options become exercisable;

     - the exercise price of options;

     - the duration of options; and

     - the number of common shares subject to any restricted share or other share-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

     In the event of a merger, liquidation or other acquisition event, our board of directors is authorized to provide for outstanding options or other share-based awards to be assumed or substituted for by the acquiror and to accelerate the vesting schedule of awards.

     No award may be granted under the plan after August 4, 2003, but the vesting and effectiveness of awards previously granted may extend beyond that date. The board of directors may at any time amend, suspend or terminate the plan, except that no award granted after any amendment of the plan and designated as subject to Section 162(m) of the United States Internal Revenue Code of 1986, as amended, by the board of directors shall become exercisable, realizable or vested, to the extent the amendment was required to grant the award, unless and until the amendment is approved by our shareholders.

SHARE PURCHASE PLAN

     Our Share Purchase Plan authorizes the issuance of up to a total of 500,000 common shares to participating employees.

     All of our employees, including our directors who are employees and all employees of any participating subsidiaries, whose customary employment is more than 20 hours per week for more than five months in a calendar year, are eligible to participate in the plan. However, employees who immediately after an option grant would own 5% or more of the total combined voting power or value of our shares or the shares of any of our subsidiaries are not eligible to participate in the plan.

     We will make one or more offerings to our employees to purchase shares under the plan. Our board of directors will determine the dates upon which these offerings will begin. Each offering commencement date will begin a six-month period during which payroll deductions will be made and held for the purchase of our common shares at the end of the purchase period.

     On the first day of a designated payroll deduction period, or offering period, we will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase common shares as follows: the employee may authorize between 1% and 10% of his or her base pay to be deducted by us during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option price is an amount equal to 85% of the closing price (as defined) per share of our common shares on either the first day or the last day of the offering period, whichever is lower. In no event may an employee purchase in any one offering period a number of shares which is more than 15% of the employee's annualized base pay divided by 85% of the market value of our common shares on the commencement date of the offering period. Our board of directors may, in its discretion, choose an offering period of 12 months or less for each offering and may choose a different offering period for each offering.

     An employee who is not a participant on the last day of the offering period is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. An employee's rights under the purchase plan terminate upon voluntary withdrawal from the purchase plan at any time, or when the employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares that the accumulated payroll deductions in the employee's account would purchase at the date of death.

     Because participation in the purchase plan is voluntary, we cannot now determine the number of our common shares to be purchased by any particular current executive officer, by all current executive officers as a group or by non-executive employees as a group.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     Subject to the limitations contained in the Business Corporations Act (Ontario), our by-laws provide that we may indemnify our directors and officers, our former directors and officers and any person who acts or has acted at our request as a director or officer of a body corporate of which our company is or was a shareholder or creditor, from and against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which they are made parties because they have been directors or officers. Indemnification of a director or officer under the Business Corporations Act (Ontario) is possible only if it is shown that the director or officer acted honestly and in good faith with a view to our best interests, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that his or her conduct was lawful.

     We have authorized and are in the process of entering into indemnity agreements with each of our directors and officers. Each indemnity agreement calls for us to indemnify the director or officer against all liabilities in connection with any claim arising out of the individual's status or service as a director or officer of FloNetwork, other than claims arising from gross negligence or willful misconduct. Each agreement also calls for us to advance expenses incurred by the individual in connection with any action with respect to which the individual may be entitled to indemnification by FloNetwork.

     Currently, there is no pending litigation or proceeding where a current or past director, officer or employee is seeking indemnification, nor are we aware of any threatened litigation that may result in claims for indemnification.

     We maintain insurance for the benefit of our directors and officers against liability in their respective capacities as directors and officers. The total amount of insurance purchased for the directors and officers as a group is $15.0 million. Our directors and officers are not required to pay any premium with respect to the insurance policy. The policy contains standard industry exclusions and no claims have been made under the policy to date.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information known to us regarding the beneficial ownership of our common shares as of December 31, 1999 and as adjusted to reflect the sale of common shares in this offering for:

     - each person known by us to beneficially own more than 5% of our common shares;

     - each of our directors;

     - each of our executive officers named in the Summary Compensation Table;
       and

     - all of our directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, each person or entity named in the table below has sole voting and investment power (or shares such power with his or her spouse) with respect to all common shares shown as beneficially owned by them, subject to applicable community property laws.

     Percentage of beneficial ownership is based on 12,898,977 common shares outstanding as of December 31, 1999, after giving effect to:

     - the conversion upon the consummation of this offering of our outstanding class A preferred shares, class B preferred shares, class C preferred shares and class D preferred shares into an aggregate of 5,011,134 common shares (assuming an initial public offering price of $11.00 per share);

     - the issuance of 800,000 common shares concurrent with the consummation of this offering upon the exercise of warrants outstanding as of December 31, 1999 at a weighted-average exercise price of approximately $0.85 per share; and

     - the issuance of 874,870 common shares concurrent with the consummation of this offering upon the exercise of an option pursuant to an Option Agreement held by CNET dated September 15, 1999 at a price of approximately $6.23 per share (assuming an initial public offering price of $11.00 per share).

     The number of common shares deemed outstanding after this offering includes 3,750,000 common shares being offered for sale in this offering, but assumes no exercise of the underwriters' over-allotment option.

     In computing the number of common shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options held by that person that are currently exercisable or exercisable within 60 days after December 31, 1999 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed below is c/o FloNetwork Inc., 260 King Street East, Toronto, Ontario, Canada, M5A 1K3.


                                                                              PERCENTAGE OF
                                                                              COMMON SHARES
                                                                            BENEFICIALLY OWNED
                                                                           --------------------
                                                       COMMON SHARES       PRIOR TO     AFTER
NAME AND ADDRESS                                     BENEFICIALLY OWNED    OFFERING    OFFERING
----------------                                     ------------------    --------    --------
5% Shareholders:
McLean Watson(1)...................................      3,938,246           30.5%       23.7%
  Suite 1410
  One First Canadian Place
  Toronto, Ontario
  M5X 1A4
Entities Affiliated with Ventures West Capital
  Ltd.(2)..........................................      2,401,350           18.6%       14.4%
  20 Adelaide Street East
  Suite 1200
  Toronto, Ontario
  M5C 2T6
Pi-Hsia Hsiao......................................      1,396,800           10.8%        8.4%
  5400 Fallingbrook Drive
  Missisauga, Ontario
  LSV 1P7
CNET, Inc.(3)......................................      1,485,180           11.5%        8.9%
  150 Chestnut Street
  San Francisco, California 94111
Mina Chen Lux......................................        686,400            5.3%        4.1%
  MacDonald Communications
  135 W. 50th Street, 16th Floor
  New York, New York 10020
Entities Affiliated with Sycamore Ventures(4)......        641,812            5.0%        3.9%
  989 Lenox Drive, Suite 208
  Laurenceville, New Jersey 08648
Directors and Executive Officers:
Eric Goodwin(5)....................................        183,427            1.4%        1.1%
John Eckert(6)(7)..................................      3,938,246           30.5%       23.7%
Paul Chen(8).......................................      1,366,800           10.6%        8.2%
Edward Anderson(7)(9)..............................      2,401,350           18.6%       14.4%
John Hayter(5)(7)..................................         10,000              *           *
Kit Wong(7)(10)....................................        645,021            5.0%        3.9%
John MacDonald(7)..................................              *              *           *
Craig Rennick(5)...................................         15,000              *           *

                                                                              PERCENTAGE OF
                                                                              COMMON SHARES
                                                                            BENEFICIALLY OWNED
                                                                           --------------------
                                                       COMMON SHARES       PRIOR TO     AFTER
NAME AND ADDRESS                                     BENEFICIALLY OWNED    OFFERING    OFFERING
----------------                                     ------------------    --------    --------
All directors and executive officers as a group (12
  persons)(11).....................................      8,910,177           67.3%       52.5%


-------------------------
  * Represents beneficial ownership of less than one percent of the common shares.

 (1) Includes 800,000 common shares issuable upon the exercise of warrants outstanding as of December 31, 1999, which McLean Watson has agreed to exercise concurrent with the consummation of this offering.

 (2) Includes 1,200,675 shares held by Ventures West VI Limited Partnership and 1,200,675 shares held by Bank of Montreal Capital Corporation. Ventures West Management VI Ltd., a wholly-owned subsidiary of Ventures West Capital Ltd., is the general partner of Ventures West VI Limited Partnership. Ventures West Management TIP Inc., also a wholly-owned subsidiary of Ventures West Capital Ltd., is the manager of certain investments held by Bank of Montreal Capital Corporation, including an investment in us.

 (3) Includes 874,870 shares issuable upon the exercise of an option pursuant to an Option Agreement dated September 15, 1999 (assuming an initial public offering price of $11.00 per share). CNET has agreed to exercise this option concurrent with the consummation of this offering.

 (4) Includes 521,472 shares held by CG Asian-American Fund, L.P. and 120,340 shares held by Princeton Global Fund, L.P. Sycamore Management Corp., a subsidiary of Sycamore Ventures, is the general partner of the general partner of CG Asian-American Fund, L.P. and Princeton Global Fund, L.P.

 (5) Consists solely of shares issuable pursuant to options that are currently exercisable or exercisable within 60 days after December 31, 1999.

 (6) Consists solely of shares held by McLean Watson. Mr. Eckert is a director of McLean Watson Capital Inc. which is the parent of McLean Watson. Mr. Eckert disclaims beneficial ownership of the shares held by McLean Watson.


 (7) Excludes shares issuable upon exercise of options granted after January 1, 2000. See "Management -- Director Compensation."



 (8) Consists solely of shares held by 1391715 Ontario Limited for the benefit of Mr. Chen and members of Mr. Chen's family.



 (9) Consists solely of shares held by entities affiliated with Ventures West VI Limited Partnership and Bank of Montreal Capital Corporation, which are managed by affiliates of Ventures West Capital Ltd. Mr. Anderson is a Senior Vice President of Ventures West Capital Ltd. Ventures West Management VI Ltd., a wholly-owned subsidiary of Ventures West Capital Ltd., is the general partner of Ventures West VI Limited Partnership. Ventures West Management TIP Inc., also a wholly-owned subsidiary of Ventures West Capital Ltd., is the manager of certain investments held by Bank of Montreal Capital Corporation, including an investment in us. Mr. Anderson disclaims beneficial ownership of the shares held by Ventures West VI Limited Partnership and Bank of Montreal Capital Corporation.



(10) Includes shares held by Princeton Global Fund, L.P. and CG Asian-American Fund, L.P. Mr. Wong is a partner of Sycamore Ventures. Sycamore Management Corp., a subsidiary of Sycamore Ventures, is the general partner of the general partner of Princeton Global Fund, L.P. and CG Asian-American Fund, L.P. Mr. Wong disclaims beneficial ownership of the shares held by Princeton Global Fund, L.P. and CG Asian-American Fund, L.P.



(11) Includes 800,000 shares issuable upon the exercise of warrants outstanding as of December 31, 1999 and 336,760 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days after December 31, 1999. Excludes shares issuable upon exercise of options granted after January 1, 2000. See "Management -- Director of Compensation."

                              RELATED TRANSACTIONS

     Since August 1, 1996, we have engaged in the following transactions with the following directors, officers, and shareholders who beneficially own more than 5%, known as 5% shareholders, of any class of our voting securities, and affiliates of our directors, officers and 5% shareholders.

NOTE FINANCING AND ISSUANCE OF CLASS A PREFERRED SHARES

     On March 30, 1998, we issued a promissory note in the principal amount of $692,521 to 1206832 Ontario Inc., a nominee of McLean Watson and referred to as McLean Watson. On October 20, 1998, we issued two additional promissory notes in the aggregate principal amount of $207,756 to McLean Watson and Ventures West VI Limited Partnership. The notes bore interest at a rate equal to the prime lending interest rate of a Canadian chartered bank plus 2% per annum. On November 20, 1998, the outstanding principal amount of these notes was converted into an aggregate of 130,000 class A preferred shares at a price of $6.93 per share. The outstanding interest on each of the notes was forgiven by the holders at the time of the conversion of the notes. In addition, in connection with the conversion of these notes, we sold an additional 420,000 class A preferred shares on November 20, 1998 and June 30, 1999 for an aggregate purchase price of $2,908,587. In connection with the sale of the class A preferred shares we issued to the purchasers warrants to purchase an aggregate of 2,471,329 common shares at an exercise price of $0.0003 per share. These warrants were exercised in full on November 30, 1999 and December 8, 1999.

                                                     CLASS A         COMMON SHARES ISSUED UPON
NAME                                             PREFERRED SHARES      EXERCISE OF WARRANTS
----                                             ----------------    -------------------------
McLean Watson..................................      150,000                  673,999
Bank of Montreal Capital Corporation...........      200,000                  898,665
Ventures West VI Limited Partnership...........      200,000                  898,665

     Also on November 20, 1998, McLean Watson exchanged warrants to purchase an aggregate of 800,000 common shares, which it had acquired in a previous transaction for warrants to purchase 400,000 common shares at an exercise price of $1.2812 per share and warrants to purchase 400,000 common shares at an exercise price of $0.4155 per share. McLean Watson has agreed in writing that it will exercise these warrants prior to or concurrent with the consummation of this offering.

     All class A preferred shares will be automatically converted into an aggregate of 346,261 common shares which, upon the consummation of this offering, will have an aggregate value of $3,808,871 (assuming an initial public offering price of $11.00 per share).

CLASS B FINANCING

     In November 1996 and April 1997, we issued an aggregate of 2,880,000 class A preferred shares to McLean Watson for a total consideration of $692,521. In July 1997, we effected a three-for-one share split resulting in 8,640,000 class A preferred shares outstanding. In November 1998, prior to the issuance of the class A preferred shares referenced above we exchanged all of these class A preferred shares for class B preferred shares on a one-for-one basis. All class B shares will automatically be converted into an aggregate of 1,728,000 common shares which, upon the consummation of this offering, will have an aggregate value of $19,008,000 (assuming an initial public offering of $11.00 per share).

CLASS D FINANCING

     On November 3, 1999, we issued three non-interest bearing promissory notes in the principal amounts of $165,900, $82,950 and $82,950 to McLean Watson, Ventures West VI Limited Partnership and Bank of Montreal Capital Corporation, respectively. On November 24, 1999, we issued 12,033,983 units, each unit consisting of one class D preferred share and one warrant to purchase 0.10 of a common share, at a price per unit of $1.24647 for a total purchase price of $15,000,000 to the shareholders listed below, Telepeak Investments, Ltd., Ontario Teachers Pension Plan Board and 10 individual investors. Each of the notes was repaid from the proceeds of that offering and was cancelled. Of the 12,033,983 units sold by us, an aggregate of 8,580,230 units were sold to the following shareholders:

                                                               COMMON SHARES
                                                               ISSUABLE UPON
                                                CLASS D         EXERCISE OF
NAME                                        PREFERRED SHARES     WARRANTS      TOTAL CONSIDERATION
----                                        ----------------   -------------   -------------------
McLean Watson.............................     3,209,062          320,906          $4,000,000
Bank of Montreal Capital Corporation......       880,486           88,049           1,097,500
Ventures West VI Limited Partnership......       880,486           88,049           1,097,500
CNET, Inc. ...............................       401,133           40,113             500,000
CG Asian-American Fund, L.P. .............     2,607,363          260,736           3,250,000
Princeton Global Fund, L.P. ..............       601,700           60,170             750,001
Kit Wong..................................        16,045            1,605              20,000

     By their terms, all of the warrants issued as part of the units will expire without being exercised upon the consummation of this offering. All class D preferred shares will be automatically converted into an aggregate of 2,406,789 common shares which, upon the consummation of this offering, will have an aggregate value of $26,474,679 (assuming an initial public offering price of $11.00 per share).

RELATIONSHIP WITH CNET, INC.

     On July 19, 1999, we entered into a two-year automatically renewable contract to provide e-mail messaging services to CNET. Under this contract, we provide e-mail messaging services in connection with the distribution of CNET's e-mail newsletters. As of December 31, 1999, we have received a total of $100,000 from CNET under the agreement.

     On September 15, 1999, we issued 2,650,423 class C preferred shares to CNET at a price of $0.3972 per share for a total purchase price of $1,052,748. All class C preferred shares will automatically be converted into an aggregate of 530,084 common shares which, upon the consummation of this offering, would represent an aggregate value of $5,830,924 (assuming an initial public offering price of $11.00 per share).

     We have also provided CNET with an irrevocable option to purchase a number of common shares which, on the date of exercise, would equal 5% of all of our issued and outstanding common shares on a fully diluted basis. CNET has agreed in writing that it will exercise this option to purchase all common shares to which it is entitled (expected to equal 874,870 common shares upon the consummation of this offering, assuming an initial public offering price of $11.00 per share) at a price of approximately $6.23 per share resulting in net proceeds of approximately $5.4 million from the sale thereof concurrent with the consummation of this offering.

LOANS FROM EXECUTIVE OFFICERS AND DIRECTORS

     On August 1, 1993, Paul Chen, a director and our Chief Technology Officer, loaned us $148,282 to provide us with initial working capital. This loan was an interest-free loan. In December 1999, the loan was repaid in full.

                          DESCRIPTION OF SHARE CAPITAL

     After this offering, we will be authorized to issue an unlimited number of common shares and an unlimited number of preferred shares. The following is a summary of the material terms of the common shares and the preferred shares. You should carefully read our articles of incorporation, as amended to date, and our by-laws, as amended to date, which are included as exhibits to the registration statement containing this prospectus.

COMMON SHARES

     As of December 31, 1999, we were authorized to issue an unlimited number of common shares of which 12,898,977 common shares were issued and outstanding and after giving effect to the automatic conversion upon the consummation of this offering of our class A, B, C and D preferred shares into an aggregate of 5,011,134 common shares, the issuance of 800,000 common shares concurrent with the consummation of this offering upon the exercise of warrants outstanding as of December 31, 1999, and the issuance of 874,870 common shares concurrent with the consummation of this offering upon the exercise of an option pursuant to an Option Agreement with CNET dated September 15, 1999 (assuming an initial public offering price of $11.00 per share). Following this offering (and assuming no exercise of the underwriters' over-allotment option or of any options outstanding as of December 31, 1999 or granted thereafter), there will be 16,648,977 common shares outstanding.

     Holders of common shares are entitled to one vote per share on all matters to be voted by the shareholders. Subject to preferences of any outstanding preferred shares, the holders of common shares are entitled to receive any dividends the board of directors declares out of funds legally available for the payment of dividends. Upon the liquidation, dissolution or winding up of FloNetwork, the holders of common shares are entitled to share all of our assets remaining after payment of liabilities and after giving effect to the liquidation preferences of any outstanding preferred shares. All outstanding common shares are fully paid and non-assessable, and the common shares to be issued following this offering will be fully paid and non-assessable.

PREFERRED SHARES

     Effective upon the consummation of this offering, all of our outstanding redeemable, convertible class A preferred shares, our 5% cumulative, voting, convertible class B preferred shares, our voting, convertible class C preferred shares and our voting, convertible class D preferred shares will convert into common shares and these classes of preferred shares will be cancelled.

     Our articles of incorporation, as amended, will provide that the board of directors will have the authority, without further action by the shareholders, to issue an unlimited number of preferred shares in one or more series. The preferred shares are entitled to dividend and liquidation preferences over the common shares. The board may also fix the price, rights, privileges and restrictions of the preferred shares. Special rights which may be granted to a series of preferred shares may include dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any of which may be superior to the rights of the common shares. Preferred share issuances could decrease the market price of the common shares and may adversely affect the voting and other rights of the holders of common shares. The issuance of preferred shares also could have the effect of delaying or preventing a change of control of our company.

REGISTRATION RIGHTS

     After this offering, the holders of 12,829,333 common shares will be entitled to require us to register their shares under the Securities Act as provided in a registration rights agreement between us and such holders. Under this agreement, if we propose to register any of our securities under the Securities Act, either for our account or for the account of other security holders exercising registration rights, the holders are entitled to notice of the registration and to include their common shares in the registration. Additionally, such holders are also entitled to demand registrations pursuant to which they may, on up to two occasions, require us to register their common shares under the Securities Act. We are required to use our best efforts to effect any such registration. We are responsible for paying the expense of any such registration. Further, such holders may require us to file six additional registration statements on Form F-3 at our expense. These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within 180 days following an offer of our securities pursuant to a Form F-1, including this offering made hereby.

ANTI-TAKEOVER PROVISIONS

     There are provisions of our articles of incorporation, as amended to date, and of the Business Corporation Act (Ontario) which may hinder or impede take-over bids. For example, as described above, our board of directors may, without shareholder approval, issue preferred shares with rights superior to the rights of the holders of common shares. As a result, preferred shares could be issued quickly and easily, adversely affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control of FloNetwork or make removal of management more difficult. In addition, under the Business Corporations Act (Ontario), certain business combinations, including a merger or reorganization or the sale, lease, or other disposition of all or substantially all of our assets, must be approved by at least two-thirds of the votes cast by shareholders or, in certain cases, holders of each class of shares. In some cases, a business combination must be approved by an Ontario court. Shareholders may also have a right to dissent from the transaction, in which case we would be required to pay dissenting shareholders the fair value of their shares provided they have followed the required statutory procedures.

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING HOLDERS OF COMMON SHARES

     There is no law, governmental decree or regulation in Canada that restricts the export or import of capital, or which would affect the remittance of dividends or other payments by us to non-resident holders of our common shares, other than tax withholding requirements. See "Income Tax
Consequences -- Canadian Federal Income Tax Considerations."

     There are no limitations imposed by Canadian law or by our articles of incorporation, as amended to date, or other charter documents, on the right of a non-resident of Canada to hold or vote our common shares, other than those imposed by the Investment Canada Act (Canada), as amended and as amended by the North American Free Trade Agreement Implementation Act (Canada) (NAFTA) and the World Trade Organization Agreement Implementation Act (Canada). This legislation subjects an acquisition of control of FloNetwork by a non-Canadian to government review if the value of our assets at the time exceeds a threshold amount which is adjusted annually to reflect inflation and the Canadian real growth rate. Generally speaking, the threshold for review will be higher in monetary terms for residents or members of the World Trade Organization or NAFTA.

     The acquisition of a majority of our voting shares is deemed to be an acquisition of control. The acquisition of less than a majority but one-third or more of our voting shares is presumed to be an acquisition of control unless the acquirer can establish that there is no control in fact by the acquirer through the ownership of voting shares. The acquisition of less than one-third of our voting shares is deemed not to be an acquisition of control. Share acquisitions in the ordinary course of an acquirer's business as a trader or dealer in securities are exempt from review under this legislation.

TRANSFER AGENT AND REGISTRAR

     The registrar and transfer agent for our common shares will be Chase Mellon Shareholder Services. Its address is 111 Founders Plaza, Eleventh Floor, East Hartford, Connecticut 06108, and its telephone number at this location is (860) 282-3509.

NASDAQ NATIONAL MARKET LISTING

     We have applied for the listing of common shares on the Nasdaq National Market, subject to official notice of issuance, under the symbol "FNWK."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the offering, there has been no public market for our shares. We cannot provide any assurance that a significant public market for our common shares will develop or be sustained after this offering has been completed. The sale of a substantial number of common shares in the public market, or the possibility of such a sale, could adversely affect prevailing market prices for our common shares.

     Upon completion of this offering, a total of 16,648,977 of our common shares will be outstanding, assuming (1) no exercise of the underwriters' over-allotment option or of any options outstanding as of December 31, 1999 or granted thereafter, (2) the conversion upon the consummation of this offering of our class A, B, C and D preferred shares into an aggregate of 5,011,134 common shares, (3) the issuance of 800,000 common shares concurrent with the consummation of this offering upon the exercise of warrants outstanding as of December 31, 1999, and (4) the issuance of 874,870 common shares concurrent with the consummation of this offering upon the exercise of an option pursuant to an Option Agreement held by CNET dated September 15, 1999.

     All of the common shares sold in the offering will be freely tradable without restriction under the Securities Act, except by "affiliates" as defined in Rule 144 under the Securities Act.

     Holders of the remaining 12,898,977 common shares outstanding upon completion of this offering have entered lock-up agreements pursuant to which they have agreed not to dispose of or hedge any of their common shares for 180 days following the date of the prospectus without the consent of SG Cowen Securities Corporation on behalf of the underwriters. See "Underwriting."


     Upon completion of this offering, options to purchase 1,723,302 common shares will be held by existing optionees, based on options outstanding at December 31, 1999. Under the terms of their option agreements, holders of all of these options have agreed to be bound by a 180-day lock-up.


     We intend to file with the Securities and Exchange Commission registration statements on Form S-8 after the date of this prospectus covering shares issued under our share incentive plan and employee share purchase plan. The S-8 registration statements will allow holders of common shares that are issued under our share plans to resell those shares in the public market, without restriction under the Securities Act subject to the lock-up agreements.


     As a result of the lock-up agreements, the S-8 registration statements and the provisions of Rule 144 and Rule 701 under the Securities Act and the continued vesting of outstanding options, the common shares outstanding upon completion of this offering (other than the common shares sold in this offering), including shares subject to presently outstanding options, will be eligible for resale in the public market in the United States as follows, subject in some cases to Rule 144 limitations:



                                                                 TOTAL
                                                              -----------
At the date of this prospectus..............................           --
90 days after the date of this prospectus...................           --
180 days after the date of this prospectus..................   11,466,513
Later than 180 days after the date of this prospectus.......    3,155,766


U.S. RESALE RESTRICTIONS

     Upon completion of this offering, 16,648,977 common shares will be held by U.S. residents or others (including residents of Ontario who acquired common shares prior to this offering and whose shares were "restricted securities" when issued), assuming (1) no exercise of the underwriters' over-allotment option or of any options outstanding as of December 31, 1999 or granted thereafter, (2) the conversion upon the consummation of this offering of our class A, B, C and D preferred shares into an aggregate of 5,011,134 common shares, (3) the issuance of 800,000 common shares concurrent with the consummation of this offering upon the exercise of warrants outstanding as of December 31, 1999, and (4) the issuance of 874,870 common shares concurrent with the consummation of this offering upon the exercise of an option pursuant to an Option Agreement held by CNET dated September 15, 1999. As a result of the lock-up agreements and the provisions of Rule 144 and Rule 701 under the Securities Act, such shares will be available for sale in the public market in the United States as set forth in the table above, subject in some cases to Rule 144 limitations.

     In general, under Rule 144, as in effect on the date of this prospectus, any person, including an affiliate of FloNetwork, who has beneficially owned common shares for at least one year will be entitled to sell, in any three-month period, a number of shares that, together with sales of any common shares with which such person's sales must be aggregated, does not exceed the greater of:

     - 1% of the then outstanding common shares; and

     - the average weekly trading volume of the common shares on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which such sale is made.

     Sales of restricted securities pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. Persons who are affiliates of FloNetwork must also comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell common shares in the public market which are not restricted securities.

     Our employees, directors, officers, consultants or advisers may rely on Rule 701 to resell common shares issued to them, pursuant to written compensatory benefit plans or written contracts relating to their compensation. Rule 701 also will apply to shares acquired upon exercise of options granted before the date of this prospectus, including exercises after the date of this prospectus. Common shares issued in reliance on Rule 701 are restricted securities and, subject to the 180-day lock-up agreements described above, may be sold beginning 90 days after the date of this prospectus:

     - by persons other than affiliates of FloNetwork, subject only to the manner of sale provisions of Rule 144; and

     - by persons deemed to be affiliates of FloNetwork under Rule 144 without compliance with its one-year minimum holding period requirements.


     Holders of 12,829,333 common shares will be entitled to require us to register their common shares under the Securities Act, subject to the lock-up agreements. See "Description of Share Capital -- Registration Rights".

                            INCOME TAX CONSEQUENCES

     In this section we summarize the material anticipated United States and Canadian federal income tax considerations relevant to a purchase of shares in this offering by individuals and corporations which:

     - for purposes of the United States Internal Revenue code, the Income Tax Act (Canada) and the Canada-United States Income Tax Convention, are resident in the United States and not in Canada and have never been resident in Canada;

     - hold shares as capital assets for purposes of the Internal Revenue Code and capital property for purposes of the Income Tax Act;

     - deal at arm's length with us for purposes of the Income Tax Act; and

     - do not use or hold the shares in carrying on a business in Canada and, in the case of insurers, do not hold shares as designated insurance property for purposes of the Income Tax Act and, in the case of individual holders, are also U.S. citizens.

     We will refer to persons who satisfy the above conditions as "Unconnected U.S. Shareholders."

     We will assume, for purposes of this discussion, that you are an Unconnected U.S. Shareholder. The tax consequences of a purchase of common shares by persons who are not Unconnected U.S. Shareholders may differ substantially from the tax consequences discussed in this section. The Income Tax Act contains rules relating to securities held by shareholders that are financial institutions for the purposes of the Act. We do not discuss these rules and holders that are financial institutions should consult their own tax advisors.

     This discussion is based upon the current provisions of:

     - the Income Tax Act and regulations under the Income Tax Act;

     - the Internal Revenue Code and regulations under the Internal Revenue
       Code;

     - the Canada-United States Income Tax Convention;

     - our understanding of the current administrative policies and assessing practices of the Canada Customs and Revenue Agency;

     - all specific proposals to amend the Income Tax Act and the regulations under the Income Tax Act that have been publicly announced by the Minister of Finance (Canada) prior to the date of this prospectus;

     - the administrative policies published by the U.S. Internal Revenue Service; and

     - judicial decisions;

all of which are subject to change either prospectively or retroactively. We do not discuss the potential effects of any recently proposed legislation in the United States and do not take into account the tax laws of the various provinces or territories of Canada or the tax laws of the various state and local jurisdictions of the United States or foreign jurisdictions.

     WE INTEND THIS DISCUSSION TO BE A GENERAL DESCRIPTION OF THE U.S. FEDERAL AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS MATERIAL TO A PURCHASE OF COMMON SHARES. THIS DISCUSSION DOES NOT DEAL WITH ALL POSSIBLE TAX CONSEQUENCES RELATING TO AN INVESTMENT IN OUR COMMON SHARES. WE HAVE NOT TAKEN INTO ACCOUNT YOUR PARTICULAR CIRCUMSTANCES AND DO NOT ADDRESS CONSEQUENCES PECULIAR TO YOU UNDER PROVISIONS OF U.S. OR CANADIAN INCOME TAX LAW. THEREFORE, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING YOUR INDIVIDUAL TAX CONSEQUENCES OF PURCHASING COMMON SHARES IN THIS OFFERING.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     As an Unconnected U.S. Shareholder, you generally will include in income dividend distributions paid by us to the extent of our current or accumulated earnings and profits. You must include in income an amount equal to the U.S. dollar value of such dividends on the date of receipt based on the exchange rate on such date, without reduction for the Canadian withholding tax. You generally will be entitled to a foreign tax credit, or deduction for U.S. federal income tax purposes, in an amount equal to the Canadian tax withheld. To the extent dividend distributions paid by us exceed our current or accumulated earnings and profits, they will be treated first as a return of capital up to your adjusted tax basis in the shares, and then as a gain for the sale of exchange of the shares.

     Dividends paid by us generally will constitute "passive income" for purposes of the foreign tax credit, which could reduce the amount of foreign tax credit available to you. The Internal Revenue Code applies various limitations on the amount of foreign tax credit that may be available to a U.S. taxpayer. Because of the complexity of those limitations, you should consult your own tax advisor with respect to the potential consequences of those limitations.

     Dividends paid by us on the shares generally will not be eligible for the "dividends received" deductions. An Unconnected U.S. Shareholder which is a corporation may, under some circumstances, be entitled to a 70% deduction of the U.S. source portion of dividends received from us if such Unconnected U.S. Shareholder owns shares representing at least 10% of our voting power and value.

     If you sell the shares, you generally will recognize gain or loss in an amount equal to the difference, if any, between the amount realized on the sale and your adjusted tax basis in the shares. Any gain or loss you recognize upon the sale of shares held as capital assets will be long-term or short-term capital gain or loss, depending on whether the shares have been held by you for more than one year.

     Under current U.S. tax regulations, dividends paid by us on the shares generally will not be subject to U.S. information reporting or the 31% backup withholding tax unless they are paid in the United States through a U.S. or U.S.-related paying agent, including a broker. If you furnish the paying agent with a duly completed and signed Form W-9 such dividends will not be subject to the backup withholding tax. You will be allowed a refund or a credit equal to any amounts withheld under the U.S. backup withholding tax rules against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

PERSONAL HOLDING COMPANIES

     We could be classified as a personal holding company for U.S. federal income tax purposes if both of the following tests are satisfied:

     - if at any time during the last half of our taxable year, five or fewer individuals own or are deemed to own more than 50% of the total value of our shares; and

     - we receive 60% or more of our U.S. related gross income from specified passive sources, such as royalty payments.

     A personal holding company is taxed on a portion of its undistributed U.S. source income, including specific types of foreign source income which are connected with the conduct of a U.S. trade or business, to the extent this income is not distributed to shareholders. We do not believe we are a personal holding company presently, and we do not expect to become one. However, we can not assure you that we will not qualify as a personal holding company in the future.

FOREIGN PERSONAL HOLDING COMPANIES

     We could be classified as a foreign personal holding company if in any taxable year both of the following tests are satisfied:

     - five or fewer individuals who are United States citizens or residents own or are deemed to own more than 50% of the total voting power of all classes of our shares entitled to vote or the total value of our shares; and

     - at least 60% or 50% in some cases, of our gross income consists of "foreign personal holding company income," which generally includes passive income such as dividends, interest, gains from the sale or exchange of shares or securities, rent and royalties.

     If we are classified as a foreign personal holding company and if you hold shares on the last day of our taxable year, you must include in your gross income as a dividend your pro rata portion of our undistributed foreign personal holding company income. If you dispose of your shares prior to such date, you will not be subject to tax under these rules. We do not believe we are a foreign personal holding company presently, and we do not expect to become one. However, we can not assure you that we will not qualify as a foreign personal holding company in the future.

PASSIVE FOREIGN INVESTMENT COMPANIES

     The rules governing "passive foreign investment companies" can have significant tax effects on Unconnected U.S. Shareholders. We could be classified as a passive foreign investment company if, for any taxable year, either:

     - 75% or more of our gross income is "passive income," which includes interest, dividends and some types of rents and royalties; or

     - the average percentage, by fair market value, or, in some cases, by adjusted tax basis, of our assets that produce or are held for the production of "passive income," is 50% or more.

     Distributions which constitute "excess distributions," as defined in
Section 1291 of the Internal Revenue Code, from a passive foreign investment company and dispositions of shares of a passive foreign investment company are subject to the highest rate of tax on ordinary income in effect and to an interest charge based on the value of the tax deferred during the period during which the shares are owned. However, if an Unconnected U.S. Shareholder makes a timely election to treat us as a qualified electing fund under section 1295, the above-described rules generally will not apply. Instead, the Unconnected U.S. Shareholder would include annually in his gross income his pro rata share of our ordinary earnings and net capital gain, regardless of whether such income or gain was actually distributed. Tax on this income, however, may be deferred.

     In addition, subject to specific limitations, Unconnected U.S. Shareholders actually or constructively owning marketable shares in a passive foreign investment company may make an election under section 1296 of the Internal Revenue Code to mark that stock to market annually, rather than being subject to the above-described rules. Amounts included in or deducted from income under this mark to market election and actual gains and losses realized upon disposition, subject to specific limitations, will be treated as ordinary gains or losses.

     In addition, special rules apply if we qualify as both a passive foreign investment company and a "controlled foreign corporation," as defined below, and an Unconnected U.S. Shareholder owns, actually or constructively, 10% or more of the total combined voting power of all classes of our shares entitled to vote.

     We believe that we will not be a passive foreign investment company for the current fiscal year and we do not expect to become a passive foreign investment company in future years. You should be aware, however, that if we are or become a passive foreign investment company we may not be able to satisfy record-keeping requirements that would permit you to make a qualified electing fund election. You should consult your tax advisor with respect to how the passive foreign investment company rules affect your tax situation, including the advisability of making an election to treat us as a qualified electing fund or making a mark to market election.

CONTROLLED FOREIGN CORPORATION

     If more than 50% of the voting power of all classes of our shares or the total value of our shares is owned, directly or indirectly, by citizens of the United States, U.S. domestic partnerships and corporations or estates or trusts other than foreign estates or trusts, each of which owns 10% or more of the total combined voting power of all classes of our shares, we could be treated as a "controlled foreign corporation" under Subpart F of the Internal Revenue Code. This classification would effect many complex results, including requiring such shareholders to include in income their pro rata shares of our "Subpart F Income," as defined by the Internal Revenue Code. In addition, under Section 1248 of the Internal Revenue Code, gain from the sale or exchange of shares by an Unconnected U.S. Shareholder who is or was a 10% or greater shareholder at any time during the five-year period ending with the sale or exchange will be ordinary dividend income to the extent of our earnings and profits attributable to the shares sold or exchanged.

     We do not believe that we are a controlled foreign corporation and we do not anticipate that we will become a controlled foreign corporation as a result of the offering. We are not a controlled foreign corporation presently, and we do not expect to become one. However, we can not assure you that we will not qualify as a controlled foreign corporation in the future.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     In this section, we summarize the material anticipated Canadian federal income tax considerations relevant to your purchase of shares.

     Under the Income Tax Act, as modified by the Canada-United States Income Tax Convention, assuming the shares are listed on Nasdaq at all times and that you are an Unconnected U.S. Shareholder, you will generally be exempt from Canadian tax on a capital gain realized on an actual or deemed disposition of the shares if either:

     - you did not have a permanent establishment in Canada, and a fixed base in Canada was not available to you, in each case within the twelve-month period before the disposition and our shares do not derive their value principally from real property situated in Canada; or

     - you (either alone or together with persons with whom you did not deal at arm's length for the purposes of the Income Tax Act) did not own or have interests in or rights to acquire 25% or more of our issued shares of any class or series at any time during the 60 month period ending at the time of disposition.

     Dividends paid, credited or deemed to have been paid or credited on the shares to Unconnected U.S. Shareholders will be subject to a Canadian withholding tax at a rate of 25% under the Income Tax Act. Under the Canada-United States Income Tax Convention, the rate of withholding tax generally applicable to Unconnected U.S. Shareholders who beneficially own the dividends is reduced to 15%. In the case of Unconnected U.S. Shareholders that are companies that beneficially own at least 10% of our voting shares, the rate of withholding tax on dividends is reduced to 5%.

     Canada does not currently impose any federal estate taxes or succession duties; however, if you die, there is generally a deemed disposition of the shares held at that time for proceeds of disposition equal to the fair market value of the shares immediately before the death. Capital gains realized on the deemed disposition, if any, will generally have the income tax consequences described above.

                                  UNDERWRITING

     FloNetwork Inc. and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table at the public offering less the underwriting discounts and commissions set forth on the cover page of this prospectus. SG Cowen Securities Corporation, Prudential Securities Incorporated and William Blair & Company, L.L.C. are acting as the representatives of the underwriters named below.

NAME                                                            AMOUNT
----                                                          ----------
SG Cowen Securities Corporation.............................
Prudential Securities Incorporated..........................
William Blair & Company, L.L.C. ............................
                                                              ----------
     Total..................................................   3,750,000
                                                              ==========

     The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the common shares being offered by us if any shares are purchased, other than those covered by the over-allotment option described below.

     The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriting fee will be an amount equal to the offering price to the public of the common shares, less the amount paid by the underwriters to FloNetwork per common share. The underwriters may offer the common shares to securities dealers
at that price less a concession not in excess of           per share. Securities
dealers may reallow a concession not in excess of $          per share to other
dealers. After the common shares are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

     Prudential Securities Incorporated also facilitates the marketing of securities online through its PrudentialSecurities.com division. Clients of Prudential Advisor(SM), a full service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors. Other than the prospectus in electronic format, the information on the web site is not part of this prospectus or the registration statement of which this prospectus forms a part and has not been approved and/or endorsed by FloNetwork or any underwriter in such capacity and should not be relied upon by prospective investors.

     Our company granted to the underwriters an option to purchase up to an aggregate of 562,500 additional common shares at the public offering price set forth on the cover of this prospectus to cover over-allotments, if any. The option is exercisable for a period of 30 days. If the underwriters exercise their over-allotment option, the underwriters have severally agreed to purchase shares in approximately the same proportion as shown in the table above.

     We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

     FloNetwork, our directors and executive officers, all principal shareholders and certain other existing shareholders who hold an aggregate of 13,873,302 shares (including 974,325 shares issuable pursuant to options, all of which are exercisable within 60 days of December 31, 1999), based on the number of common shares outstanding as of December 31, 1999, have agreed with the underwriters or are otherwise subject to agreements which provide that for a period of 180 days following the date of this prospectus, they will not dispose of or hedge any shares of common shares or any securities convertible into or exchangeable for common shares. SG Cowen Securities Corporation may, in its sole discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreement to which SG Cowen Securities Corporation is a party.


     The underwriters have reserved up to 5.0% of our common shares for sale, at the initial public offering price to directors, officers, employees and specific existing shareholders, specific clients and third party vendors. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market marking, market makers in the common shares who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common shares until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common shares to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     Prior to this offering, there has been no public market for the common shares. Consequently, the initial public offering price will be determined by negotiations between us and the underwriters. The various factors to be considered in these negotiations will include prevailing market conditions, the market capitalizations and the states of development of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, our results of operations in recent periods, the present state of our development and other factors deemed relevant.

     We estimate that our out-of-pocket expenses for this offering, excluding underwriting discounts and commissions, will be approximately $1.0 million.

     We have entered into an agreement dated March 6, 2000 with SG Cowen Securities Corporation which provides that they will act as our exclusive financial advisor in connection with our general financial strategy and planning activities for a period of twelve months from the date of that agreement. In consideration for their services, SG Cowen Securities Corporation will receive a retainer fee of $50,000, plus a transaction fee in connection with certain completed transactions.

                                 LEGAL MATTERS

     Certain Canadian legal matters in connection with this offering will be passed upon on behalf of the company by Blake, Cassels & Graydon LLP, Toronto, Ontario, our Canadian counsel. Some legal matters under U.S. law in connection with this offering will be passed upon on behalf of the company by Hale and Dorr LLP, Boston, Massachusetts, our U.S. counsel. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Washington, D.C., with respect to United States law, and Osler, Hoskin & Harcourt LLP, New York, New York with respect to Canadian law.

                                    EXPERTS

     The audited financial statements as of July 31, 1998 and 1999 and December 31, 1999 and for each of the three years ended July 31, 1997, 1998, 1999 and for the five month period ended December 31, 1999 included in this prospectus have been audited by Arthur Andersen LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of that firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form F-1 with the Commission for the common shares we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

     You can read our Commission filings, including the registration statement, over the Internet at the Commission's web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

     Upon completion of this offering, we will become subject to the reporting requirements of the United States Securities Exchange Act of 1934, as amended, applicable to foreign private issuers. Accordingly, we have agreed to file with the Commission reports on Form 10-K and Form 10-Q. We also intend to furnish our shareholders with annual reports containing consolidated financial statements prepared in accordance with U.S. GAAP and examined by our independent auditors and proxy statements that substantially comply with the Commission's proxy rules. We intend to file our proxy statements with the Commission as part of or as exhibits to reports under the Securities Exchange Act. We also intend to make available quarterly reports containing condensed unaudited consolidated financial information for each of the first three quarters of each fiscal year, prepared in accordance with U.S. GAAP.

     Although the rules of the Nasdaq National Market will require us to solicit proxies from our shareholders, we will not be subject to the proxy solicitation requirements of Section 14 of the Securities Exchange Act, and our officers, directors and 10% beneficial owners will not be subject to the beneficial ownership reporting requirements or the short-swing profits recovery rules of Section 16 of the Securities Exchange Act.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell any of our common shares and seeking offers to buy our common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common shares.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

                         INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF FLONETWORK INC.
  (FORMERLY MEDIA SYNERGY INC.)
  Report of Independent Chartered Accountants...............   F-2
  Consolidated Balance Sheets as at December 31, 1999 and
     1998, and July 31, 1999 and 1998.......................   F-3
  Consolidated Statements of Operations for the five months
     ended December 31, 1999 and 1998, and the years ended
     July 31, 1999, 1998 and 1997...........................   F-4
  Consolidated Statements of Shareholders' Equity (Deficit)
     for the five months ended December 31, 1999 and the
     years ended July 31, 1999, 1998 and 1997...............   F-5
  Consolidated Statements of Cash Flows for the five months
     ended December 31, 1999 and 1998 and the years ended
     July 31, 1999, 1998 and 1997...........................   F-6
  Notes to Consolidated Financial Statements................   F-8

     The foregoing report is in the form that will be signed upon the completion of the reverse share split described in Note 13 and Note 8 to the financial statements.

                                          Arthur Andersen LLP

                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

To the Directors of
FloNetwork Inc.:

     We have audited the consolidated balance sheets of FLONETWORK INC. (formerly Media Synergy Inc., an Ontario corporation) as at July 31, 1998 and 1999 and December 31, 1999, and the consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years ended July 31, 1999 and for the five months ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at July 31, 1998 and 1999 and December 31, 1999, and the results of its operations and its cash flows for each of the three years ended July 31, 1999 and for the five months ended December 31, 1999 in accordance with accounting principles generally accepted in the United States of America.

                                          Arthur Andersen LLP
                                          (unsigned)

January 24, 2000 (except for Note 13 and Note 8
for which the date is              , 2000).
Toronto, Canada.

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

                          CONSOLIDATED BALANCE SHEETS
                  JULY 31, 1998 AND 1999 AND DECEMBER 31, 1999
                               (IN U.S. DOLLARS)

                                                           JULY 31,                  DECEMBER 31,           PRO FORMA
                                                   -------------------------   -------------------------   DECEMBER 31,
                                                      1998          1999          1998          1999           1999
                                                   -----------   -----------   -----------   -----------   ------------
                                                                                                           (UNAUDITED)
                                                                               (UNAUDITED)                   (NOTE 2)
ASSETS
Current Assets
  Cash and cash equivalents......................  $   347,559   $   919,857   $ 1,518,567   $13,538,042   $57,031,708
  Accounts receivable (Note 3)...................       94,143       264,819        45,053       922,346       922,346
  Unbilled revenue...............................        1,837        49,427        41,669            --            --
  Prepaid and other current assets...............       16,375        52,740        25,741       175,520       175,520
                                                   -----------   -----------   -----------   -----------   -----------
Total Current Assets.............................      459,914     1,286,843     1,631,030    14,635,908    58,129,574
Restricted cash (Note 3).........................           --            --            --        20,418        20,418
Deferred costs of issuing common shares (Note
  4).............................................           --            --            --       344,345            --
Property, plant and equipment, net (Note 3)......       77,548       257,790       120,528     2,004,350     2,004,350
                                                   -----------   -----------   -----------   -----------   -----------
Total Assets.....................................  $   537,462   $ 1,544,633   $ 1,751,558   $17,005,021   $60,154,342
                                                   ===========   ===========   ===========   ===========   ===========
LIABILITIES AND SHAREHOLDERS'
  EQUITY (DEFICIT)
Current Liabilities
  Loan payable (Note 5)..........................  $   661,400   $        --   $        --   $        --   $        --
  Accounts payable and accrued liabilities (Note
    3)...........................................      273,485       318,722       247,475     2,023,885     1,679,540
  Deferred revenue...............................       18,986       147,561        10,090       105,018       105,018
  Due to shareholder (Note 10)...................       44,285        44,285        44,285            --            --
                                                   -----------   -----------   -----------   -----------   -----------
Total Liabilities................................      998,156       510,568       301,850     2,128,903     1,784,558
                                                   -----------   -----------   -----------   -----------   -----------
Redeemable convertible Class A preferred shares,
  authorized -- unlimited; issued and outstanding
  shares -- 550,000 at December 31, 1999 (Note
  7).............................................           --     1,124,647       895,713     1,369,228            --
                                                   -----------   -----------   -----------   -----------   -----------
Shareholders' Equity (Deficit) (Note 8)
  Class B cumulative, convertible preferred
    shares, authorized -- unlimited; issued and
    outstanding shares -- 8,640 000..............      720,419       756,456       735,235       772,215            --
  Class C convertible preferred shares,
    authorized -- unlimited; issued and
    outstanding shares -- 2,650,423 at December
    31, 1999.....................................           --            --            --     1,002,748            --
  Class D convertible preferred shares,
    authorized -- unlimited; issued and
    outstanding shares -- 12,033,983, at December
    31, 1999.....................................           --            --            --    14,900,000            --
  Common shares, authorized -- unlimited; issued
    and outstanding shares -- 6,212,973 at
    December 31, 1999, 3,672,000 at July 31,
    1999, December 31, 1998 and July 31, 1998....           72            72            72     2,765,532    66,743,026
  Additional paid in capital.....................           --     2,763,483     1,767,633       933,193       933,193
  Unearned share-based compensation..............           --            --            --      (872,058)     (872,058)
                                                                                             -----------   -----------
  Accumulated deficit............................   (1,181,185)   (3,610,593)   (1,948,945)   (5,994,740)   (8,434,376)
                                                   -----------   -----------   -----------   -----------   -----------
Total Shareholders' Equity (Deficit).............     (460,694)      (90,582)      553,995    13,506,890    58,369,784
                                                   -----------   -----------   -----------   -----------   -----------
Total Liabilities and Shareholders' Equity
  (Deficit)......................................  $   537,462   $ 1,544,633   $ 1,751,558   $17,005,021   $60,154,342
                                                   ===========   ===========   ===========   ===========   ===========

The accompanying notes are an integral part of these financial statements

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEARS ENDED JULY 31, 1997, 1998 AND 1999
                  AND THE FIVE MONTHS ENDED DECEMBER 31, 1999
                               (IN U.S. DOLLARS)

                                                  YEARS ENDED                    FIVE MONTHS ENDED
                                                   JULY 31,                        DECEMBER 31,
                                     -------------------------------------   -------------------------
                                        1997         1998         1999          1998          1999
                                     ----------   ----------   -----------   -----------   -----------
                                                                             (UNAUDITED)
Revenue:
  E-mail service revenue...........  $       --   $   13,798   $   431,097   $   93,402    $ 1,193,429
  License and software revenue.....   1,154,536      734,501       346,339      128,436          2,389
                                     ----------   ----------   -----------   ----------    -----------
                                      1,154,536      748,299       777,436      221,838      1,195,818
E-mail service cost of revenues....          --           --       331,034       82,089        741,086
                                     ----------   ----------   -----------   ----------    -----------
Gross Margin.......................   1,154,536      748,299       446,402      139,749        454,732
Operating Expenses:
  Sales and marketing..............     647,032      579,794     1,110,511      347,845      1,444,208
  General and administrative.......     381,307      387,725       673,947      210,420        583,218
  Research and development.........     277,921      559,549       812,840      298,978        540,001
  Share-based compensation.........          --           --            --           --         61,135
                                     ----------   ----------   -----------   ----------    -----------
Total Operating Expenses...........   1,306,260    1,527,068     2,597,298      857,243      2,628,562
                                     ----------   ----------   -----------   ----------    -----------
Loss from Operations...............    (151,724)    (778,769)   (2,150,896)    (717,494)    (2,173,830)
Interest income, net...............       4,485        4,020        26,323        4,414         70,019
                                     ----------   ----------   -----------   ----------    -----------
Loss before income taxes...........    (147,239)    (774,749)   (2,124,573)    (713,080)    (2,103,811)
Provision for income taxes.........          --           --            --           --        (19,996)
                                     ----------   ----------   -----------   ----------    -----------
NET LOSS for the period............  $ (147,239)  $ (774,749)  $(2,124,573)  $ (713,080)   $(2,123,807)
                                     ==========   ==========   ===========   ==========    ===========
  Accretion of redeemable,
     convertible Class A preferred
     shares to liquidation value
     (Note 7)......................  $       --   $       --   $  (268,798)  $  (39,864)   $  (244,581)
  Convertible Class B preferred
     shares dividends (Note 8).....     (27,401)     (36,193)      (36,037)     (14,816)       (15,759)
                                     ----------   ----------   -----------   ----------    -----------
Net loss attributable to common
  shareholders.....................  $ (174,640)  $ (810,942)  $(2,429,408)  $ (767,760)   $(2,384,147)
                                     ==========   ==========   ===========   ==========    ===========
Net loss per common share:
  Basic and Diluted................  $    (0.05)  $    (0.22)  $     (0.66)  $    (0.21)   $     (0.58)
                                     ==========   ==========   ===========   ==========    ===========
Weighted average common shares
  outstanding......................   3,672,000    3,672,000     3,672,000    3,672,000      4,079,204
Pro forma net loss per common share
  basic and diluted (Note 2).......                            $     (0.65)                $     (0.25)
                                                               ===========                 ===========
Pro forma weighted average common
  shares outstanding (Note 2)......                              7,533,203                   8,542,962

The accompanying notes are an integral part of these financial statements

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
            FOR THE YEARS ENDED JULY 31, 1997, 1998 AND 1999 AND FOR
                    THE FIVE MONTHS ENDED DECEMBER 31, 1999
                               (IN U.S. DOLLARS)

                                                                                                  COMMON SHARES
                                       UNEARNED     ADDITIONAL        PREFERRED SHARES       ------------------------
                                     SHARE-BASED      PAID IN     ------------------------           (NOTE 8)
                                     COMPENSATION     CAPITAL       SHARES       AMOUNT        SHARES        AMOUNT      (DEFICIT)
                                     ------------   -----------   ----------   -----------   -----------   ----------   -----------
Balance, July 31, 1996.............   $             $                          $               3,672,000   $       72   $  (195,603)
Issuance of Class B preferred
  shares, net of issuance costs of
  $63,175..........................                                8,640,000       656,825
Class B preferred shares
  dividends........................                                                 27,401                                  (27,401)
Net loss...........................                                                                                        (147,239)
                                      ---------     -----------   ----------   -----------   -----------   ----------   -----------
Balance, July 31, 1997.............                                8,640,000       684,226     3,672,000           72      (370,243)
Class B preferred shares
  dividends........................                                                 36,193                                  (36,193)
Net loss...........................                                                                                        (774,749)
                                      ---------     -----------   ----------   -----------   -----------   ----------   -----------
Balance, July 31, 1998.............                                8,640,000       720,419     3,672,000           72    (1,181,185)
Issuance of 12,356,641 warrants
  with redeemable, convertible
  Class A preferred shares (Note
  8)...............................                   2,763,483
Accretion of Class A preferred
  shares to liquidation value......                                                                                        (268,798)
Class B preferred shares
  dividends........................                                                 36,037                                  (36,037)
Net loss...........................                                                                                      (2,124,573)
                                      ---------     -----------   ----------   -----------   -----------   ----------   -----------
Balance, July 31, 1999.............                   2,763,483    8,640,000       756,456     3,672,000           72    (3,610,593)
Issuance of Class C preferred
  shares, net of issuance costs of
  $50,000 (Note 8).................                                2,650,423     1,002,748
Issuance of Class D preferred
  shares, net of issuance costs of
  $100,000 (Note 8)................                               12,033,983    14,900,000
Exercise of 12,356,641 Class A
  warrants.........................                  (2,763,483)                               2,471,329    2,764,348
Accretion of Class A preferred
  shares to liquidation value......                                                                                        (244,581)
Class B preferred shares
  dividends........................                                                 15,759                                  (15,759)
Exercise of employee stock
  options..........................                                                               69,644        1,112
Unearned share-based
  compensation.....................    (933,193)        933,193
Amortization of share-based
  compensation (Note 8)............      61,135
Net loss...........................                                                                                      (2,123,807)
                                      ---------     -----------   ----------   -----------   -----------   ----------   -----------
Balance, December 31, 1999.........   $(872,058)    $   933,193   23,324,406   $16,674,963     6,212,973   $2,765,532   $(5,994,740)
                                      =========     ===========   ==========   ===========   ===========   ==========   ===========


                                        TOTAL
                                     -----------
Balance, July 31, 1996.............  $  (195,531)
Issuance of Class B preferred
  shares, net of issuance costs of
  $63,175..........................      656,825
Class B preferred shares
  dividends........................           --
Net loss...........................     (147,239)
                                     -----------
Balance, July 31, 1997.............      314,055
Class B preferred shares
  dividends........................           --
Net loss...........................     (774,749)
                                     -----------
Balance, July 31, 1998.............     (460,694)
Issuance of 12,356,641 warrants
  with redeemable, convertible
  Class A preferred shares (Note
  8)...............................    2,763,483
Accretion of Class A preferred
  shares to liquidation value......     (268,798)
Class B preferred shares
  dividends........................           --
Net loss...........................   (2,124,573)
                                     -----------
Balance, July 31, 1999.............      (90,582)
Issuance of Class C preferred
  shares, net of issuance costs of
  $50,000 (Note 8).................    1,002,748
Issuance of Class D preferred
  shares, net of issuance costs of
  $100,000 (Note 8)................   14,900,000
Exercise of 12,356,641 Class A
  warrants.........................          865
Accretion of Class A preferred
  shares to liquidation value......     (244,581)
Class B preferred shares
  dividends........................           --
Exercise of employee stock
  options..........................        1,112
Unearned share-based
  compensation.....................           --
Amortization of share-based
  compensation (Note 8)............       61,135
Net loss...........................   (2,123,807)
                                     -----------
Balance, December 31, 1999.........  $13,506,890
                                     ===========

The accompanying notes are an integral part of these financial statements

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED JULY 31, 1997, 1998 AND 1999 AND
                    THE FIVE MONTHS ENDED DECEMBER 31, 1999
                               (IN U.S. DOLLARS)

                                                        YEARS ENDED                    FIVE MONTHS ENDED
                                                         JULY 31,                        DECEMBER 31,
                                           -------------------------------------   -------------------------
                                             1997         1998          1999          1998          1999
                                           ---------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Cash flows from operations:
  Net loss for the period................  $(147,239)   $(774,749)   $(2,124,573)  $ (713,080)   $(2,123,807)
  Adjustments to reconcile net loss to
     net cash used in operating
     activities:
     Depreciation and amortization.......      9,465       15,802         37,093        9,993        166,856
     Share-based compensation............         --           --             --           --         61,135
  Changes in non-cash working capital
     items...............................   (208,304)     310,836        (80,819)     (35,014)       587,395
                                           ---------    ---------    -----------   ----------    -----------
       Net cash used in operating
          activities.....................   (346,078)    (448,111)    (2,168,299)    (738,101)    (1,308,421)
                                           ---------    ---------    -----------   ----------    -----------
Cash flows from investing activities:
  Purchase of property, plant and
     equipment...........................    (45,981)     (46,460)      (217,335)     (52,973)    (1,913,416)
                                           ---------    ---------    -----------   ----------    -----------
       Net cash used in investing
          activities.....................    (45,981)     (46,460)      (217,335)     (52,973)    (1,913,416)
                                           ---------    ---------    -----------   ----------    -----------
Cash flows from financing activities:
  Proceeds from issuance of Class A
     redeemable, convertible preferred
     shares and warrants.................         --           --      2,763,502    1,962,082             --
  Proceeds from issuance of Class B
     cumulative, convertible preferred
     shares..............................    656,825           --             --           --             --
  Proceeds from issuance of Class C
     convertible preferred shares........         --           --             --           --      1,002,748
  Proceeds from issuance of Class D
     convertible preferred shares........         --           --             --           --     14,900,000
  Proceeds from exercise of Class A
     warrants............................         --                          --           --            865
  Proceeds from exercise of employee
     stock options.......................         --           --             --           --          1,112
  Repayment of amount due to
     shareholder.........................    (52,306)     (61,891)            --           --        (44,285)
  Proceeds from loan payable.............         --      661,400        194,430           --             --
                                           ---------    ---------    -----------   ----------    -----------
       Net cash provided by financing
          activities.....................    604,519      599,509      2,957,932    1,962,082     15,860,440
                                           ---------    ---------    -----------   ----------    -----------

                                                        YEARS ENDED                    FIVE MONTHS ENDED
                                                         JULY 31,                        DECEMBER 31,
                                           -------------------------------------   -------------------------
                                             1997         1998          1999          1998          1999
                                           ---------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
INCREASE IN CASH AND CASH EQUIVALENTS....    212,460      104,938        572,298    1,171,008     12,638,603
CASH AND CASH EQUIVALENTS, beginning of
  period.................................     30,161      242,621        347,559      347,559        919,857
                                           ---------    ---------    -----------   ----------    -----------
CASH AND CASH EQUIVALENTS, end of
  period.................................  $ 242,621    $ 347,559    $   919,857   $1,518,567    $13,558,460
                                           =========    =========    ===========   ==========    ===========
SUPPLEMENTAL INFORMATION
  Interest paid..........................  $      --    $      --    $        --   $       --    $        --
  Income taxes paid......................  $      --    $      --    $        --   $       --    $   (19,996)

The accompanying notes are an integral part of these financial statements.

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)

1. NATURE OF BUSINESS

     FloNetwork Inc. (the "Company") was incorporated in Toronto, Ontario in August 1993 under the name Media Synergy Inc. In November 1999, the Company changed its name to FloNetwork Inc. Initially its main business was the development, sale and licensing of multimedia consumer software products. During 1997, the Company identified the opportunity for e-mail to be used on a broader basis by businesses for e-mail messaging solutions. As a result, in 1997, the Company began developing an e-mail messaging software application, which would allow businesses to use e-mail to market to and communicate with their customers. The Company completed the development of version 1.0 of the software for this business in November 1998. In January 1999, the Company adopted a business strategy to offer the software on a hosted basis and focused its efforts on developing and implementing the infrastructure and network required to deliver high-volume, targeted and personalized e-mail messages to permission-based e-mail lists. In addition, the Company began to discontinue the development, sale and licensing of its multimedia consumer software products to enable it to focus exclusively on the development of its e-mail messaging solutions business.

     The Company is subject to risks common to rapidly growing technology-based companies, including a limited operating history, dependence on key personnel, the need to raise capital, managing rapid growth and technological change, competition from other service providers, and the need for successful development and marketing of services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CHANGE OF YEAR END

     On December 15, 1999, the Company's Board of Directors approved the change in its fiscal year end from July 31 to December 31. The change was effective for the five month period ended December 31, 1999.

UNAUDITED COMPARATIVE RESULTS


     The accompanying consolidated balance sheet as at December 31, 1998, and the consolidated statements of operations, and cash flows for the five months ended December 31, 1998 are unaudited. The unaudited comparative statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position and its results of operations and its cash flows for the five months ended December 31, 1998. The financial data and other information disclosed in these notes to financial statements related to this period are unaudited.


PRINCIPLES OF CONSOLIDATION

     These consolidated statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and include the accounts of FloNetwork Inc., and its wholly owned subsidiary, FloNetwork US Inc. All significant inter-company accounts and transactions have been eliminated.

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               (IN U.S. DOLLARS)

USE OF ESTIMATES

     The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company generates revenue from the sale of e-mail messaging services and typically charges an annual program fee and a variable fee based on the number of e-mail messages delivered. The annual program fee is recognized evenly over the term of the contract and the variable fee is recognized as the e-mail message is delivered. The Company also enters into contractual arrangements with certain customers to provide e-mail messaging services for a fixed fee which is invoiced and recognized monthly.

     Revenue for integration and development services are recognized upon the completion of the services, provided there are no remaining significant obligations and collection of the resulting receivable is probable.

     Revenues that have been prepaid or invoiced but do not yet qualify for recognition under the Company's policies are reflected as deferred revenue.

     In October, 1997, the American Institute of Certified Public Accountants ("AICPA") issued SOP 97-2, Software Revenue Recognition, which supercedes SOP 91-1 and is effective for transactions entered into for fiscal years beginning after December 15, 1997. The Company adopted the provisions of SOP 97-2 for the year commencing August, 1997. The adoption of SOP 97-2 did not have an impact on the Company's policy or the results of operation or financial position.

     The Company ceased the selling and licensing of its consumer multimedia software product during the year ended July 31, 1999. The Company previously recognized sales of its consumer multimedia software as follows:

     Software license revenues were recognized upon execution of a contract and delivery of software, provided that the license fee was fixed and determinable, no significant production, modification or customization of the software was required and collection was considered probable by management.

     Software license revenues under arrangements which included significant production, modification or customization of software were recognized under the percentage of completion method of accounting.

     Royalty revenues from licensing agreements containing minimum purchase clauses were recognized when the product master copy of the software was shipped or when the Company fulfilled its obligations in accordance with such agreements. Royalty revenues relating to purchases in excess of the minimum requirements were recognized as the software was sold by the licensee.

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               (IN U.S. DOLLARS)

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of less than 90 days to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure About Fair Value of Financial Instruments", requires disclosure concerning the estimated fair values of certain financial instruments. Financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The carrying amounts of these financial instruments approximate fair value based on their liquidity or based on their short-term nature. Financial instruments also include redeemable, convertible Class A preferred shares. Due to the uncertainty surrounding the actual date that the redeemable, convertible Class A preferred shares may be redeemed, in addition to the actual terms of redemption, it is not practical to determine the fair value of this financial instrument.

CONCENTRATION OF CREDIT RISK

     SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk", requires disclosure of any significant off-balance sheet risk and credit risk concentrations.

     The Company has no significant off-balance sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign currency hedging arrangements.

     Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of accounts receivable. Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. During the five month period ended December 31, 1999, two customers accounted for 27.5% of the Company's revenue. During the five month period ended December 31, 1998, two customers accounted for 52.6% of the Company's revenue. During the fiscal year ended July 31, 1999, three customers accounted for 41.2% of the Company's revenue. During the fiscal year ended July 31, 1998, two customers accounted for 61.0% of the Company's revenue.

     The Company is exposed to foreign exchange risk in that the Company enters into sales contracts with certain customers in Canadian dollars. The Company has not entered into any foreign exchange contracts, option contracts or other foreign currency hedging arrangements.

FOREIGN CURRENCY TRANSLATION

     The functional currency of the Company and its subsidiary is the U.S. dollar. Assets and liabilities denominated in other currencies are translated using the exchange rates prevailing at the balance sheet date. Revenues and expenses are translated using average exchange rates prevailing during the period. Gains and losses on foreign currency transactions are recorded in the consolidated statements of operations.

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               (IN U.S. DOLLARS)

DEFERRED COSTS OF ISSUING COMMON SHARES

     The Company defers costs directly attributable to a proposed offering of securities which would then be deducted from the gross proceeds of the offering.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Depreciation and amortization are provided using the following annual rates:

Computer software.................................  100% declining balance
Computer equipment................................  30% declining balance
Furniture and fixtures............................  20% declining balance
Leasehold improvements............................  Term of lease

     The Company makes reviews for the impairment of long-lived assets to determine whether any impairment of these assets has occurred. In accordance with SFAS No. 121, an impairment loss would be recognized when estimates of future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount. No such impairment losses have been identified by the Company to date.

SOFTWARE DEVELOPMENT COSTS

     Under SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", capitalization of computer software development costs is to begin upon the establishment of technological feasibility, limited to the net realizable value of the software product, and cease when the software product is available for general release to customers. Amortization is to be computed on each product based upon the greater of the amount computed on units sold basis (ratio of gross product revenue to anticipated future gross revenue for that product) or straight-line basis over the remaining estimated economic life of the product. Costs of maintenance and customer support are to be charged to expense when related revenue is recognized or when those costs are incurred, whichever occurs first.

     The Company incurs software development costs. The Company has determined that technological feasibility occurs late in the development cycle and close to general release of the products. The development costs incurred between the time technological feasibility is established and general release of the product are not material; accordingly, the Company expenses these costs as incurred.

RESEARCH AND DEVELOPMENT EXPENSES

     Research and development costs are expensed as incurred.

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               (IN U.S. DOLLARS)

INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. A provision for income tax expense is recognized for the taxes payable for the current period, plus the net changes in deferred income tax.

ACCOUNTING FOR SHARE-BASED COMPENSATION

     The Company's employee stock option plan is accounted for in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions required under SFAS 123, "Accounting for Stock-Based Compensation."

PRO FORMA CONSOLIDATED BALANCE SHEET DECEMBER 31, 1999 (UNAUDITED)

     Upon completion of an Initial Public Offering ("IPO"), the Company's Class A Preferred shares will be converted at their redemption value, on the basis described in Note 7. The Company's Class B, C and D Preferred shares will convert on a one-for-one basis (post reverse split are convertible into 1/5 of a common share) into shares of the Company's common shares. Holders of the warrants (Note 8) and option (Note 8) have served notice to the Company of their intent to exercise and convert their respective securities into common shares. These conversions and the IPO have been reflected in the pro forma consolidated balance sheet.

     After the conversion of the preferred shares and exercise of the warrants and options, the common shares will be the only class of shares of the Company outstanding.

NET LOSS PER COMMON SHARE

     Basic net loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by giving effect to all dilutive securities convertible into common shares, including options, warrants and preferred shares. Options, warrants and preferred shares were not included in the computation of diluted net loss per share for the periods presented, as the effect would be anti-dilutive.

PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     Pro forma net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the conversions of the Company's Class A, B, C, and D Preferred Shares, and the exercise of warrants and options, effective upon the closing of the Company's IPO, as if such conversions occurred on August 1, 1998, or the date of issuance of the preferred shares if later.

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               (IN U.S. DOLLARS)

     The following table sets forth the computation of basic and diluted historical and pro forma loss per share:

                                                                                 FIVE MONTHS ENDED
                                              YEAR ENDED JULY 31,                  DECEMBER 31,
                                     -------------------------------------   -------------------------
                                        1997         1998         1999          1998          1999
                                     ----------   ----------   -----------   -----------   -----------
                                                                             (UNAUDITED)
HISTORICAL
Net loss attributable to common
  shareholders(A)..................  $ (174,640)  $ (810,942)  $(2,429,408)  $ (767,760)   $(2,384,147)
Weighted average number of common
  shares(B)........................   3,672,000    3,672,000     3,672,000    3,672,000      4,079,204
                                     ----------   ----------   -----------   ----------    -----------
Loss per common share:
  Basic and diluted(A/B)...........  $    (0.05)  $    (0.22)  $     (0.66)  $    (0.21)   $     (0.58)
                                     ==========   ==========   ===========   ==========    ===========
PRO FORMA
Net loss attributable to common
  shareholders.....................                            $(2,429,408)                $(2,384,147)
Add: Class B preferred dividends...                                 36,037                      15,759
Add: Accretion of Class A preferred
  shares to liquidation value
  charged in period................                                268,798                     244,581
Less: Accretion of unamortized
  discount on Class A preferred
  shares to liquidation value......                            $(2,795,601)
                                                               -----------                 -----------
Pro forma net loss attributable to
  common shareholders(A)...........                            $(4,920,174)                $(2,123,807)
                                                               ===========                 ===========
Pro forma weighted average number
  of common shares(B)..............                              7,533,203                   8,542,962
                                                               -----------                 -----------
Pro forma loss per common share:
  Basic and diluted(A/B)...........                            $     (0.65)                $     (0.25)
                                                               ===========                 ===========

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Standards Accounting Board ("FASB") issued SFAS No. 130, "Reporting of Comprehensive Income". SFAS No. 130 requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in shareholders' equity (deficit) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company adopted SFAS No. 130 effective June 1997. For the years ending July 31, 1997, 1998, and 1999 and for the five month period ending

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               (IN U.S. DOLLARS)

December 31, 1999 there were no differences between the net loss reported during the fiscal periods and the comprehensive loss for the period.

     In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position No 98-1, or SOP 98-1, "Software for Internal Use" which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 did not have a material impact on the Company's financial statements.

     In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS No. 133 will be effective for fiscal years beginning after June 15, 2000. The Company does not currently hold derivative instruments or engage in hedging activities.

3. FINANCIAL STATEMENT COMPONENTS

CASH AND CASH EQUIVALENTS

     The Company has entered into lease agreements for some of its computer hardware and software. The lessor has required that $20,418 be held by the bank as letters of credit.

ACCOUNTS RECEIVABLE

     Accounts receivable are net of an allowance for doubtful accounts of $29,575 and $24,799 at July 31, 1998 and 1999, and $4,838 and $23,255 at
December 31, 1998 and 1999, respectively.

PROPERTY, PLANT AND EQUIPMENT

                                                                            FIVE MONTHS ENDED
                                                                          ---------------------
                                                        JULY 31,              DECEMBER 31,
                                                 ----------------------   ---------------------
                                                   1998        1999         1998        1999
                                                 --------   -----------   --------   ----------
                                                            (UNAUDITED)
Computer equipment and software................  $ 69,136    $265,682     $112,637   $1,785,662
Furniture and fixtures.........................    25,240      44,308       34,225      154,497
Leasehold improvements.........................    13,807      15,528       14,294      298,775
                                                 --------    --------     --------   ----------
                                                  108,183     325,518      161,156    2,238,934
Accumulated depreciation and amortization......   (30,635)    (67,728)     (40,628)    (234,584)
                                                 --------    --------     --------   ----------
Net book value.................................  $ 77,548    $257,790     $120,528   $2,004,350
                                                 ========    ========     ========   ==========

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               (IN U.S. DOLLARS)

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                          FIVE MONTHS ENDED
                                                                       ------------------------
                                                      JULY 31,               DECEMBER 31,
                                                 -------------------   ------------------------
                                                   1998       1999        1998          1999
                                                 --------   --------   -----------   ----------
                                                                       (UNAUDITED)
Accounts payable...............................  $131,751   $161,534    $ 99,624     $1,151,423
Accrued compensation...........................    49,008     93,601      14,054        340,388
Other accrued liabilities......................    92,726     63,587     133,797        532,074
                                                 --------   --------    --------     ----------
                                                 $273,485   $318,722    $247,475     $2,023,885
                                                 ========   ========    ========     ==========

FOREIGN CURRENCY

     Included in operating expenses are gains (losses) on foreign currency transactions. For the year ended July 31, 1997, 1998 and 1999, gains (losses) were ($12,805), $32,857 and ($19,618), respectively. For the five months ended December 31, 1998 and 1999, gains (losses) were $(43,538) and $97,321, respectively.

4. DEFERRED COSTS OF ISSUING COMMON SHARES

     At December 31, 1999, the Company has incurred professional fees of $344,345 in connection with a proposed offering of common shares.

5. LOAN PAYABLE

     On March 30, 1998, the Company issued a term promissory note, convertible into common shares, at a price equal to CDN $1.11 for each common share, or at the price per share at which common shares are issued and sold pursuant to a private placement, resulting in gross proceeds of $661,400. Additional term promissory notes were issued in October 1998, with proceeds of $194,430 received by the Company. The notes bear interest at CDN prime plus 2%, beginning at the earliest of April 1999 or when the Company is deemed to be in default of the loans. On November 20, 1998, the loans, under a new financing agreement, were converted to redeemable, convertible Class A preferred shares (see Note 7), and are included as part of the proceeds of $3,651,450 from the November 20, 1998 private placement of redeemable, convertible Class A preferred shares.

6. COMMITMENTS

OPERATING LEASES

     The Company leases office facilities under operating leases which generally require the Company to pay a share of operating costs, including property taxes, insurance and maintenance. Rent expense totaled approximately $26,590, $53,831 and $69,958 in the years ended July 31, 1997, 1998 and 1999, respectively. Rent expense totaled approximately $25,928 and $63,889 in the five month periods ended December 31, 1998 and 1999, respectively.

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               (IN U.S. DOLLARS)

     Future minimum operating lease payments for facilities and equipment for the years ending December 31 pursuant to leases outstanding as at December 31, 1999 are as follows:

2000........................................................  $  607,410
2001........................................................     375,692
2002........................................................     157,000
2003........................................................      78,477
2004........................................................      61,350
                                                              ----------
                                                              $1,279,929
                                                              ==========

7. REDEEMABLE CONVERTIBLE CLASS A PREFERRED SHARES

     In November 1998, the Company exchanged the issued and outstanding Class A preferred shares for Class B preferred shares on a one for one basis, and amended its articles of incorporation to cancel the authorized class of Class A preferred shares. The Class B preferred shares are entitled to similar rights as the prior Class A preferred shares. In addition, a new class of unlimited redeemable, convertible Class A preferred shares were authorized. This share exchange has been applied retroactively for all periods presented.

     Immediately subsequent to the above transactions, the Company completed a private placement, in two closes, for total proceeds of $3,651,450 whereby 550,000 of the new redeemable, convertible Class A preferred shares were issued. The first close of the financing took place in November 1998 for proceeds of $2,655,600 and the second close took place in June 1999 for proceeds of $995,850. Total issuance costs of $32,118 were incurred and charged against the redeemable, convertible Class A preferred share account.

     The redeemable, convertible Class A preferred shares are redeemable at the option of the holder at the earlier of November 19, 2003 or at the time of completion of an Initial Public Offering ("IPO"). If an IPO is completed, and, if in the opinion of the lead underwriter of the IPO, cash redemption is not in the best interests of the Company, the Class A preferred shares will be converted to common shares. The number of common shares issuable on conversion will be equal to CDN $5,500,000 divided by the IPO common share issue price.

     In connection with the private placement, the Company issued warrants to purchase 2,471,329 common shares for CDN $0.0005 per share. The fair value of the warrants at the time of issuance was CDN $1.85 per warrant. During the year ended December 31, 1999 all Class A warrants were exercised. (See Note 8).

     The net proceeds of the private placement have been allocated to the warrants (as additional paid in capital) based on the excess of the fair value at the date of issuance of the warrants over the exercise price of the warrants. The $855,849 allocated to the Class A preferred shares is the excess of proceeds over the amount allocated to the warrants (see Note 8 for the allocation to the warrants). The Class A preferred shares, if redeemed, are redeemable at CDN $10 per share or a total redemption value of

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               (IN U.S. DOLLARS)

CDN $5,500,000 (U.S. equivalent of $3,651,450 at July 31, 1999 and $3,736,150 at
December 31, 1999).

     The discount on the Class A preferred shares is being amortized over their term, to the fixed date of redemption, November 19, 2003. As at July 31, 1999, $268,798 had been amortized. As at December 31, 1999, $513,379 had been amortized.

8. SHAREHOLDERS' CAPITAL

SHARE SPLITS

     Share information for all periods has been retroactively restated to reflect the following:

     - 61,200-for-1 common share split on its then issued 100 common shares effected November 12, 1996, resulting in 6,120,000 common shares outstanding;

     - 3-for-1 preferred and common share split effected July 30, 1997, on its then issued 2,880,000 Class A preference shares and 6,120,000 common shares, resulting in 18,360,000 common shares and 8,640,000 Class A preference shares;

     - 1-for-5 reverse common share split on its then issued 18,360,000 common shares, warrants and options or rights to acquire common shares which was declared and approved by the Company's Board of Directors on December 15, 1999 to be effective prior to the effective date of the Company's IPO. In connection with the reverse common share split, the conversion ratio of the Class A, B, C, and D preferred shares was adjusted accordingly, and upon completion of an IPO, each preferred share is convertible into 1/5 of a common share.

     On November 20, 1998 the Company exchanged the 8,640,000 issued and outstanding Class A preference shares, for 8,640,000 Class B preferred shares (See Note 7).

CLASS B PREFERRED SHARES

     The Class B preferred shares are voting, convertible on a share for share basis into common shares (post reverse share split are convertible into 1/5 of a common share) and are entitled to cumulative dividends at a rate of 5% per annum of the stated capital of the Class B preferred shares. Upon completion of an IPO, the Class B preferred shares are deemed to have been converted into common shares.

     Included in the balance attributed to Class B preferred shares are arrears of cumulative dividends of $63,594 and $99,631, at July 31, 1998 and 1999 and $78,410 and $115,390, at December 31, 1998 and 1999 respectively.

CLASS C PREFERRED SHARES

     On September 15, 1999, the Company amended its articles of incorporation to create an unlimited number of voting, convertible Class C preferred shares. The Company issued 2,650,423 Class C preferred shares to one of its major customers for $0.3972 per share (fair value at date of issuance) for total cash proceeds of $1,052,748. Each Class C preferred share is convertible into common shares on a

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               (IN U.S. DOLLARS)

share for share basis (post reverse share split are convertible into 1/5 of a common share) and subject to an adjustment for dilution that may occur from future equity transactions. The convertible Class C preferred shares convert automatically to common shares in the event of an IPO.

     As a part of this financing, the above shareholder was granted an option to purchase common shares equal to 5% of all the issued and outstanding common shares on a fully diluted basis. The exercise price for the options was to be determined based on the subsequent equity financing yielding a minimum of $2,000,000 in proceeds. As of result of the Class D financing described below, the exercise price was determined to be $6.23235 per common share (post reverse share split). The option expires at the earliest of: (i) September 15, 2001;
(ii) 30 days following the completion of an IPO; or (iii) 90 days after termination or expiration of the e-mail services agreement entered into between the Company and the shareholder.

CLASS D PREFERRED SHARES

     On November 24, 1999, the Company amended its articles of incorporation to create an unlimited number of voting, convertible Class D preferred shares. The Company issued 12,033,983 convertible Class D preferred shares and 2,406,794 warrants entitling the holder to purchase one half of a common share at a price of $0.05 per common share for total proceeds of $15,000,000. The warrants become exercisable on December 31, 2000 and expire the earliest of (i) December, 31, 2005; (ii) the date of completion of an IPO; or (iii) the date the current shareholders of the Company cease to hold a majority of the voting rights as a result of a merger, acquisition or similar transaction. The holders of convertible Class D preferred shares are entitled to receive cash dividends, if declared by the Board of Directors, at the rate of $0.124647 per share per annum.

     The Class D preferred shares convert automatically to common shares: (i) upon the consent of a majority of the outstanding Class D preferred shareholders, at any time; or (ii) upon the completion of an underwritten public offering that is priced so as to reflect a valuation of the Company of not less than $125,000,000 and results in gross proceeds to the Company of not less than $20,000,000 in cash. Each convertible Class D preferred share is convertible into common shares on a share for share basis (post reverse share split are convertible into 1/5 of a common share) and subject to adjustment for dilution that may occur from future equity transactions.

     All proceeds from the sale and issuance of Class D (preferred shares and warrants) have been allocated to the Class D preferred shares. The units have been recorded at fair value as preferred shares with a stated value of $14,900,000 (net of issuance costs of $100,000) on the balance sheet with no separate allocation of fair value between each security.

WARRANTS

     On November 12, 1996, as part of a private placement of Class B preferred shares, the Company granted certain rights to an Investor. These rights entitled the Investor to be paid a 40% annual compound rate of return on its investment in the event of a change in control, other than by way of a prospectus offering.

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               (IN U.S. DOLLARS)

     On November 20, 1998, as part of a private placement of Class A preferred shares, the 40% annual compound rate of return, given as part of the Class B financing, was given up as a condition to closing the Class A financing. In exchange for giving up these rights, the Company issued warrants entitling the Investor to purchase 400,000 common shares. The issuance of these warrants was intended to replace rights granted as of November 1996 and as such were deemed to have been granted as of November 1996. The exercise price of CDN $0.60 for the warrants was equal to the fair value of the Company's shares at November 1996. The warrants are exercisable at any time until the earlier of November 20, 2003 or at the time of completion of an IPO.

     In connection with the issuance of a term promissory note on March 30, 1998, the Company issued warrants entitling the holder to purchase 400,000 common shares, exercisable at any time until the earlier of March 30, 2001 or on completion of an IPO. The exercise price of the warrants was initially set at CDN $1.11 per common share. However, in the event a private placement was completed prior to March 30, 1999, the exercise price of the warrants would be adjusted to equal the price per share of such private placement. On November 20, 1998, the Company completed a private placement of its Class A preferred shares. As a result, the Company cancelled the outstanding warrants granted on March 30, 1998 and replaced them with warrants entitling the holder to purchase 400,000 common shares at an exercise price of CDN $1.85 per common share (based on the fair value of the common shares at the date of issue). The warrants are exercisable at any time until the earlier of March 30, 2001 or on completion of an IPO.

     In connection with the issuance of redeemable, convertible Class A preferred shares, the Company issued 2,471,329 warrants entitling the holder to purchase an aggregate of 2,471,329 common shares. Each warrant entitles the holder to purchase one common share. On November 20, 1998, the Company issued 1,439,578 warrants and on June 30, 1999, the Company issued the remaining 1,031,751 warrants. The warrants are exercisable at any time until the earlier of five years from the date of issuance, or any time until 30 days following the completion of an Initial Public Offering by the Company, at an exercise price of CDN $0.0005 per common share. Based on the fair value of the warrants at the time of the grant (CDN $1.85), the warrants were recorded as additional paid in capital in the amount of $2,763,483.

     On November 30, 1999, 673,999 Class A warrants issued in connection with the issuance of redeemable, convertible Class A preferred shares were exercised. The remaining 1,797,330 Class A warrants, were exercised on December 8, 1999. The warrants were exercised for an aggregate 2,471,329 common shares for total proceeds of $865. Following the exercise of the warrants, the balance remaining in additional paid in capital was transferred and added to the stated capital of the Company's common shares.

EMPLOYEE STOCK OPTION PLAN AND OTHER MANAGEMENT OPTIONS

     Effective December 15, 1999, the Company's Board of Directors approved a number of actions including an increase in common shares issuable under the Company's Employee Stock Option Plan (the "ESOP"), and the adoption of an Employee Share Purchase Plan (the "ESPP").

     The ESOP provides for the grant of options to purchase common shares to officers, employees, and consultants of the Company. Options granted under the ESOP may be incentive stock options or non-

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               (IN U.S. DOLLARS)

statutory stock options. Incentive stock options may only be granted to employees. The exercise price for options granted under the ESOP is established by the Board of Directors of the Company at the time of grant. The ESOP permits the Company to issue options for the purchase of up to 1,800,000 common shares. The options generally have terms of not greater than five years and vesting periods not greater than four years.

     Subsequent to December 31, 1999, the Company's Board of Directors approved changes to the ESOP including increasing the amount of shares permitted to be issued to 2,200,000 common shares and an automatic increase in the number of shares permitted to be issued at the beginning of each fiscal year beginning on January 1, 2001. [Note 13]

     As of July 31, 1999, the Company has granted options for an aggregate of 738,270 common shares, including options held by officers of the Company to acquire an aggregate of 460,000 common shares, at prices ranging from CDN $0.415 to CDN $1.85 per share.

     As of December 31, 1999, the Company has granted options for an aggregate of 1,203,020 common shares, including options held by officers of the Company to acquire an aggregate of 790,000 common shares, at prices ranging from CDN $0.415 to CDN $10.00 per share.

     The following is a summary of activity with respect to share options (prices in Canadian dollars):

                                                                          WEIGHTED
                                                                          AVERAGE
                                           OPTIONS          RANGE          PRICE
                                          ---------    ---------------    --------
Outstanding at July 31, 1996............          0    $             0     $    0
  Options granted.......................    437,000    $0.065 to $0.615    $0.595
                                          ---------    ---------------     ------
Outstanding at July 31, 1997............    437,000    $0.415 to $0.615    $0.595
  Options granted.......................    460,570    $0.850 to $1.250    $1.220
  Options cancelled.....................   (241,700)   $0.415 to $1.250    $0.625
                                          ---------    ---------------     ------
Outstanding at July 31, 1998............    655,870    $0.415 to $1.250    $0.975
  Options granted.......................    258,200    $0.925 to $1.850    $1.565
  Options cancelled.....................   (175,800)   $0.065 to $1.850    $0.575
                                          ---------    ---------------     ------
Outstanding at July 31, 1999............    738,270    $0.415 to $1.850    $1.150
  Options granted.......................    552,900    $1.850 to $10.00    $4.454
  Options exercised.....................    (69,644)   $0.065 to $0.085    $0.343
  Options cancelled.....................    (18,506)   $0.415 to $10.00    $2.357
                                          ---------    ---------------     ------
Outstanding at December 31, 1999........  1,203,020    $0.415 to $10.00    $2.636
                                          =========    ===============     ======
Exercisable at July 31, 1999............    214,351    $0.065 to $1.250    $0.860
                                          =========    ===============     ======
Exercisable at December 31, 1999........    193,493    $0.615 to $3.500    $0.962
                                          =========    ===============     ======

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               (IN U.S. DOLLARS)

     The following table summarizes information concerning outstanding and exercisable options as at December 31, 1999 (prices in Canadian dollars):

                         WEIGHTED
                         AVERAGE      WEIGHTED                 WEIGHTED
                        REMAINING     AVERAGE                  AVERAGE
NUMBER                 CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
OUTSTANDING            LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
-----------            ------------   --------   -----------   --------
   91,000                 2.343        $0.610       46,000      $0.603
 328,520                  4.119        $1.220      118,993      $1.210
 236,200                  4.738        $1.537       22,500      $0.944
 547,300                  4.752        $4.295        6,000      $3.500
---------------------                              -------
1,203,020                                          193,493
=====================                              =======

     In addition to the employee stock option plan discussed above, on July 1, 1999, the Company granted 520,282 options to purchase common shares, at an exercise price of CDN $1.25, to an executive officer. The options vest monthly over a two year period. Vesting is accelerated if an Initial Public Offering is completed or a change in control occurs. The difference between the exercise price of options and the fair value of the common shares at the date of grant is being charged to operations over the two year vesting period of the options. The options have a ten year term.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company has adopted SFAS No. 123 "Accounting for Stock-Based Compensation". As permitted by SFAS No. 123, the Company has continued to account for employee stock options under Accounting Principles Board Opinion No. 25 and has elected the disclosure-only alternative under the FASB Statement No. 123.

     Estimated fair values of the common shares at the dates of grant have been determined based on the most recent arm's length financings by the Company. During the five month period ended December 31, 1999, the Company recorded unearned share-based compensation of $933,193, which represents the difference between the exercise price of the stock options and fair value of common shares at the dates of grant. Unearned shares-based compensation is being charged to operations over the vesting period of the options. The Company recorded share-based compensation expense of $61,135 for the five month period ended December 31, 1999. Amortization of the unearned share-based compensation balance of $872,058 at December 31, 1999 will approximate $156,079, $232,742, $178,696,
$174,224, and $130,317 for the fiscal years ending December 31, 2000, 2001, 2002, 2003, and 2004 respectively. Amortization of $61,135 at December 31, 1999 was charged to operations.

     Subsequent to December 31, 1999 the Company has entered into additional agreements with employees whereby it has granted options to purchase common shares at prices below estimated fair values.

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               (IN U.S. DOLLARS)

     The weighted-average grant-date fair value of options issued was CDN $0.22, CDN $0.37, and CDN $1.21 for the years ended July 31, 1998 and 1999 respectively and the five month period ended December 31, 1999.

     For the purposes of the pro forma disclosures required by SFAS No. 123, the fair value of each option grant is estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                          FIVE MONTHS
                                                                             ENDED
                                               YEAR ENDED JULY 31,        DECEMBER 31,
                                          -----------------------------   ------------
                                           1997       1998       1999         1999
                                          -------    -------    -------   ------------
Expected volatility...................          0%         0%         0%          0%
Weighted average risk free interest
  rate................................       3.77%      5.06%      5.00%       4.98%
Expected life of stock options........     5 years    5 years    5 years     5 years
Expected dividend yield...............          0%         0%         0%          0%

     The total pro forma value of options granted through December 31, 1999 was computed at approximately the following values:

                                                           PRO FORMA VALUE
OPTIONS GRANTED IN                                            OF OPTIONS
PERIOD ENDED                                                   GRANTED
------------------                                        ------------------
July 31, 1997...........................................      $   22,870
July 31, 1998...........................................      $   90,102
July 31, 1999...........................................      $  592,129
December 31, 1999.......................................      $1,524,895

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               (IN U.S. DOLLARS)

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period. Had the Company's share option plans been accounted for under SFAS No. 123, net loss would have been increased to the following pro forma amounts:

                                                YEAR ENDED                    FIVE MONTHS ENDED
                                                 JULY 31,                       DECEMBER 31,
                                    -----------------------------------   -------------------------
                                      1997        1998         1999          1998          1999
                                    ---------   ---------   -----------   -----------   -----------
                                                                          (UNAUDITED)
Net loss attributable to common
  shareholders:
  As reported.....................  $(174,640)  $(810,942)  $(2,429,408)   $(767,760)   $(2,384,147)
  SFAS No. 123 pro forma..........   (180,358)   (821,133)   (2,508,445)    (789,049)    (2,574,169)
Basic and diluted loss per share:
  As reported.....................  $   (0.05)  $   (0.22)  $     (0.66)   $   (0.21)   $     (0.58)
  SFAS No. 123 pro forma..........  $   (0.05)  $   (0.22)  $     (0.68)   $   (0.21)   $     (0.63)

9. INCOME TAXES

     As of December 31, 1999, the Company had net operating loss carryforwards of approximately $4,898,297, which begin to expire in the year ended December 31, 2000.

     Due to the uncertainty regarding the ultimate utilization of the net operating loss carryforwards, the Company has not recorded any net benefit of the loss carryforwards and a valuation allowance has been recorded for the entire amount of the net deferred tax assets.

     The difference between the income tax benefit at the Canadian federal statutory rate of 44.6% and the Company's effective tax rate is due primarily to recognition of a full valuation allowance to offset the deferred tax assets.

     The estimated tax effects of significant temporary differences and carryforwards that give rise to deferred income tax assets as of December 31, 1999, are as follows:

Deferred income tax assets --
  Net operating loss carryforwards..........................  $ 2,184,640
Less: valuation allowance...................................   (2,184,640)
                                                              -----------
                                                              $        --
                                                              ===========

     The Company has recorded a valuation against gross deferred tax assets due to uncertainties surrounding their realization. The amount of net deferred tax assets considered realizable, however, could be increased in the future if estimates of future taxable income are increased.

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               (IN U.S. DOLLARS)

10. RELATED PARTY TRANSACTION

     Amount due to shareholder was non-interest bearing and had no specific repayment terms. In the fiscal year ended December 31, 1999, the amount has been repaid in full.

11. CHANGE IN NON-CASH WORKING CAPITAL ITEMS

                                         YEAR ENDED                     FIVE MONTHS ENDED
                                          JULY 31,                         DECEMBER 31,
                             -----------------------------------    --------------------------
                               1997         1998         1999          1998           1999
                             ---------    ---------    ---------    -----------    -----------
                                                                    (UNAUDITED)
Accounts receivable........  $(388,197)   $ 325,233    $(170,676)   $   49,090      $(657,527)
Unbilled revenue...........         --       (1,837)     (47,590)      (39,832)        49,427
Prepaid and other current
  assets...................    (36,447)      48,427      (36,365)       (9,366)      (122,780)
Deferred charges...........         --           --           --            --       (344,345)
Accounts payable and
  accrued liabilities......    116,630       98,298       45,237       (26,010)     1,705,163
Deferred revenue...........     99,710     (159,285)     128,575        (8,896)       (42,543)
                             ---------    ---------    ---------    ----------      ---------
                             $(208,304)   $ 310,836    $ (80,819)   $  (35,014)     $ 587,395
                             =========    =========    =========    ==========      =========

12. SEGMENTED INFORMATION

     Prior to the fiscal year ended December 31, 1998, the Company's primary operating segment was the development, sale and licensing of multimedia consumer software products. In late fiscal 1997 and throughout 1998, the Company began developing an e-mail messaging software application, which would allow businesses to use e-mail to market to and communicate with their customers, for which version 1.0 was completed in November 1998. In January 1999, the Company adopted a strategy to offer this software on a hosted basis, and at the same time discontinued the activities related to the former multimedia consumer software products business. Accordingly, 1998 and 1999 reflect a transitionary period for the Company as it proceeded to its current strategic focus. During this transitionary period the Company did not allocate its operating expenses between its e-mail services activity and its multimedia consumer software products activity, and accordingly, the extent to which the Company is able to report segment profitability is limited to its current presentation in the statements of operations. The Company has aggregated its Canadian and U.S. operations in that the services provided to customers, and class of customers are substantially similar.

                                FLONETWORK INC.
                         (FORMERLY MEDIA SYNERGY INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               (IN U.S. DOLLARS)

     The Company sells to customers located in the United States of America, as well as Canada, and other overseas markets as follows:

                                          YEAR ENDED                    FIVE MONTHS ENDED
                                           JULY 31,                       DECEMBER 31,
                              ----------------------------------    -------------------------
                                 1997         1998        1999         1998           1999
                              ----------    --------    --------    -----------    ----------
                                                                    (UNAUDITED)
United States...............  $  672,274    $514,877    $684,087     $206,478      $1,086,760
Canada......................                   1,954      93,349       15,360          34,058
Asia Pacific................     482,262     178,136          --           --          75,000
Europe......................          --      53,332          --           --              --
                              ----------    --------    --------     --------      ----------
                              $1,154,536    $748,299    $777,436     $221,838      $1,195,818
                              ==========    ========    ========     ========      ==========

13. SUBSEQUENT EVENTS

REVERSE COMMON SHARE SPLIT

     On December 15, 1999, the Company's Board of Directors approved the declaration of a 1-for-5 reverse share split of the Company's common shares. All common share amounts and per share dollar amounts have been adjusted for all periods presented (Note 8) to reflect the effect of the anticipated 1-for-5 reverse share split to be effected prior to the effective date of the Company's IPO. Simultaneously with the completion of an IPO, it is expected that all outstanding preferred shares will be converted into common shares.

AMENDMENT TO EMPLOYEE STOCK OPTION PLAN

     On March 13, 2000, the Company's Board of Directors approved changes to the Company's Employee Stock Option Plan that would automatically increase the number of common shares reserved for issuance pursuant to the Plan by (a) 400,000 common shares plus (b) an automatic increase on the first day of each fiscal year beginning on January 1, 2001, equal to the lesser of 700,000 common shares, 4% of the Company's outstanding common shares on such date or a lesser amount determined by its board of directors.

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

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,750,000 SHARES

                               [FLONETWORK LOGO]

                                 COMMON SHARES

                       ---------------------------------

                                   PROSPECTUS
                       ---------------------------------

                                    SG COWEN

                          PRUDENTIAL VOLPE TECHNOLOGY
                        A UNIT OF PRUDENTIAL SECURITIES

                            WILLIAM BLAIR & COMPANY

                                            , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale of the common shares being registered. All amounts are estimated except the SEC registration fee, the NASD filing fees and the Nasdaq National Marketing listing fee.


                                                              AMOUNT
                                                              -------
SEC registration fee........................................  $13,662
NASD filing fee.............................................    6,106
Nasdaq National Marketing listing fee.......................   17,500
Printing and engraving......................................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Blue sky fees and expenses (including legal fees)...........        *
Transfer agent fees.........................................        *
Miscellaneous...............................................        *
                                                              -------
     Total..................................................        *


-------------------------

* to be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subject to the limitations contained in the Business Corporations Act (Ontario), our by-laws provide that we may indemnify our directors and officers, our former directors and officers and any person who acts or has acted at our request as a director or officer of a body corporate of which our company is or was a shareholder or creditor, from and against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which they are made parties because they have been directors or officers. Indemnification of a director or officer under the Business Corporations Act (Ontario) is possible only if it is shown that the director or officer acted honestly and in good faith with a view to our best interests, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that his or her conduct was lawful.

     We are currently in the process of entering into indemnity agreements with each of our directors and officers. Each indemnity agreement calls for us to indemnify the director or officer against all liabilities in connection with any claim arising out of the individual's status or service as a director or officer of FloNetwork, other than claims arising from gross negligence or willful misconduct. Each agreement also calls for us to advance expenses incurred by the individual in connection with any action with respect to which the individual may be entitled to indemnification by FloNetwork.

     Currently, there is no pending litigation or proceeding where a current or past director, officer or employee is seeking indemnification, nor are we aware of any threatened litigation that may result in claims for indemnification.

     We maintain insurance for the benefit of our directors and officers against liability in their respective capacities as directors and officers. The total amount of insurance purchased for the directors and officers as a group is $15.0 million. Our directors and officers are not required to pay any premium with respect to the insurance. The policy contains standard industry exclusions and no claims have been made under the policy to date.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below in chronological order is a description of the Registrant's sales of unregistered securities since October 31, 1996. The sales made to investors were made in accordance with Section 4(2) or Regulation D of the Securities Act. Sales to all of our employees, directors and officers were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions under compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

     On November 12, 1996 and April 16, 1997, in reliance on Section 4(2) of the Securities Act, we sold an aggregate of 2,880,000 class A preferred shares to McLean Watson. We sold 1,530,000 of the shares for $0.226 per share and 1,350,000 of the shares for $0.257 per share (for a total consideration of $692,521). In November 1996, we effected a three-for-one share split resulting in 8,640,000 class A preferred shares outstanding. In November 1998, we exchanged all outstanding class A preferred shares for class B preferred shares on a one-for-one basis. As a result, McLean Watson held a total of 8,640,000 class B preferred shares.

     On March 30, 1998, we issued a promissory note in the principal amount of $692,521 to McLean Watson. On October 20, 1998 we issued two promissory notes in the aggregate principal amount of $207,756 to McLean Watson and Ventures West VI Limited Partnership. On November 20, 1998 and June 30, 1999, in reliance on
Section 4(2) of the Securities Act, the principal amounts of these notes, as well as additional advances of $1,385,042 from Bank of Montreal Capital Corporation, $1,233,380 from Ventures West VI Limited Partnership, and $290,166 from McLean Watson, were converted into an aggregate of 550,000 class A preferred shares.

     Also on November 20, 1998, in reliance on Section 4(2) of the Securities Act, McLean Watson SOFTECH exchanged warrants to purchase an aggregate of 800,000 common shares it acquired on March 30, 1998, for warrants to purchase 400,000 common shares at an exercise prices of $1.281 per share and warrants to purchase 400,000 common shares at an exercise price of $0.416 per share.

     On September 15, 1999, in reliance on Section 4(2) of the Securities Act, we issued 2,650,423 class C preferred shares to CNET, Inc. at a price of $0.3972 per share for a total subscription price of $1,052,748. We also provided CNET with an irrevocable option to purchase the number of common shares equal to 5% of all issued and outstanding common shares on a fully diluted basis.

     On November 24, 1999, in reliance on Rule 506 of the Securities Act, we issued 12,033,983 units, each consisting of one of our class D preferred shares and one warrant to purchase 0.10 common shares, at a price per unit of $1.24647, for a total purchase price of $15,000,000. These shares and warrants were issued to McLean Watson, Bank of Montreal Capital Corporation, Ventures West VI Limited Partnership, CNET, Telepeak Investments Limited, Ontario Teachers Pension Plan Board, CG Asian-American Fund, L.P., Princeton Global Fund, L.P., Kit Wong and other venture capitalists.

     On November 30, 1999 and December 8, 1999, in reliance on Section 4(2) of the Securities Act, we issued an aggregate 2,471,329 common shares to McLean Watson, Ventures West VI Limited Partnership and Bank of Montreal Capital Corporation upon the exercise of warrants originally issued in connection with the issuance of Class A preferred shares on November 30, 1998 and June 30, 1999. Upon the exercise of these warrants, we received total net proceeds of $865.

     On December 30, 1999, in reliance on Rule 701 of the Securities Act, we issued an aggregate 69,644 common shares to Lan Wong, an employee of the Company, and Bill Marsh, a consultant to the Company, upon the exercise by such employees and consultants of options under our Share Incentive Plan. We received total proceeds of $1,112 from the exercise of these options.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  *1.1    Form of Underwriting Agreement
 **3.1    Articles of Incorporation of Media Synergy Inc., as amended, dated November 24, 1999
  *3.2    Restatement of Articles of Incorporation of the Registrant
          to be filed after the effective date of this initial public offering
 **3.3    Bylaw No. 1 of the Registrant dated August 4, 1993
 **3.4    Bylaw No. 2 of the Registrant dated August 4, 1993
 **3.5    Bylaw No. 1 of the Registrant, as amended, dated December
          15, 1999, which will be effective upon the completion of
          this public offering
 **4.1    Specimen of Common Share certificate
 **5.1    Opinion of Blake, Cassels & Graydon LLP
**10.1+   Email Services Agreement between the Registrant and CNET,
          Inc. dated July 19, 1999
**10.2+   Email Services Agreement between the Registrant and Impower
          Inc., dated October 25, 1999
**10.3    Office Lease Agreement between The Manufacturers Life
          Insurance Company and the Registrant dated December 5, 1996
**10.4    Amendment of Office Lease Agreement between The
          Manufacturers Life Insurance Company and the Registrant
          dated August 10, 1999
**10.5    Amendment of Office Lease Agreement between The
          Manufacturers Life Insurance Company and the Registrant
          dated September 15, 1999
**10.6    Sublease between Alliance for Converging Technologies Corp.
          and the Registrant dated June 23, 1999
**10.7    Consent by Landlord to Sublease, between The Manufacturers
          Life Insurance Company, Alliance for Converging Technologies
          Corp. and the Registrant, undated
**10.8    Lease between Cranbrook Realty Investment Fund, L.P. and the
          Registrant dated October 10, 1999
**10.9    Lease between Frank J. Gilbride II, Trustee and the
          Registrant dated September 30, 1999
**10.10   Co-Location Letter Agreement between Teleglobe
          Communications Services Inc. and the Registrant dated August
          6, 1999
**10.11   Co-Location Letter Agreement between UUNet Canada Inc. and the Registrant dated November 23, 1999
**10.12   CNET Option Agreement between the Registrant and CNET, Inc.
          dated September 15, 1999
**10.13   Employment Agreement between the Registrant and Eric Goodwin dated July 1, 1999
 *10.14   Employment Agreement between the Registrant and Paul Chen
          dated July 1, 1999, as amended
**10.15   Employment Agreement between the Registrant and Craig
          Rennick dated August 24, 1998 as amended May 6, 1999 and
          October 7, 1999

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
**10.16   Share Incentive Plan
**10.17   Share Purchase Plan
**10.18   Registration Rights Agreement between the Registrant and its
          Shareholders dated November 24, 1999
**10.19   Second Amended and Restated Shareholders' Agreement between the Registrant and its Shareholders dated November 24, 1999
**10.20   Non-Statutory Stock Option Agreement between the Registrant and Eric Goodwin dated July 1, 1999.
  10.21   Engagement Letter dated as of March 6, 2000 between the
          Registrant and SG Cowen Securities Corporation
**21.1    Subsidiaries of the Registrant
  23.1    Consent of Arthur Andersen LLP
**23.2    Consent of Blake, Cassels & Graydon LLP (included in Exhibit
          5.1)
  23.3    Consent of Hale and Dorr LLP
**24.1    Powers of Attorney (included on signature page)


-------------------------
 * to be filed by Amendment


** previously filed


 + Confidential treatment to be requested as to portions of such exhibits

     (b) Financial Statement Schedules.

        None.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification to liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Ontario, Canada, on this 3rd day of April, 2000.


                                          FLONETWORK INC.

                                          By:                  *
                                            ------------------------------------
                                              Eric Goodwin
                                              Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and/or officers of FloNetwork hereby severally constitute and appoint Eric Goodwin, Chief Executive Officer, and Wilson Lee, Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form F-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 3rd day of April, 2000.


                      SIGNATURE                                          TITLE(S)
                      ---------                                          --------
*                                                      Chief Executive Officer and Director
                                                         (Principal Executive Officer)
-----------------------------------------------------
  Eric Goodwin

                   /s/ WILSON LEE                      Chief Financial Officer
 ---------------------------------------------------     (Principal Financial and Accounting
                     Wilson Lee                          Officer)

*                                                      Director
-----------------------------------------------------
  John Eckert

*                                                      Director
-----------------------------------------------------
  Paul Chen

                      SIGNATURE                                          TITLE(S)
                      ---------                                          --------
*                                                      Director
---------------------------------------------------
John Hayter

*                                                      Director
---------------------------------------------------
Edward Anderson

*                                                      Director
---------------------------------------------------
Kit Wong

*                                                      Director
---------------------------------------------------
John MacDonald


                           AUTHORIZED REPRESENTATIVE


     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement solely in the capacity of the duly authorized representative of FloNetwork US, Inc. in the United States, on this 3rd day of April, 2000.


                                          FloNetwork US Inc., a California
                                          corporation

                                          By:                  *
                                            ------------------------------------
                                              Regina Brady
                                              Vice President


By: /s/ WILSON LEE

    ----------------------------------

    Wilson Lee


    Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  *1.1    Form of Underwriting Agreement
 **3.1    Articles of Incorporation of the Registrant, as amended,
          dated November 24, 1999
  *3.2    Restatement of Articles of Incorporation of the Registrant
          to be filed after the effective date of this initial public offering
 **3.3    Bylaw No. 1 of the Registrant dated August 4, 1993
 **3.4    Bylaw No. 2 of the Registrant dated August 4, 1993
 **3.5    Bylaw No. 1 of the Registrant, as amended, dated December
          15, 1999, effective upon the completion of this public
          offering
 **4.1    Specimen of Common Share certificate
 **5.1    Opinion of Blake, Cassels & Graydon LLP
**10.1+   Email Services Agreement between the Registrant and CNET,
          Inc. dated July 19, 1999
**10.2+   Email Services Agreement between the Registrant and Impower
          Inc., dated October 25, 1999
**10.3    Office Lease Agreement between The Manufacturers Life
          Insurance Company and the Registrant dated December 5, 1996
**10.4    Amendment of Office Lease Agreement between The
          Manufacturers Life Insurance Company and the Registrant
          dated August 10, 1999
**10.5    Amendment of Office Lease Agreement between The
          Manufacturers Life Insurance Company and the Registrant
          dated September 15, 1999
**10.6    Sublease between Alliance for Converging Technologies Corp.
          and the Registrant dated June 23, 1999
**10.7    Consent by Landlord to Sublease, between The Manufacturers
          Life Insurance Company, Alliance for Converging Technologies
          Corp. and the Registrant, undated
**10.8    Lease between Cranbrook Realty Investment Fund, L.P. and
          Media Synergy Software Corporation dated October 10, 1999
**10.9    Lease between Frank J. Gilbride II, Trustee and the
          Registrant dated September 30, 1999
**10.10   Co-Location Letter Agreement between Teleglobe
          Communications Services Inc. and the Registrant dated August
          6, 1999
**10.11   Co-Location Letter Agreement between UUNet Canada Inc. and the Registrant dated November 23, 1999
**10.12   CNET Option Agreement between the Registrant and CNET, Inc.
          dated September 15, 1999
**10.13   Employment Agreement between the Registrant and Eric Goodwin dated July 1, 1999
 *10.14   Employment Agreement between the Registrant and Paul Chen
          dated July 1, 1999, as amended
**10.15   Employment Agreement between the Registrant and Craig
          Rennick dated August 24, 1998 as amended May 6, 1999 and
          October 7, 1999
**10.16   Share Incentive Plan
**10.17   Share Purchase Plan
**10.18   Registration Rights Agreement between the Registrant and its
          Shareholders dated November 24, 1999
**10.19   Second Amended and Restated Shareholders' Agreement between
          Registrant and its Shareholders dated November 24, 1999

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
**10.20   Non-Statutory Stock Option Agreement between the Registrant and Eric Goodwin dated July 1, 1999
  10.21   Engagement Letter dated as of March 6, 2000 between the
          Registrant and SG Cowen Securities Corporation.
**21.1    Subsidiaries of the Registrant
  23.1    Consent of Arthur Andersen LLP
**23.2    Consent of Blake, Cassels & Graydon LLP (included in Exhibit
          5.1)
  23.3    Consent of Hale and Dorr LLP
**24.1    Powers of Attorney (included on signature page)


-------------------------
 * to be filed by Amendment


** previously filed


 + confidential treatment to be requested as to portions of such exhibits